     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. REGISTRATION STATEMENTS ON FORM 10 RELATING TO THESE SECURITIES HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES.


           SUBJECT TO COMPLETION OR AMENDMENT, DATED OCTOBER 9, 1996


                             INFORMATION STATEMENT
                             ---------------------
                             COGNIZANT CORPORATION
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                             ---------------------

                             ACNIELSEN CORPORATION
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                             ---------------------
     This Information Statement is being furnished in connection with the distribution (the "Distribution") to holders of common stock, par value $1.00 per share (the "D&B Common Stock"), of The Dun & Bradstreet Corporation ("D&B") of (i) all outstanding shares of common stock, par value $.01 per share (the "Cognizant Common Stock"), of Cognizant Corporation ("Cognizant") and (ii) all outstanding shares of common stock, par value $.01 per share (the "ACNielsen
Common Stock"), of ACNielsen Corporation ("ACNielsen"). As of November   , 1996,
D&B will have transferred to Cognizant all or substantially all of those businesses comprising the Cognizant Business (as defined below) and will have transferred to ACNielsen all or substantially all of those businesses comprising the ACNielsen Business (as defined below). See "Cognizant Business" and "ACNielsen Business".

     Shares of Cognizant Common Stock and ACNielsen Common Stock will be distributed to holders of D&B Common Stock of record as of the close of business
on October   , 1996 (the "Record Date"). Each such holder will receive one share of Cognizant Common Stock for every share of D&B Common Stock held on the Record Date and one share of ACNielsen Common Stock for every three shares of D&B Common Stock held on the Record Date. Share certificates representing shares of
Cognizant and ACNielsen will be mailed on November   , 1996 or as promptly as
practicable thereafter. No consideration will be paid by D&B's stockholders for shares of the Cognizant Common Stock or the ACNielsen Common Stock. There is no current trading market for the Cognizant Common Stock or the ACNielsen Common Stock, although a "when-issued" market is expected to develop prior to the Distribution. Application has been made for listing of the shares of each of the Cognizant Common Stock and the ACNielsen Common Stock on the New York Stock Exchange under the symbols "CZT" and "ART", respectively. See "The
Distribution -- Listing and Trading of Cognizant Common Stock and ACNielsen Common Stock."
                             ---------------------
FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
        RECIPIENTS OF THE COGNIZANT COMMON STOCK AND THE ACNIELSEN
                COMMON STOCK, SEE "CERTAIN CONSIDERATIONS".
                             ---------------------
       NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT.
          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
                              TO SEND US A PROXY.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

     Stockholders of D&B with inquiries related to the Distribution should contact First Chicago Trust Company of New York, telephone (201) 324-1225, the Distribution Agent for the Distribution.
          The date of this Information Statement is October   , 1996.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
INFORMATION STATEMENT SUMMARY..........................................................   1
CERTAIN CONSIDERATIONS.................................................................   8
THE DISTRIBUTION.......................................................................  13
RELATIONSHIP AMONG D&B, COGNIZANT AND ACNIELSEN AFTER THE DISTRIBUTION.................  16
DIVIDEND POLICY........................................................................  23
COGNIZANT CAPITALIZATION...............................................................  24
COGNIZANT SELECTED FINANCIAL DATA......................................................  26
COGNIZANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................  27
ACNIELSEN CAPITALIZATION...............................................................  35
ACNIELSEN SELECTED FINANCIAL DATA......................................................  36
ACNIELSEN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................  37
COGNIZANT BUSINESS.....................................................................  45
ACNIELSEN BUSINESS.....................................................................  54
COGNIZANT MANAGEMENT AND EXECUTIVE COMPENSATION........................................  61
COGNIZANT SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............  68
ACNIELSEN MANAGEMENT AND EXECUTIVE COMPENSATION........................................  69
ACNIELSEN SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............  77
DESCRIPTION OF COGNIZANT CAPITAL STOCK.................................................  79
DESCRIPTION OF ACNIELSEN CAPITAL STOCK.................................................  85
AVAILABLE INFORMATION..................................................................  92
REPORTS OF COGNIZANT AND ACNIELSEN.....................................................  92
INDEX TO FINANCIAL STATEMENTS.......................................................... F-1

                         INFORMATION STATEMENT SUMMARY

     The following is a summary of certain information contained in this Information Statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Information Statement. Certain capitalized terms used in this summary are defined elsewhere in this Information Statement. This Information Statement contains forward-looking statements which involve risks and uncertainties. In particular, the actual results of Cognizant and ACNielsen, the trading multiples of Cognizant Common Stock and the degree to which Cognizant's and ACNielsen's business strategies are implemented may differ significantly from the results, trading multiples, and proposed implementation discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Certain Considerations".

                     BUSINESSES OF COGNIZANT AND ACNIELSEN

Cognizant..................  Cognizant Corporation is a newly created Delaware corporation, the businesses of which will focus on information systems and services for high-growth emerging markets in healthcare, high-tech and media, operating in approximately 100 countries with over 10,000 employees worldwide. Cognizant's businesses will include those of I.M.S. International, Inc. ("IMS"), the leading global supplier of information and decision-support services to the pharmaceutical and healthcare industries; Nielsen Media Research, Inc., ("Nielsen Media Research"), the leader in U.S. and Canadian audience measurement for electronic media; Gartner Group, Inc. ("Gartner Group"), in which Cognizant has approximately a 51% interest, the leading independent provider of research and analysis of the computer hardware, software, communications and related technology industries; Pilot Software, Inc. ("Pilot"), a leading provider of client/server decision support solutions for medium and large-scale enterprises; Erisco, Inc. ("Erisco"), a leading supplier of information systems for managed care organizations; Dun & Bradstreet-Satyam Software Private Limited ("Satyam Software"), in which Cognizant has a 76% interest, a software development company based in India; Dun & Bradstreet HealthCare Information, Inc. ("DBHC"), which provides information and analytic support services focusing on healthcare providers; D&B Technology Asia K.K. ("DBTA"), which provides financial application software products and services to the Japanese market; and Cognizant Enterprises, Inc. ("Enterprises"), which invests in emerging and established businesses in the information industry (collectively, the "Cognizant Business").

                             Robert E. Weissman is currently Chairman and Chief Executive Officer of D&B and Chairman and Chief Executive Officer of Cognizant. Mr. Weissman will resign from his positions at D&B effective upon the Distribution. The directors of Cognizant will consist of certain persons who are currently directors of D&B and certain persons who are not currently directors of D&B. See "Cognizant Management and Executive Compensation -- Cognizant Board of Directors". In addition to Mr. Weissman, the other executive officers of Cognizant will be drawn from the current management of D&B. See "Cognizant Management and Executive
                             Compensation -- Cognizant Executive Officers".

ACNielsen..................  ACNielsen Corporation is a newly formed Delaware corporation. ACNielsen is a global leader in delivering marketing research, information and analysis to the consumer products and service industries.

                             ACNielsen services are offered in over 90 countries around the globe. Employing over 17,000 full-time equivalent employees worldwide, ACNielsen provides its customers with marketing research, information and analysis for understanding and making critical decisions about their products and their markets. Outside the United States and Canada, ACNielsen conducts media measurement and related businesses. The ACNielsen businesses described above are referred to hereinafter, collectively, as the "ACNielsen Business".

                             Nicholas L. Trivisonno is currently Executive Vice President-Finance and Chief Financial Officer of D&B and Chairman and Chief Executive Officer of ACNielsen. Mr. Trivisonno will resign from his positions at D&B effective upon the Distribution. The directors of ACNielsen will consist of one person who is currently a director of D&B and certain persons who are not currently directors of D&B. See "ACNielsen Management and Executive Compensation -- ACNielsen Board of Directors". In addition to Mr. Trivisonno, most of the other executive officers of ACNielsen will be drawn from the current management of D&B and A. C. Nielsen Company which, after the Distribution, will be the primary U.S. operating subsidiary of ACNielsen. See "ACNielsen Management and Executive
                             Compensation -- ACNielsen Executive Officers".

                                THE DISTRIBUTION

Shares to be Distributed...  The Distribution will be made to holders of record on the Record Date of issued and outstanding shares
                             of D&B Common Stock. Based on the        shares of
                             D&B Common Stock outstanding as of          , 1996
                             [the dividend declaration date], the Distribution
                             would consist of        shares of Cognizant Common
                             Stock and        shares of ACNielsen Common Stock.
                             Each holder of D&B Common Stock on the Record Date will receive as a dividend one share of Cognizant Common Stock for every share of D&B Common Stock held and one share of ACNielsen Common Stock for every three shares of D&B Common Stock held.

                             The Board of Directors of Cognizant has adopted a stockholder rights plan. Certificates evidencing shares of Cognizant Common Stock issued in the Distribution will therefore represent the same number of Cognizant Rights (as defined below) issued under the Cognizant Rights Plan. The Board of Directors of ACNielsen has also adopted a stockholder rights plan. Certificates evidencing shares of ACNielsen Common Stock issued in the Distribution will therefore represent the same number of ACNielsen Rights (as defined below) issued under the ACNielsen Rights Plan. See "Description of Cognizant Capital
                             Stock -- Cognizant Rights Plan" and "Description of ACNielsen Capital Stock -- ACNielsen Rights Plan". Unless the context otherwise requires, references herein to the Cognizant Common Stock include the related Cognizant Rights, and references herein to the ACNielsen Common Stock include the related ACNielsen Rights.

                             D&B stockholders will not have to make any payment or surrender or exchange shares of D&B Common Stock in order to receive their pro rata share of the Distribution. No vote of holders of D&B Common Stock is required or sought in connection with the Distribution.

Fractional Share
Interests..................  Fractional shares of ACNielsen Common Stock will not be distributed. Fractional shares of ACNielsen Common Stock will be aggregated and sold in the public market by the Distribution Agent, and the aggregate net cash proceeds will be distributed ratably to those stockholders otherwise entitled to such fractional interests. See "The Distribution -- Manner of Effecting the Distribution".

Record Date................  The Record Date is October   , 1996. In order to be
                             entitled to receive shares of Cognizant Common
                             Stock and ACNielsen Common Stock in the
                             Distribution, holders of shares of D&B Common Stock must be such as of the close of business on the Record Date.

Distribution Date..........  The "Distribution Date" is presently expected to be
                             on or about November   , 1996.

Distribution Agent.........  First Chicago Trust Company of New York will be the
                             Distribution Agent (the "Distribution Agent") for the Distribution.

Federal Income Tax
  Consequences of the
  Distribution.............  D&B has received a ruling from the Internal Revenue
                             Service to the effect that the Distribution will be tax-free for Federal income tax purposes, except to the extent that cash is received for fractional shares of ACNielsen Common Stock. D&B stockholders will apportion their tax basis in D&B Common Stock held immediately before the Distribution among such D&B Common Stock, and Cognizant Common Stock and ACNielsen Common Stock received in the Distribution, based on the relative fair market values of the D&B Common Stock, the Cognizant Common Stock and the ACNielsen Common Stock as of the Distribution Date. D&B will provide appropriate information to each holder of record of D&B Common Stock as of the Record Date concerning the basis allocation. See "The Distribution -- Federal Income Tax Consequences of the Distribution".

Stock Exchange Listings....  There is not currently a public market for either the Cognizant Common Stock or the ACNielsen Common Stock. Application has been made to list the Cognizant Common Stock and the ACNielsen Common Stock on the New York Stock Exchange ("NYSE") under the symbols "CZT" and "ART", respectively. It is presently anticipated that Cognizant Common Stock and ACNielsen Common Stock will be approved for listing on the NYSE prior to the Distribution Date, and trading is expected to commence on a "when-issued" basis prior to the Distribution. On the first NYSE trading day following the Distribution Date, "when-issued" trading in respect of each of the Cognizant Common Stock and the ACNielsen Common Stock will end and "regular-way" trading will begin. See "The
                             Distribution -- Listing and Trading of Cognizant Common Stock and ACNielsen Common Stock".

Limited Relationships Among
  D&B, Cognizant and
  ACNielsen After the
  Distribution.............  After the Distribution, none of D&B, Cognizant or
                             ACNielsen will have any ownership interest in the others, except as set forth under "Relation-ship Among D&B, Cognizant and ACNielsen After the Distribution -- Distribution Agreement", and each of D&B, Cognizant and ACNielsen will be an independent public company. D&B, Cognizant and ACNielsen will enter into certain agreements governing their relationships subsequent to the Distribution and providing for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution, including contingent liabilities relating to certain litigation. In addition, there will be individuals on the Boards of Directors of D&B, Cognizant and ACNielsen who will also serve on the Board of Directors of one but not both of the other companies. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution".

Dividend Policies..........  The payment and level of cash dividends by
                             Cognizant and ACNielsen after the Distribution will be subject to the discretion of the Cognizant Board of Directors and the ACNielsen Board of Directors, respectively. It is anticipated that Cognizant will initially pay quarterly cash dividends in the range of 5% to 8% of net earnings and that ACNielsen will not initially pay any dividends. Dividend decisions will be based on, and affected by, a number of factors, including the respective operating results and financial requirements of Cognizant and ACNielsen on a stand-alone basis. See "Dividend Policy".

Antitakeover Provisions....  The Restated Certificate of Incorporation and
                             Amended and Restated By-laws of each of Cognizant and ACNielsen contain provisions that may have the effect of discouraging an acquisition of control of Cognizant or ACNielsen, respectively, not approved by their respective Boards of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Cognizant or ACNielsen, although such proposals, if made, might be considered desirable by a majority of the stockholders of Cognizant or ACNielsen, as the case may be. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Boards of Directors of Cognizant or ACNielsen. These provisions have been designed to enable each of Cognizant and ACNielsen to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the applicable company and its stockholders. Certain provisions of the Distribution Agreement to be entered into among D&B, Cognizant and ACNielsen may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Cognizant or ACNielsen. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution -- Tax Sharing Agreement".

                             Each of Cognizant and ACNielsen has adopted a stockholder rights plan. These stockholder rights plans are designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the relevant Board of Directors, could impair its ability to represent stockholder interests. The provisions of these stockholder rights plans may render an unsolicited takeover of Cognizant or ACNielsen, as applicable, more difficult or less likely to occur or might prevent such a takeover. See "Description of Cognizant Capital Stock-- Cognizant

                             Rights Plan" and "Description of ACNielsen Capital Stock -- ACNielsen Rights Plan".

                             Each of Cognizant and ACNielsen will be subject to provisions of Delaware corporate law which may restrict certain business combination transactions. See "Description of Cognizant Capital
                             Stock -- Delaware General Corporation Law" and "Description of ACNielsen Capital Stock -- Delaware General Corporation Law".

                             See also "Description of Cognizant Capital
                             Stock -- Provisions of Cognizant Restated
                             Certificate of Incorporation and Amended and Restated By-laws Affecting Change in Control", and "Description of ACNielsen Capital
                             Stock -- Provisions of ACNielsen Restated
                             Certificate of Incorporation and Amended and Restated By-laws Affecting Change in Control".

Certain Considerations.....  Stockholders should carefully consider the matters discussed under the section entitled "Certain Considerations" in this Information Statement.

                                     * * *

     This Information Statement is being furnished by D&B solely to provide information to stockholders of D&B who will receive Cognizant Common Stock and ACNielsen Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of D&B, Cognizant or ACNielsen. The information contained in this Information Statement is believed by D&B, Cognizant and ACNielsen to be accurate with respect to D&B, Cognizant and ACNielsen, respectively, as of the date set forth on the cover. Changes may occur after that date, and neither D&B, Cognizant nor ACNielsen will update the information except in the normal course of their respective public disclosure practices.

                                   COGNIZANT

                             SUMMARY FINANCIAL DATA

     The following table summarizes certain selected combined financial data of Cognizant which has been derived from the Combined Financial Statements of Cognizant for the five years ended December 31, 1995, and the six months ended June 30, 1996 and 1995. The historical financial statements of Cognizant contained in this Information Statement are presented as if Cognizant were a separate entity for all periods presented. The information set forth below should be read in conjunction with the information set forth under "Cognizant Management's Discussion and Analysis of Financial Condition and Results of Operations" and Cognizant's Combined Financial Statements and the Notes thereto included in this Information Statement. The following information is qualified in its entirety by the information and financial statements appearing elsewhere in this Information Statement.

                                   SIX MONTHS ENDED
                                       JUNE 30,                          YEAR ENDED DECEMBER 31,
                               ------------------------   ------------------------------------------------------
                                  1996         1995       1995(1)(2)  1994(2)  1993(2)     1992         1991
                               -----------  -----------   ----------  -------  -------  -----------  -----------
                               (UNAUDITED)  (UNAUDITED)                                 (UNAUDITED)  (UNAUDITED)
                                                    ($ IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating Revenue.............   $   786      $   710       $1,542    $1,257   $1,039      $ 910        $ 915
Income before cumulative
  effect of changes in
  accounting principles.......   $    76      $    63       $   89    $  146   $  109      $  87        $  84
PRO FORMA UNAUDITED EARNINGS
  PER SHARE OF COMMON
  STOCK(3)....................   $  0.45                    $ 0.52
BALANCE SHEET DATA:
Total Assets..................   $ 1,475      $ 1,454       $1,442    $1,331   $1,159      $ 894        $ 745
Long-term Debt................   $     6      $    11       $   10    $   15   $    5      $   6        $   8

---------------

(1) Income before cumulative effect of changes in accounting principles in 1995 includes a non-recurring pre-tax charge in the fourth quarter of $90 million ($50 million after-tax) for costs principally associated with asset impairments, software write-offs and contractual obligations that have no future economic benefit.
(2) Income before cumulative effect of changes in accounting principles includes restructuring expense of $13 million, $8 million and $46 million pre-tax, in 1995, 1994 and 1993, respectively. Also included in income before cumulative effect of changes in accounting principles are non-operating gains from dispositions of $15 million and $21 million pre-tax, in 1995 and 1994, respectively and a non-operating gain from sale of Gartner Group stock of $21 million pre-tax in 1993.

(3) The computation of pro forma earnings per share for the periods ended June 30, 1996 and December 31, 1995 is based on the average number of shares of D&B Common Stock outstanding during the respective periods, reflecting the one for one Distribution ratio.

                                   ACNIELSEN

                             SUMMARY FINANCIAL DATA

     The following table summarizes certain selected combined financial data of ACNielsen which has been derived from the Combined Financial Statements of ACNielsen for the five years ended December 31, 1995, and the six months ended June 30, 1996 and 1995. The historical financial statements of ACNielsen contained in this Information Statement are presented as if ACNielsen were a separate entity for all periods presented. The information set forth below should be read in conjunction with the information set forth under "ACNielsen Management's Discussion and Analysis of Financial Condition and Results of Operations" and ACNielsen's Combined Financial Statements and the Notes thereto included in this Information Statement. The following information is qualified in its entirety by the information and financial statements appearing elsewhere in this Information Statement.

                                     SIX MONTHS ENDED
                                         JUNE 30,                         YEAR ENDED DECEMBER 31,
                                 ------------------------   ---------------------------------------------------
                                    1996         1995       1995(1)  1994(2)  1993(2)     1992         1991
                                 -----------  -----------   -------  -------  -------  -----------  -----------
                                 (UNAUDITED)  (UNAUDITED)                              (UNAUDITED)  (UNAUDITED)
                                                     ($ IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating Revenue...............   $   644      $   611     $1,281   $1,092   $1,045     $ 1,117      $ 1,020
(Loss) Income before cumulative
  effect of changes in
  accounting principles.........   $   (17)     $   (37)    $ (231 ) $  (65 ) $  (55 )   $    47      $    46
PRO FORMA UNAUDITED LOSS PER
  SHARE OF COMMON STOCK(3)......   $ (0.31)                 $(4.09 )
BALANCE SHEET DATA:
Total Assets....................   $   947      $ 1,052     $  970   $  980   $  845     $   922      $ 1,385
Long-term Debt..................   $     7      $    13     $    6   $    9   $    4     $    10      $    12

---------------

(1) (Loss) Income before cumulative effect of changes in accounting principles in 1995 includes a non-recurring pre-tax charge in the fourth quarter of $152 million ($141 million after-tax) for costs principally associated with asset impairments, software write-offs and contractual obligations that have no future economic benefit.
(2) (Loss) Income before cumulative effect of changes in accounting principles includes restructuring expense of $9 million and $60 million pre-tax, in 1994 and 1993, respectively.

(3) The computation of pro forma loss per share for the periods ended June 30, 1996 and December 31, 1995 is based on the average number of shares of D&B Common Stock outstanding during the respective periods, adjusted for the one for three Distribution ratio.

                             CERTAIN CONSIDERATIONS

CONSIDERATIONS RELEVANT TO COGNIZANT AND ACNIELSEN

  Absence of Prior Trading Market for the Cognizant Common Stock and ACNielsen Common Stock

     Prior to the date hereof, there has not been any established trading market for Cognizant Common Stock or ACNielsen Common Stock. Application has been made to list the Cognizant Common Stock and ACNielsen Common Stock on the NYSE under the symbols "CZT" and "ART", respectively. It is presently anticipated that Cognizant Common Stock and ACNielsen Common Stock will be approved for listing on the NYSE prior to the Distribution Date, and trading is expected to commence on a "when-issued" basis prior to the Distribution. See "The
Distribution -- Listing and Trading of Cognizant Common Stock and ACNielsen Common Stock".

  Changes in Trading Prices of Cognizant Common Stock and ACNielsen Common Stock

     There can be no assurance as to the prices at which the Cognizant Common Stock and ACNielsen Common Stock will trade before, on or after the Distribution Date. Until each of the Cognizant Common Stock and ACNielsen Common Stock is fully distributed and an orderly market develops in the Cognizant Common Stock and ACNielsen Common Stock, the respective price at which each such stock trades may fluctuate significantly and may be lower or higher than the respective price that would be expected for a fully distributed issue. Prices for each of the Cognizant Common Stock and ACNielsen Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for Cognizant Common Stock and ACNielsen Common Stock, as applicable, (ii) developments affecting the respective businesses of Cognizant and ACNielsen generally and the impact of those factors referred to below in particular, (iii) investor perception of Cognizant and ACNielsen, as the case may be, and (iv) general economic and market conditions.

  Potential Taxation

     D&B has received a ruling from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax-free spinoff under Section 355 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     The Internal Revenue Service ruling is based on certain factual representations and assumptions made by D&B. If such factual representations and assumptions were incorrect in a material respect, such ruling could become invalid. D&B is not aware of any facts or circumstances which would cause such representations and assumptions to be incorrect. Each of D&B, Cognizant and ACNielsen has agreed in the Distribution Agreement to certain restrictions on its future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution".

     If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which would be very substantial) would be payable by the consolidated group, of which D&B is the common parent. In addition, under the consolidated return rules, each member of the consolidated group (including Cognizant and ACNielsen) is jointly and severally liable for such tax liability. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, the resulting tax liability would have a material adverse effect on the financial position, results of operations and cash flows of each of D&B, Cognizant and ACNielsen. D&B estimates that the aggregate shared tax liability in this regard of D&B, Cognizant and ACNielsen would be in the range of approximately $1.5 to $2.0 billion. See "The Distribution -- Federal Income Tax Consequences of the Distribution".

     D&B has sought ruling letters from the Internal Revenue Service as to the Federal income tax consequences of certain restructurings which were or are to be effected by D&B prior to the Distribution. If these ruling letters are not
received by October   , 1996 [the dividend declaration date], D&B expects to
receive unqualified opinions of counsel as to some but not all of the issues raised in the ruling requests. Any tax liabilities which may ultimately arise in connection with the international restructurings which are the subject of ruling requests will be shared equally by Cognizant and D&B and are not expected to be material to Cognizant or D&B.

  Non-United States Operations

     Approximately 46% of Cognizant's 1995 revenues were generated by non-U.S. operations and approximately 80% of ACNielsen's 1995 revenues were generated by non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar could increase the volatility of U.S. dollar-denominated operating results. The non-U.S. operations of Cognizant and ACNielsen are also subject to other risks inherent in carrying on business in countries outside the United States, including possible nationalization, expropriation, price controls and/or other restrictive government actions. Management of each of Cognizant and ACNielsen believes that the risks of nationalization or expropriation are negligible.

  Certain Antitakeover Provisions

     The Restated Certificate of Incorporation and Amended and Restated By-laws of each of Cognizant and ACNielsen contain provisions that may have the effect of discouraging an acquisition of control of Cognizant or ACNielsen, respectively, not approved by their respective Boards of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Cognizant or ACNielsen, although such proposals, if made, might be considered desirable by a majority of the stockholders of Cognizant or ACNielsen, as the case may be. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of Cognizant or ACNielsen. These provisions have been designed to enable each of Cognizant and ACNielsen to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the applicable company and its stockholders. Certain provisions of the Distribution Agreement entered into among D&B, Cognizant and ACNielsen may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of D&B, Cognizant or ACNielsen. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution -- Distribution Agreement".

     Each of Cognizant and ACNielsen has adopted a stockholder rights plan. These stockholder rights plans are designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the relevant Board of Directors, could impair its ability to represent stockholder interests. The provisions of these stockholder rights plans may render an unsolicited takeover of Cognizant or ACNielsen, as applicable, more difficult or less likely to occur or might prevent such a takeover. See "Description of Cognizant Capital Stock -- Cognizant Rights Plan" and "Description of ACNielsen Capital Stock -- ACNielsen Rights Plan".

     Each of Cognizant and ACNielsen will be subject to provisions of Delaware corporate law which may restrict certain business combination transactions. See "Description of Cognizant Capital Stock -- Delaware General Corporation Law" and "Description of ACNielsen Capital Stock -- Delaware General Corporation Law".

CONSIDERATIONS RELEVANT TO COGNIZANT

  Acquisitions

     Although an important aspect of Cognizant's business strategy is growth through acquisitions, there can be no assurance that management of Cognizant will be able to identify and consummate acquisitions on satisfactory terms. Furthermore, every acquisition will entail some degree of uncertainty and risk, and even if consummated, may not produce the operating results or increases in value over time which were expected at the time of acquisition.

  Technology

     Cognizant intends to compete in businesses which demand or sell sophisticated information systems, software and other technology. The types of systems which Cognizant's businesses will require or sell can be expected to be subject to refinements as such systems and underlying technologies are upgraded and advanced, and there can be no guarantee that as various systems and technologies become outdated, Cognizant will be able to replace them, to replace them as quickly as Cognizant's competition or to develop and market new and better products and services in the future on a cost-effective basis.

  Volatility

     Management expects that the market will characterize Cognizant Common Stock as an information systems and services stock, which category of stock has historically experienced relatively greater price volatility than broader market indices.

  Gartner Group, Inc.

     The Cognizant Business includes Cognizant's ownership of approximately 51% of the outstanding shares of Gartner Group, a publicly traded provider of research and analysis of the computer hardware, software, communications and related technology industries. Gartner Group's common stock has historically traded at higher multiples than market averages and has generally experienced greater price volatility than the market as a whole. It can be expected that variations in the market value of the Gartner Group shares held by Cognizant will have an impact on the trading prices of Cognizant Common Stock. In addition, to the extent that Gartner Group issues additional shares of its own common stock, Cognizant would have to purchase Gartner Group shares in the open market in order to maintain a majority position. Cognizant might have to effect such purchases even if Gartner Group shares were trading at relatively high multiples. There can be no assurance that Cognizant will maintain its majority position in Gartner Group.

     Gartner Group's future success will depend in large measure upon the continued contributions of its senior management team, professional analysts and experienced sales personnel. Accordingly, Gartner Group's future operating results will be largely dependent upon its ability to retain the services of these individuals and to attract additional qualified personnel. Gartner Group experiences intense competition for professional personnel with, among others, producers of information technology products, management consulting firms and financial services companies. Many of these firms have substantially greater financial resources than Gartner Group to attract and compensate qualified personnel. The loss of the services of key management and professional personnel could have a material adverse effect on Gartner Group's business.

  Litigation

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS (the "IRI Action"). The complaint alleges, among other things, various violations of the antitrust laws and damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. In connection with such action, D&B, ACNielsen and Cognizant will enter into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which ACNielsen will agree to be responsible for any potential liabilities which may ultimately be incurred by D&B or Cognizant as a result of such action, up to a maximum amount to be determined by an independent investment bank if and when any such liabilities are incurred. The determination of such maximum amount will be based on ACNielsen's ability to satisfy such liabilities and remain financially viable, subject to certain assumptions and limitations. However, Cognizant and D&B will agree that to the extent that ACNielsen is unable to satisfy any such liabilities in full and remain financially viable, Cognizant and D&B will each be responsible for 50% of the difference between the amount, if any, which may be payable as a result of such litigation and the maximum amount which ACNielsen is then able to pay as determined by such investment bank. See "Considerations Relevant to ACNielsen -- Litigation", below, and "Relationship Among D&B, Cognizant and ACNeilsen After the Distribution -- Indemnity and Joint Defense Agreement". Management of Cognizant is unable to predict at this time the final outcome of the IRI

Action or whether the resolution of such matter could materially affect Cognizant's results of operations, cash flows or financial position.

CONSIDERATIONS RELEVANT TO ACNIELSEN

  Recent Losses

     ACNielsen incurred net losses of approximately $17.5 million in the six months ended June 30, 1996, $230.9 million in 1995 (including an after-tax non-recurring charge of $141.3 million and an after-tax provision for postemployment benefits of $24.2 million), $65.1 million in 1994 and $174.7 million in 1993 (including a net restructuring charge of $56.0 million after tax and the cumulative effect of changes in accounting principles of $119.5 million after tax). Accordingly, a significant turnaround must be accomplished in the United States and in Europe. To effectuate this turnaround, ACNielsen will need to be able to respond to changes in its markets, including rapid technological change, increasing global competition, rising costs and declining margins. Management has developed a turnaround strategy which involves reengineering ACNielsen's business fundamentals in five key ways: significantly improving profitability, targeting profitable growth opportunities, further streamlining operations, redefining its business model and enhancing its investment returns. However, no assurance can be given that such strategy can be successfully implemented or that, if implemented, further initiatives will not be necessary to return ACNielsen to profitability or to sustain such profitability.

  Technology

     ACNielsen competes in businesses which demand sophisticated information systems, software and other technology. The types of systems which ACNielsen's businesses will require can be expected to be subject to refinements as such systems and underlying technologies are upgraded and advanced, and there can be no guarantee that as various systems and technologies become outdated, ACNielsen will be able to replace them, to replace them as quickly as ACNielsen's competition or to develop and market new and better products and services in the future on a cost-effective basis.

  Global Competition

     ACNielsen has numerous competitors in its various lines of business throughout the world. Some are large companies with diverse product and service lines; others have more limited product and service offerings. Competition comes from companies specializing in marketing research; the in-house research departments of manufacturers and advertising agencies; retailers selling information directly or through brokers; information management and software companies; and consulting and accounting firms. IRI is ACNielsen's principal competitor in the United States. IRI and other firms also participate in the global marketing research area, where competition is intensifying.

  Access to Capital as an Independent Company

     Since its acquisition by D&B, ACNielsen has relied on D&B for various financial and administrative services as well as funding. Except as contemplated by certain of the agreements described below, after the Distribution, D&B will not provide ACNielsen with further financial and administrative support services. In addition, to the extent that ACNielsen may need additional funding to finance its operations and capital expenditures, no assurance can be given that ACNielsen will be able to access the capital markets or otherwise obtain necessary financing in the future, or that any such financing can be obtained in a timely and commercially favorable manner, particularly if ACNielsen is unable to successfully implement its turnaround strategy.

  Litigation

     As set forth above, on July 29, 1996, IRI filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS.

     The complaint alleges various violations of United States antitrust law:
(1) a violation of Section 1 of the Sherman Act through an alleged practice of tying A.C. Nielsen Company services in different countries or of A.C. Nielsen Company and IMS services; (2) a violation of Section 1 of the Sherman Act through alleged unreasonable restraints of trade consisting of the contracts described above and through alleged long-term agreements with multi-national customers; (3) a violation of Section 2 of the Sherman Act for monopolization and attempted monopolization of export markets through alleged exclusive data acquisition agreements with retailers in foreign countries, the contracts with customers described above, and other means; (4) a violation of Section 2 of the Sherman Act for attempted monopolization of the United States market through the alleged exclusive data agreements described above, predatory pricing, and other means; and (5) a violation of Section 2 of the Sherman Act for an alleged use of market power in export markets to gain an unfair competitive advantage in the United States.

     The complaint also alleges two claims of tortious interference with contract and tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     In connection with such action, D&B, ACNielsen and Cognizant will enter into the Indemnity and Joint Defense Agreement pursuant to which they will agree
(i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI Action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement will provide that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be determined at the time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by any such plan, for two years from the date such plan is expected to be implemented. See "Relationship Among D&B, Cognizant and ACNielsen -- Indemnity and Joint Defense Agreement".

     Directorate General IV of the Commission of the European Union (the "Commission") is currently investigating ACNielsen for the possible violation of European Union competition law. In May 1996, the Commission issued a Statement of Objections with respect to certain of ACNielsen's practices in Europe, including discounting and other sales practices. ACNielsen has submitted its response to the Commission's Statement of Objections. Following the review of such submission and a hearing at which representatives of European Union member states will participate, the Commission may uphold ACNielsen's position and dismiss the complaint or adopt a decision prohibiting any of the practices identified in the Statement of Objections and imposing substantial fines.

     Management of ACNielsen is unable to predict at this time the final outcome of either the IRI Action or the Commission's investigation or whether the resolution of either matter could materially affect ACNielsen's results of operations, cash flows or financial position.

                                THE DISTRIBUTION

INTRODUCTION

     On January 9, 1996, the Board of Directors of D&B approved in principle a plan to distribute the Cognizant Common Stock and the ACNielsen Common Stock to
all holders of outstanding D&B Common Stock. On October   , 1996, the D&B Board
of Directors formally approved the Distribution and declared a dividend payable to each holder of record at the close of business on the Record Date, of one share of Cognizant Common Stock for every one share of D&B Common Stock held by such holder on the Record Date and one share of ACNielsen Common Stock for every three shares of D&B Common Stock held by such holder on the Record Date.

     D&B has received a tax ruling from the U.S. Internal Revenue Service that the receipt by D&B stockholders of the Cognizant Common Stock and the ACNielsen Common Stock in the Distribution will be generally tax-free to such stockholders and D&B for Federal income tax purposes. On or before the Distribution Date, D&B will deliver all of the outstanding shares of Cognizant Common Stock and ACNielsen Common Stock to the Distribution Agent for transfer and distribution to the holders of record of D&B Common Stock on the Record Date. The
Distribution will be made or about November   , 1996.

     Questions relating to the Distribution prior to the Distribution Date or relating to transfers of Cognizant Common Stock and the ACNielsen Common Stock after the Distribution Date should be directed to: First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, New Jersey 07303-2500, telephone (201) 324-1225.

REASONS FOR THE DISTRIBUTION

     The Board of Directors of D&B believes that the Distribution is in the best interests of D&B and D&B's stockholders and that the separation of Cognizant and ACNielsen from D&B will provide each of D&B, Cognizant and ACNielsen with greater managerial, operational and financial flexibility to respond to changing market conditions in their different business environments. The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based upon numerous assumptions with respect to the trading characteristics of the Cognizant and ACNielsen Common Stock, the ability of Cognizant's management to identify and consummate acquisitions, the ability of ACNielsen's management to successfully implement a program to return to and sustain profitability and other factors which may be beyond the control of either company's management. Many of such factors are discussed above under the caption "Certain Considerations".

     Facilitate Growth of Cognizant. Cognizant intends to pursue acquisition and growth opportunities in its business areas. Such acquisitions and growth could be pursuant to transactions in which Cognizant Common Stock is offered in exchange for the stock of the target, or could be pursuant to cash acquisitions financed through the sale of capital stock of Cognizant. In either event, management of D&B believes that the Distribution will facilitate such acquisition and growth strategy because management of D&B believes that the Cognizant Common Stock will generally trade at higher price-earnings multiples than those at which D&B Common Stock has historically traded. Such higher multiples would make such stock a more attractive acquisition currency for Cognizant to deliver, and, to the extent such stock is perceived to be a high-growth stock, a generally more attractive investment opportunity for the typical seller of a business in Cognizant's industries.

     Management Considerations. At present, the financial information services businesses of D&B (which are to remain with D&B after the Distribution), the healthcare information, technology and U.S. and Canadian media measurement businesses of D&B (which are to be transferred to Cognizant) and the marketing information services businesses and non-U.S and non-Canadian media measurement businesses of D&B (which are to be transferred to ACNielsen) are conducted as separate operating groups under the direction of D&B. The Distribution should be beneficial to each of D&B's three operating groups, because it will enable the management of each group to design and advance corporate policies and strategies that are based primarily on the business characteristics of the group and to concentrate its financial resources wholly on its own operations.

     The Distribution will also permit each of D&B, Cognizant and ACNielsen to design incentive compensation programs that relate more directly to its own business characteristics and performance.

     Investor Understanding. Investors should be able to evaluate better the financial performance of each of D&B, Cognizant and ACNielsen and their respective strategies, thereby enhancing the likelihood that each will achieve appropriate market valuation.

MANNER OF EFFECTING THE DISTRIBUTION

     The Distribution will be made on the Distribution Date to stockholders of record of D&B at the close of business on the Record Date. Based on the
shares of D&B Common Stock outstanding as of October   , 1996 [the dividend
declaration date], the Distribution would consist of           shares of
Cognizant Common Stock and           shares of ACNielsen Common Stock. Prior to
the Distribution Date, D&B will deliver all outstanding shares of Cognizant Common Stock and ACNielsen Common Stock to the Distribution Agent for distribution. The Distribution Agent will mail, on or about the Distribution Date, certificates representing the shares of Cognizant Common Stock and ACNielsen Common Stock to D&B stockholders of record on the Record Date. D&B stockholders will not be required to pay for shares of Cognizant Common Stock or ACNielsen Common Stock received in the Distribution, or to surrender or exchange shares of D&B Common Stock in order to receive shares of Cognizant Common Stock and ACNielsen Common Stock. No vote of D&B stockholders is required or sought in connection with the Distribution.

     No certificates or scrip representing fractional shares of ACNielsen Common Stock will be issued to D&B stockholders as part of the Distribution. In lieu of receiving fractional shares of ACNielsen Common Stock, each holder of D&B Common Stock who would otherwise be entitled to receive a fractional share will receive cash for such fractional interests. The Distribution Agent will, as soon as practicable after the Distribution Date, aggregate and sell all such fractional interests on the NYSE at then prevailing market prices and distribute the aggregate proceeds (net of brokerage fees) ratably to D&B stockholders otherwise entitled to such fractional interests. See "Federal Income Tax Consequences of the Distribution" below for a discussion of the Federal income tax treatment of fractional share interests.

     IN ORDER TO BE ENTITLED TO RECEIVE SHARES OF COGNIZANT COMMON STOCK OR ACNIELSEN COMMON STOCK IN THE DISTRIBUTION, D&B STOCKHOLDERS MUST BE
STOCKHOLDERS AT THE CLOSE OF BUSINESS ON THE RECORD DATE, OCTOBER   , 1996.

     The Board of Directors of Cognizant has adopted a stockholder rights plan. Certificates evidencing shares of Cognizant Common Stock issued in the Distribution will therefore represent the same number of Cognizant Rights issued under the Cognizant Rights Plan. The Board of Directors of ACNielsen has adopted a stockholder rights plan. Certificates evidencing shares of ACNielsen Common Stock issued in the Distribution will therefore represent the same number of ACNielsen Rights issued under the ACNielsen Rights Plan. See "Description of Cognizant Capital Stock -- Cognizant Rights Plan" and "Description of ACNielsen Capital Stock -- ACNielsen Rights Plan". Unless the context otherwise requires, references herein to the Cognizant Common Stock include the related Cognizant Rights, and references herein to the ACNielsen Common Stock include the related ACNielsen Rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     D&B has received a ruling letter from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax-free spinoff under Section 355 of the Internal Revenue Code. Under Section 355 of the Internal Revenue Code, in general:

          1. Holders of D&B Common Stock will not recognize any income, gain or loss as a result of the Distribution except that holders of D&B Common Stock that receive cash in lieu of fractional shares of ACNielsen Common Stock will recognize gain or loss equal to the difference between such cash and the tax basis allocated to such fractional shares. Any such gain or loss will constitute capital gain or loss if such fractional shares would have been held as a capital asset on the Distribution Date.

          2. Holders of D&B Common Stock will apportion the tax basis of their D&B Common Stock among such D&B Common Stock and any Cognizant Common Stock and ACNielsen Common Stock (including fractional shares of ACNielsen Common Stock) received by such holder in the Distribution in proportion to the relative fair market values of such stock on the Distribution Date. D&B will provide appropriate information to each holder of record of D&B Common Stock as of the Record Date concerning the basis allocation.

          3. The holding period for the Cognizant Common Stock and ACNielsen Common Stock received in the Distribution by holders of D&B Common Stock will include the period during which such holder held the D&B Common Stock with respect to which the Distribution was made, provided that such D&B Common Stock is held as a capital asset by such holder on the Distribution Date.

          4. The Distribution will not be treated as a taxable disposition of Cognizant or ACNielsen by D&B.

     Current Treasury regulations require each holder of D&B Common Stock who receives Cognizant Common Stock or ACNielsen Common Stock pursuant to the Distribution to attach to his or her Federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the Distribution. D&B will convey the appropriate information to each holder of record of D&B Common Stock as of the Record Date.

     The Internal Revenue Service ruling is based on certain factual representations and assumptions made by D&B. If such factual representations and assumptions were incorrect in a material respect, such ruling could become invalid. D&B is not aware of any facts or circumstances which would cause such representations and assumptions to be incorrect. Each of D&B, Cognizant and ACNielsen has agreed to certain restrictions on its future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution". If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which, as noted below, would be very substantial) would be payable by the consolidated group, of which D&B is the common parent, based upon the difference between (x) the fair market value of the Cognizant Common Stock and the ACNielsen Common Stock and (y) the adjusted basis of such Cognizant Common Stock and ACNielsen Common Stock. In addition, under the consolidated return rules, each member of the consolidated group (including Cognizant and ACNielsen) is jointly and severally liable for such tax liability. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, the resulting tax liability would have a material adverse effect on the financial position, results of operations and cash flows of each of D&B, Cognizant and ACNielsen. D&B estimates that the aggregate shared tax liability in this regard of D&B, Cognizant and ACNielsen would be in the range of approximately $1.5 to $2.0 billion.

     Furthermore, if the Distribution were not to qualify as a tax-free spinoff, each D&B stockholder receiving shares of Cognizant Common Stock and ACNielsen Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of Cognizant Common Stock and ACNielsen Common Stock received, which would result in (y) a dividend to the extent of such stockholder's pro rata share of D&B's current and accumulated earnings and profits and (z) a reduction in such stockholder's basis in D&B Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and a capital gain to the extent the amount received exceeds the stockholder's basis.

     D&B has sought ruling letters from the Internal Revenue Service as to the Federal income tax consequences of certain restructurings which were or are to be effected by D&B prior to the Distribution. If these ruling letters are not
received by October   , 1996 [the dividend declaration date], D&B expects to
receive unqualified opinions of counsel as to some but not all of the issues raised in the ruling requests. Any tax liabilities which may ultimately arise in connection with the international restructurings which are the subject of ruling requests will be shared equally by Cognizant and D&B and are not expected to be material to Cognizant or D&B.

     The foregoing summary of the anticipated Federal income tax consequences of the Distribution is for general information only. D&B STOCKHOLDERS SHOULD CONSULT THEIR OWN ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL TAX LAWS.

LISTING AND TRADING OF COGNIZANT COMMON STOCK AND ACNIELSEN COMMON STOCK

     Prior to the date hereof, there has not been any established trading market for Cognizant Common Stock or ACNielsen Common Stock. Application has been made to list the Cognizant Common Stock and ACNielsen Common Stock on the NYSE under the symbols "CZT" and "ART", respectively. It is presently anticipated that Cognizant Common Stock and ACNielsen Common Stock will be approved for listing on the NYSE prior to the Distribution Date, and trading is expected to commence on a "when-issued" basis at least two days prior to the Record Date. On the first NYSE trading day following the Distribution Date, "when-issued" trading in respect of each of the Cognizant Common Stock and the ACNielsen Common Stock will end and "regular-way" trading will begin.

     There can be no assurance as to the prices at which the Cognizant Common Stock and ACNielsen Common Stock will trade before, on or after the Distribution Date. Until each of the Cognizant Common Stock and ACNielsen Common Stock is fully distributed and an orderly market develops in the Cognizant Common Stock and ACNielsen Common Stock, the respective price at which each such stock trades may fluctuate significantly and may be lower or higher than the respective price that would be expected for a fully distributed issue. Prices for each of the Cognizant Common Stock and ACNielsen Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for Cognizant Common Stock and ACNielsen Common Stock, as applicable, (ii) developments affecting the respective businesses of Cognizant and ACNielsen generally and the impact of the factors referred to in "Certain Considerations" above, in particular, (iii) investor perception of Cognizant and ACNielsen, as the case may be, and (iv) general economic and market conditions.

     Shares of Cognizant Common Stock and ACNielsen Common Stock distributed to D&B stockholders will be freely transferable, except for shares of Cognizant Common Stock received by persons who may be deemed to be "affiliates" of Cognizant under the Securities Act of 1933, as amended (the "Securities Act"), and shares of ACNielsen Common Stock received by persons who may be deemed to be "affiliates" of ACNielsen under the Securities Act. Persons who may be deemed to be affiliates of Cognizant or ACNielsen after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Cognizant or ACNielsen, as applicable, and may include certain officers and directors of Cognizant or ACNielsen, as applicable, as well as principal stockholders of Cognizant or ACNielsen, as applicable. Persons who are affiliates of Cognizant will be permitted to sell their shares of Cognizant Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 thereunder. Similarly, persons who are affiliates of ACNielsen will be permitted to sell their shares of ACNielsen Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

                            RELATIONSHIP AMONG D&B,
                 COGNIZANT AND ACNIELSEN AFTER THE DISTRIBUTION

     Cognizant is wholly owned by D&B, and the results of operations of entities that are or will be its subsidiaries have been included in D&B's consolidated financial results. After the Distribution, D&B will not have any ownership interest in Cognizant, and Cognizant will be an independent public company. Furthermore, except as described below, all contractual relationships existing prior to the Distribution between D&B and Cognizant will be terminated except for contracts specifically set forth in a schedule to the Distribution Agreement.

     ACNielsen is also wholly owned by D&B, and the results of operations of entities that are or will be its subsidiaries have been included in D&B's consolidated financial results. After the Distribution, D&B will not have any ownership interest in ACNielsen, and ACNielsen will be an independent public company. Furthermore, except as described below, all contractual relationships existing prior to the Distribution between D&B and ACNielsen will be terminated except for contracts specifically set forth in a schedule to the Distribution Agreement.

     After the Distribution, except as described below, neither Cognizant nor ACNielsen will have any ownership interest in the other. In addition, except as described below, all contractual relationships existing prior to the Distribution between Cognizant and ACNielsen will be terminated except for contracts specifically set forth in a schedule to the Distribution Agreement.

     Prior to the Distribution, D&B, Cognizant and ACNielsen will enter into certain agreements, described below, governing their relationship subsequent to the Distribution and providing for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution. Copies of the forms of such agreements have been filed as exhibits to the Registration Statements of each of Cognizant and ACNielsen in respect of the registration of the Cognizant Common Stock and the ACNielsen Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, D&B will file a Current Report on Form 8-K in connection with the Distribution, and the agreements will be filed as exhibits to such Report. Such agreements may be amended by D&B prior to the Distribution Date. In addition, there will be individuals on the Boards of Directors of D&B, Cognizant and ACNielsen who will also serve on the Board of Directors of one but not both of the other companies. See "Cognizant Management and Executive
Compensation -- Board of Directors" and "ACNielsen Management and Executive Compensation -- Board of Directors".

     The following description summarizes certain terms of such agreements, but is qualified by reference to the texts of such agreements, which are incorporated herein by reference.

DISTRIBUTION AGREEMENT

     D&B, Cognizant and ACNielsen will enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements among D&B, Cognizant and ACNielsen subsequent to the Distribution.

     In particular, the Distribution Agreement defines the assets and liabilities which are being allocated to and assumed by Cognizant and those which are being allocated to and assumed by ACNielsen. The Distribution Agreement also defines what constitutes the "Cognizant Business" and what constitutes the "ACNielsen Business".

     Pursuant to the Distribution Agreement, D&B is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the Cognizant Business to Cognizant and all its right, title and interest in the assets comprising the ACNielsen Business to ACNielsen; Cognizant is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the D&B business to D&B and all its right, title and interest in the assets comprising the ACNielsen Business to ACNielsen; and ACNielsen is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the D&B business to D&B and all its right, title and interest in the assets comprising the Cognizant Business to Cognizant. All assets are being transferred without any representation or warranty, "as is-where is", and the relevant transferee bears the risk that any necessary consent to transfer is not obtained. Each party also agrees to exercise its respective commercially reasonable efforts promptly to obtain any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Distribution Agreement and the other agreements summarized below.

     The Distribution Agreement provides for, among other things, assumptions of liabilities and cross indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with (i) the businesses conducted by IMS, Nielsen Media Research, Gartner Group, Pilot, Erisco, Satyam Software, DBHC, DBTA and Enterprises to Cognizant, (ii) the businesses conducted by A.C. Nielsen Company, other than those conducted by Nielsen Media Research, to ACNielsen and (iii) all other liabilities to D&B. For a discussion of such businesses, see "Cognizant Business" and "ACNielsen Business". The Distribution Agreement provides for the allocation generally of the financial responsibility for the liabilities arising out of or in connection with former businesses, including those formerly conducted by or associated with Cognizant or ACNielsen, to D&B. The Distribution Agreement allocates to Cognizant liabilities related to certain prior business transactions if such liabilities exceed certain specified amounts.

     The Distribution Agreement sets out agreements of the parties in connection with the Distribution relating to certain specified business transactions by or among Cognizant, D&B and ACNielsen. In particular, IMS America, Ltd. ("IMSA"), which is becoming an indirect subsidiary of Cognizant in connection with the Distribution, will withdraw from a limited partnership (the "Partnership") formed by IMSA, a subsidiary of D&B and an unaffiliated investor. In connection with such withdrawal, IMSA will receive from the Partnership, among other things, 800,000 shares of D&B Common Stock which were previously acquired by the Partnership in transactions on the NYSE and a warrant to purchase three million shares of D&B Common Stock (the "Warrant"). IMSA will receive shares of Cognizant Common Stock and ACNielsen Common Stock in the Distribution. Pursuant to the Distribution Agreement, Cognizant will be prohibited from selling, or permitting IMSA or any other subsidiary from selling, to any third party, any of the D&B Common Stock acquired from the Partnership, the Warrant, any D&B Common Stock acquired upon exercise of the Warrant or any of the ACNielsen Common Stock acquired in the Distribution, but Cognizant will be entitled to put such securities back to the respective issuers thereof at any time at a price calculated to be the then current market value thereof. Shares of Cognizant Common Stock received by IMSA in the Distribution will become treasury shares of Cognizant.

     The Distribution Agreement provides that inter-company receivables, payables and loans existing as of September 30, 1996 and arising thereafter are to be settled or paid in the ordinary course in a manner consistent with the payment or settlement of similar accounts arising from transactions with third parties. In addition, the Distribution Agreement provides that immediately prior to the Distribution, D&B will transfer $12.7 million in cash to ACNielsen and will transfer $229.6 million to Cognizant, in each case, as a contribution of capital, provided, however, that if the businesses known as D&B Software Services, NCH Promotional Services and/or American Credit Indemnity are not sold by D&B prior to November 1, 1996, then the $229.6 million to be transferred to Cognizant will be reduced by the amount of cash proceeds expected to be received upon the sale of the business or businesses not sold. In the event any such business is sold after November 1, Cognizant will be entitled to receive the amount of cash proceeds received upon such sale. In the event that the aggregate cash consideration received by D&B upon the disposition of such businesses differs from the aggregate expected amount, the Distribution Agreement provides that D&B and Cognizant shall share equally in any excess or shortfall.

     No party will have any liability to any other party for inaccurate forecasts or arising out of any pre-Distribution arrangement, course of dealing or understanding (other than the Distribution Agreement or the other agreements as described below) unless such arrangement, course of dealing or understanding is specifically set forth on a schedule to the Distribution Agreement.

     The Distribution Agreement includes provisions governing the administration of certain insurance programs and the procedures for making claims. The Distribution Agreement also allocates the right to proceeds and the obligation to incur deductibles under certain insurance policies.

     In the event that any transfers contemplated by the Distribution Agreement are not effected on or prior to the Distribution Date, the parties will be required to cooperate to effect such transfers as promptly as practicable following the Distribution Date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed.

     The Distribution Agreement provides that neither D&B, Cognizant nor ACNielsen will take any action that would jeopardize the intended tax consequences of the Distribution. Specifically, each of D&B, Cognizant and ACNielsen agree to maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Internal Revenue Code, until the second anniversary of the Distribution Date. Neither D&B, Cognizant nor ACNielsen expects this limitation to inhibit its financing or other activities or its ability to respond to unanticipated developments. As part of the request for a ruling that the Distribution will be tax free for Federal income tax purposes, each of D&B, Cognizant and ACNielsen has represented to the Internal Revenue Service that, subject to certain exceptions, it has no plan or intent to liquidate, merge or sell all or substantially all of its assets. As a result, neither D&B, Cognizant nor ACNielsen may initiate any action leading to a change of control, and in the case of a change of control, the foregoing representations, and the ruling based thereon, could be called into question. As a result, the acquisition of control of each of D&B, Cognizant and ACNielsen prior to the second anniversary may be more difficult or less likely to occur because of the potential substantial contractual damages associated with a breach of such provisions of the Distribution Agreement.

     Under the Distribution Agreement, each of D&B, Cognizant and ACNielsen agrees to provide to the other parties, subject to certain conditions, access to certain corporate records and information and to provide certain services on such terms as are set forth in a Transition Services Agreement among such parties.

     The Distribution Agreement also provides that, except as otherwise set forth therein or in any other agreement, all costs or expenses incurred on or prior to the Distribution Date in connection with the Distribution will be charged to and paid by D&B. D&B agrees to be liable for any claims based upon actual or alleged misstatements or omissions in the Registration Statements on Form 10 filed with the Securities and Exchange Commission by each of Cognizant and ACNielsen. Except as set forth in the Distribution Agreement or any related agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

TAX ALLOCATION AGREEMENT

     D&B, Cognizant and ACNielsen will enter into a Tax Allocation Agreement to the effect that D&B will pay its entire consolidated tax liability for the tax years that Cognizant and ACNielsen were included in D&B's consolidated Federal income tax return. For periods prior to the Distribution Date, D&B will generally be liable for state and local taxes measured by income or imposed in lieu of income taxes. The Tax Allocation Agreement allocates liability to D&B, Cognizant and ACNielsen for their respective shares of other state and local taxes as well as any foreign taxes attributable to periods prior to the Distribution Date, as well as certain other matters.

EMPLOYEE BENEFITS AGREEMENT

     D&B, Cognizant and ACNielsen will enter into an Employee Benefits Agreement (the "Employee Benefits Agreement"), which allocates responsibility for certain employee benefits matters on and after the Distribution Date.

     The Employee Benefits Agreement provides that Cognizant and ACNielsen will adopt new defined benefit pension plans for their employees and that D&B will continue to sponsor its current plan for the benefit of its employees as well as former employees who terminated employment on or prior to the Distribution Date. Assets and liabilities of the current D&B pension plan that are attributable to Cognizant and ACNielsen employees will be transferred to the new Cognizant and ACNielsen plans, respectively.

     In addition, Cognizant and ACNielsen will adopt new savings plans for their employees, and D&B will continue to sponsor its savings plan for the benefit of its employees as well as former employees who terminated employment on or prior to the Distribution Date. Cognizant and ACNielsen employees will be given the right to elect to keep their balances in the D&B savings plan, receive a lump-sum payment of their balances or transfer their balances to the new Cognizant and ACNielsen plans, respectively.

     D&B will be required to retain the liability for all benefits under D&B's nonqualified supplemental pension plans that were vested prior to the Distribution Date, but Cognizant and ACNielsen will guarantee payment of these benefits to their respective employees in the event that D&B is unable to satisfy its obligations.

     The Employee Benefits Agreement also provides that D&B will continue to sponsor its welfare plans for its employees as well as all former employees who retired or became disabled on or prior to the Distribution Date. As of the Distribution Date, Cognizant and ACNielsen will adopt welfare plans for the benefit of their employees. Cognizant and ACNielsen will provide retiree welfare benefits to their continuing employees who would have been eligible to receive these benefits from D&B had they retired on or prior to the Distribution Date. If Cognizant or ACNielsen fails to provide any retiree welfare benefits, D&B will provide such continuing employees with the same level of retiree welfare benefits that it provides to its retirees generally.

     D&B, Cognizant and ACNielsen will each generally retain the severance liabilities of their respective employees who terminated employment prior to the Distribution Date.

     With respect to equity-based plans, the Employee Benefits Agreement provides that unexercised D&B stock options held by D&B employees, retirees and disabled employees as of the Distribution Date will be adjusted to reflect the Distribution. Specifically, the exercise price per share of an adjusted D&B stock option will be determined by multiplying the exercise price per share of an unexercised D&B stock option by a fraction, the numerator of which is the average of the Daily Average Trading Prices (as defined below) per share of D&B Common Stock for the five consecutive trading days starting on the first date on which D&B Common Stock is traded ex-dividend, and the denominator of which is the average of the Daily Average Trading Prices per share of D&B Common Stock for the five consecutive trading days immediately preceding the first date on which D&B Common Stock is traded ex-dividend. The number of shares of D&B Common Stock covered by the adjusted stock option will be determined by (i) multiplying the number of shares of D&B Common Stock covered by the unexercised D&B stock option by a fraction, the numerator of which is the average of the Daily Average Trading Prices per share of D&B Common Stock for the five consecutive trading days immediately preceding the first date on which D&B Common Stock is traded ex-dividend, and the denominator of which is the average of the Daily Average Trading Prices per share of D&B Common Stock for the five consecutive trading days starting on the first date on which D&B Common Stock is traded ex-dividend, and (ii) rounding down the result to a whole number of shares. The Daily Average Trading Price of a given stock on a given day means the average of the high and low trading prices for such stock on such date.

     Unexercised D&B stock options held by Cognizant employees as of the Distribution Date will be converted into options that are exercisable into shares of Cognizant Common Stock. Specifically, each unexercised D&B stock option held by a Cognizant employee will be cancelled, and such individual will receive a replacement stock option exercisable into shares of Cognizant Common Stock. The exercise price per share of a replacement stock option will be determined by multiplying the exercise price per share of the cancelled D&B stock option by a fraction, the numerator of which is the average of the Daily Average Trading Prices per share of Cognizant Common Stock for the five consecutive trading days starting on the first date on which Cognizant Common Stock is traded regular way, and the denominator of which is the average of the Daily Average Trading Prices per share of D&B Common Stock for the five consecutive trading days immediately preceding the first date on which D&B Common Stock is traded ex-dividend. The number of shares of Cognizant Common Stock covered by the replacement stock option will be determined by (i) multiplying the number of shares of D&B Common Stock covered by the cancelled D&B stock option by a fraction, the numerator of which is the average of the Daily Average Trading Prices per share of D&B Common Stock for the five consecutive trading days immediately preceding the first date on which D&B Common Stock is traded ex-dividend, and the denominator of which is the average of the Daily Average Trading Prices per share of Cognizant Common Stock for the five consecutive trading days starting on the first date on which Cognizant Common Stock is traded regular way, and (ii) rounding down the result to a whole number of shares. Except as otherwise provided in the applicable plans, all other terms of the replacement stock options will remain substantially identical to the terms of the cancelled D&B stock options. The issuance of the replacement stock options will not result in a compensation charge to Cognizant.

     Unexercised D&B stock options held by ACNielsen employees as of the Distribution Date will be converted into options that are exercisable into shares of ACNielsen Common Stock. Specifically, each unexercised D&B stock option held by an ACNielsen employee will be cancelled, and such individual will receive a replacement stock option exercisable into shares of ACNielsen Common Stock. The exercise price per share of a replacement stock option will be determined by multiplying the exercise price per share of the cancelled D&B stock option by a fraction, the numerator of which is the average of the Daily Average Trading Prices per share of ACNielsen Common Stock for the five consecutive trading days starting on the first date on which ACNielsen Common Stock is traded regular way, and the denominator of which is the average of the Daily Average Trading Prices per share of D&B Common Stock for the five consecutive trading days immediately preceding the first date on which D&B Common Stock is traded ex-dividend. The number of shares of ACNielsen Common Stock covered by the replacement stock option will be determined by (i) multiplying the number of shares of D&B Common Stock covered by the cancelled D&B stock option by a fraction, the numerator of which is the average of the Daily Average Trading Prices per share of D&B Common Stock for the five consecutive trading days immediately preceding the first date on which D&B Common Stock is traded ex-dividend, and the denominator of which is the average of the Daily Average Trading Prices per share of ACNielsen Common Stock for the five consecutive trading days starting on the first date on which ACNielsen Common Stock is traded regular way, and (ii) rounding down the result to a whole number of shares. Except as otherwise provided in the applicable plans, all other terms of the replacement stock options will remain substantially identical to the terms of the cancelled D&B stock options. The issuance of the replacement stock options will not result in a compensation charge to ACNielsen.

     All limited stock appreciation rights will be adjusted or converted in substantially the same manner as the unexercised D&B stock options. See "Cognizant Management and Executive Compensation -- Option Grants on D&B Common Stock to Cognizant Executives in Last Fiscal Year" and "ACNielsen Management and Executive Compensation -- Option Grants on D&B Common Stock to Executives in Last Fiscal Year."

     The Employee Benefits Agreement also provides that D&B will generally retain all employee benefit litigation liabilities that are asserted prior to the Distribution Date (but not such liabilities that relate to the transferred retirement and savings plan assets of Cognizant or ACNielsen employees). As of the Distribution Date, Cognizant and ACNielsen employees will generally cease participation in D&B employee benefit plans, and Cognizant and ACNielsen will generally recognize, among other things, their respective employees' past service with D&B under their respective employee benefit plans. Special provisions apply to certain D&B employees who are eligible to retire (but who do not in fact retire) from D&B prior to the Distribution Date. Except as specifically provided therein, nothing in the Employee Benefits Agreement restricts D&B's, Cognizant's or ACNielsen's ability to amend or terminate any of their respective employee benefit plans after the Distribution Date.

INDEMNITY AND JOINT DEFENSE AGREEMENT

     D&B, Cognizant and ACNielsen will enter into the Indemnity and Joint Defense Agreement pursuant to which they will agree (i) to certain arrangements allocating potential IRI Liabilities that may arise out of or in connection with the IRI Action and (ii) to conduct a joint defense of such action.

     In particular, the Indemnity and Joint Defense Agreement will provide that ACNielsen will assume exclusive liability for IRI Liabilities up to the ACN Maximum Amount, which is to be calculated at the time such liabilities, if any, become payable, and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     In addition, ACNielsen will agree to certain restrictions on payments of dividends and share repurchases above specified levels. ACNielsen will also agree not to engage in mergers, acquisitions or dispositions, including joint venture investments, if, after giving effect to any such transaction, ACNielsen would be unable to meet a specified fixed charge coverage ratio, and, if any such transaction involves aggregate consideration in excess of $50 million, then ACNielsen will also be required to receive and to cause to be delivered to Cognizant and D&B an investment banker's fairness opinion.

     The Indemnity and Joint Defense Agreement also sets forth certain provisions governing the defense of the IRI Action pursuant to which the parties agree to be represented by the same counsel. Legal expenses are to be shared equally by the three parties.

TAM MASTER AGREEMENT

     Cognizant and ACNielsen will enter into the TAM Master Agreement (the "TAM Master Agreement") relating to the conduct of the television audience measurement business (the "TAM Business").

     The TAM Master Agreement, together with certain ancillary trademark and technology licensing agreements (together with the TAM Master Agreement, the "TAM Agreement"), provides that Cognizant or a newly established entity will license to ACNielsen a nonexclusive right to use certain trademarks, including the "Nielsen Media" name, in connection with the TAM Business outside the United States and Canada for five years. Cognizant will also license to ACNielsen a nonexclusive right to use specified technology in Australia, Ireland and India in connection with the TAM Business for five years or such longer period as is required to fulfill contractual obligations existing on the Distribution Date.

     In the event that prior to the third anniversary of the Distribution Date, ACNielsen determines to sell all or substantially all of its assets or the assets of the TAM Business (as defined in the TAM Master Agreement), or ACNielsen takes action to be acquired or is acquired by a third party, Cognizant will have the right to require ACNielsen to sell all of ACNielsen's TAM Business to Cognizant at the book value thereof (as calculated in accordance with the TAM Master Agreement) plus certain transfer costs. In addition, in the event that prior to the third anniversary of the Distribution Date, ACNielsen determines to sell all or substantially all of its TAM Business in a particular country, Cognizant will have the right to require ACNielsen to sell such business to Cognizant at the book value thereof (as calculated in accordance with the TAM Master Agreement) plus certain transfer costs.

INTELLECTUAL PROPERTY AGREEMENT

     D&B, Cognizant and ACNielsen will enter into an Intellectual Property Agreement (the "IP Agreement") which provides for the allocation and recognition by and among these companies of rights under patents, copyrights, software, technology, trade secrets and certain other intellectual property owned by D&B, Cognizant or ACNielsen and their respective subsidiaries as of the Distribution Date. The IP Agreement also contains various provisions governing the future use of certain trademarks owned by ACNielsen prior to the Distribution Date, including limitations upon both Cognizant's and ACNielsen's use of the "Nielsen" name, standing alone or as part of a name describing any new product or service to be offered. See "Cognizant Business -- Intellectual Property" and "ACNielsen Business -- Intellectual Property."

SHARED TRANSACTION SERVICES AGREEMENTS

     D&B, Cognizant and ACNielsen will enter into Shared Transaction Services Agreements providing for the orderly continuation, for a transitional period after the Distribution Date, of certain of the shared transaction and other services (such as payroll, accounts payable, general accounting and computer processing and support) currently being provided at one or more of the shared transaction services centers located in the United States, United Kingdom, Canada, France, Germany and Italy.

DATA SERVICES AGREEMENTS

     D&B, Cognizant and ACNielsen will enter into Data Services Agreements providing for the orderly continuation, for a transitional period after the Distribution Date, of certain specified computer processing and related services to be provided by one party to another.

TRANSITION SERVICES AGREEMENT

     D&B, Cognizant and ACNielsen will enter into a Transition Services Agreement pursuant to which the respective parties have agreed to certain basic terms governing the provision by one party to another of specified administrative or other support services for a transitional period after the Distribution Date.

OVERLAPPING DIRECTORS

     After the Distribution Date, there will be individuals on the Boards of Directors of D&B, Cognizant and ACNielsen who will also serve on the Board of Directors of one of the other companies. Clifford L. Alexander, Jr., Robert J. Lanigan and James R. Peterson will serve on the Boards of Directors of D&B and Cognizant. John R. Meyer will serve on the Boards of Directors of D&B and ACNielsen. See "Cognizant Management and Executive Compensation -- Cognizant Board of Directors" and "ACNielsen Management and Executive
Compensation -- ACNielsen Board of Directors".

                                DIVIDEND POLICY

COGNIZANT

     The payment and level of cash dividends by Cognizant after the Distribution will be subject to the discretion of the Board of Directors of Cognizant. Although it is anticipated that Cognizant will initially declare quarterly dividends in the range of 5% to 8% of net earnings, dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Cognizant on a stand-alone basis.

ACNIELSEN

     The payment and level of cash dividends by ACNielsen after the Distribution will be subject to the discretion of the Board of Directors of ACNielsen and to the restrictions imposed by the Indemnity and Joint Defense Agreement. ACNielsen currently intends to retain future earnings for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of ACNielsen on a stand-alone basis. There can be no assurance that any dividends will be declared or paid.

                            COGNIZANT CAPITALIZATION

     The following table sets forth the combined capitalization of Cognizant as of June 30, 1996 on a historical basis, forecasted at November 1, 1996 (the anticipated Distribution Date), and at November 1, 1996 as adjusted to give effect to the Distribution and the transactions contemplated thereby. The following data is qualified in its entirety by the financial statements of Cognizant and other information contained elsewhere in this Information Statement. See "Certain Considerations".

                                                                                        (UNAUDITED)
                                                                ------------------------------------------------------------
                                                                                    FORECASTED AT          FORECASTED AT
                                                                JUNE 30, 1996     NOVEMBER 1, 1996       NOVEMBER 1, 1996
                                                                    ACTUAL       BEFORE DISTRIBUTION   AFTER DISTRIBUTION(1)
                                                                --------------   -------------------   ---------------------
                                                                ($'S IN MILLIONS)
Cash and Cash Equivalents.....................................      $184.1             $ 225.0                $ 454.6
                                                                ============     ===============       =================
Marketable Securities -- held to maturity.....................      $ 60.7             $  60.7                $  60.7
                                                                ============     ===============       =================
Equity Marketable Securities -- available for sale............          --                  --                $  29.2
                                                                ============     ===============       =================
Notes Payable.................................................      $   --             $    --                $  55.0
Long-term Debt................................................         6.2                10.5                   10.5
Divisional Equity:
  Foreign Currency Translation................................        (2.2)               (2.2)                  (2.2)
  Other Divisional Equity.....................................       629.9               666.4                     --
  Preferred Stock, par value $.01 per share,
    authorized -- 10,000,000 shares:
    outstanding -- none.......................................          --                  --                     --
  Series Common Stock, par value $.01 per share,
    authorized -- 10,000,000 shares:
    outstanding -- none.......................................          --                  --                     --
  Common Stock, par value $.01 per share,
    authorized -- 400,000,000 shares:
    issued -- 170,890,834.....................................          --                  --                    1.7
Capital in Excess of Par Value................................          --                  --                  823.5
Treasury Stock -- 800,000 shares..............................          --                  --                  (24.0)
                                                                   -------             -------                -------
         Total Equity.........................................       627.7               664.2                  799.0
                                                                   -------             -------                -------
         Total Capitalization.................................      $633.9             $ 674.7                $ 864.5
                                                                ============     ===============       =================

---------------

(1) Assumes transfer by D&B to Cognizant of $229.6 million in cash, the acquisition by Cognizant of $29.2 million of equity marketable securities as more fully described in the Information Statement and the assumption by Cognizant of $69 million in liabilities related to certain prior business transactions in accordance with the Distribution Agreement and $55 million of short-term debt.

SUMMARY OF SIGNIFICANT CAPITALIZATION FORECAST ASSUMPTIONS

     The financial forecast of the capitalization of Cognizant at November 1, 1996 is based on Cognizant management's forecasts and assumptions concerning events and circumstances which are expected to occur subsequent to June 30, 1996 but prior to and including November 1, 1996 (the anticipated Distribution Date), including future results of operations and other events. Significant assumptions of events between June 30, 1996 and November 1, 1996, include the following:

        - Cognizant operating income for the four months ended October 31, 1996 of approximately $93 million.

        - Increase in D&B's cash and cash equivalents of approximately $369 million, primarily reflecting operating cash flows for the four months ended October 31, 1996 and proceeds from divestitures, less dividend payments by D&B totalling $43 million for the four months ended October 31, 1996. Dividends of $111 million were paid by D&B in the comparable period of 1995.

     Businesses to be divested (D&B Software, NCH Promotional Services and American Credit Indemnity) are expected to be divested by November 1, 1996 for $290 million in cash plus certain non-cash consideration. If cash proceeds differ from the expected amount, D&B and Cognizant will share equally in the excess or shortfall. If any of the businesses are not sold by November 1, 1996, Cognizant will not receive those proceeds, (i.e., the $229.6 million cash transfer at November 1, 1996 will be reduced) until the businesses are sold, subject to the sharing agreement described in the preceding sentence.

     These forecasts and assumptions do not represent an all-inclusive list of those events or transactions expected to occur prior to the Distribution which will affect the capitalization of Cognizant; however, in Cognizant management's judgment, the above assumptions and forecasts are the most significant. There have been no changes in accounting principles included in this capitalization forecast.

LIMITATIONS ON FORECASTED FINANCIAL INFORMATION

     The assumptions and estimates underlying the forecasted data and information in this Information Statement are inherently uncertain and, although considered reasonable by management of Cognizant, are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of Cognizant. Accordingly, there can be no assurance that the forecasted financial results will be realized. In fact, actual results in the future usually will differ from the forecasted financial results, and the differences may be material. Cognizant does not intend to update any forecasted financial data or information contained in this Information Statement, and the absence of any such update should not be construed as an indication that management of Cognizant continues to believe the forecasted data or information contained in this Information Statement is reasonable. Cognizant's independent accountants have not examined, compiled, or applied any agreed-upon procedures to these forecasts, and accordingly assume no responsibility for these forecasts.

                       COGNIZANT SELECTED FINANCIAL DATA

     The following data is qualified in its entirety by the financial statements of Cognizant and other information contained elsewhere in this Information Statement. The financial data as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, has been derived from the audited financial statements of Cognizant contained elsewhere in this Information Statement. The financial data as of June 30, 1996 and 1995, and December 31, 1992 and 1991, for the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1992 and 1991, are unaudited. The historical financial statements of Cognizant contained in this Information Statement are presented as if Cognizant were a separate entity for all periods presented. The following financial data should be read in conjunction with the information set forth under "Cognizant Management's Discussion and Analysis of Financial Condition and Results of Operations" and Cognizant's Combined Financial Statements and Notes thereto appearing elsewhere in this Information Statement.

                               SIX MONTHS ENDED                         YEAR ENDED DECEMBER 31,
                                   JUNE 30,             --------------------------------------------------------
                           ------------------------     1995(1)(2)   1994(2)   1993(2)     1992         1991
                                           1995         ----------   -------   -------  -----------  -----------
                                        -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
                                        (UNAUDITED)
                              1996
                           -----------
                           (UNAUDITED)           ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating Revenue.........   $   786      $   710         $1,542     $1,257    $1,039      $ 910        $ 915
Income before cumulative
  effect of changes in
  accounting principles...   $    76      $    63         $   89     $  146    $  109      $  87        $  84
PRO FORMA UNAUDITED
  EARNINGS PER SHARE OF
  COMMON STOCK(3).........   $  0.45                      $ 0.52
BALANCE SHEET DATA:
Total Assets..............   $ 1,475      $ 1,454         $1,442     $1,331    $1,159      $ 894        $ 745
Long-term Debt............   $     6      $    11         $   10     $   15    $    5      $   6        $   8

---------------

(1) Income before cumulative effect of changes in accounting principles in 1995 includes a non-recurring pre-tax charge in the fourth quarter of $90 million ($50 million after-tax) for costs principally associated with asset impairments, software write-offs and contractual obligations that have no future economic benefit.
(2) Income before cumulative effect of changes in accounting principles includes restructuring expense of $13 million, $8 million and $46 million pre-tax, in 1995, 1994 and 1993, respectively. Also included in income before cumulative effect of changes in accounting principles are non-operating gains from dispositions of $15 million and $21 million pre-tax, in 1995 and 1994, respectively and a non-operating gain from sale of Gartner Group stock of $21 million pre-tax in 1993.
(3) The computation of pro forma earnings per share for the periods ended June 30, 1996 and December 31, 1995 is based on the average number of shares of D&B Common Stock outstanding during the respective periods, reflecting the one for one Distribution ratio.

               COGNIZANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of financial condition and results of operations is prepared as if Cognizant were a separate entity for all periods discussed. This discussion should be read in conjunction with the Cognizant Combined Financial Statements and Notes thereto included elsewhere in this Information Statement.

OVERVIEW

     Cognizant is currently a wholly-owned subsidiary of D&B. The combined financial statements of Cognizant, which are discussed below, reflect the results of operations, financial position and cash flows of the businesses to be transferred to Cognizant from D&B in the Distribution. As a result, the combined financial statements have been prepared using D&B's historical basis in the assets and liabilities and historical results of operations related to Cognizant's businesses except for accounting for income taxes. (See Note 2 to Cognizant's Combined Financial Statements.)

     The combined financial statements reflect effective tax rates of Cognizant on a separate company basis. These rates do not reflect the benefit of D&B's global tax planning actions which have historically resulted in lower consolidated tax rates. Cognizant expects to initiate global tax-planning strategies in the future to minimize its effective tax rate.

     Additionally, the combined financial statements include allocations of certain D&B Corporate headquarters assets (including prepaid pension assets) and liabilities (including pension and postretirement benefits), and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to Cognizant's businesses that will be transferred from D&B.

     Management believes these allocations are reasonable. However, the financial information included herein may not necessarily reflect the combined financial position, results of operations, and cash flows of Cognizant in the future or what they would have been had Cognizant been a separate entity during the periods presented.

     D&B uses a centralized cash management system to finance its operations. Cash deposits from most of Cognizant's businesses are transferred to D&B on a daily basis and D&B funds Cognizant's disbursement bank accounts as required. Cash and cash equivalents reflected in the combined financial statements represent balances of certain foreign entities and of Gartner Group (which does not participate in the cash management system). No interest has been charged on these transactions with D&B.

     For purposes of governing certain of the ongoing relationships among Cognizant, D&B and ACNielsen after the Distribution and to provide for orderly transition, Cognizant, D&B and ACNielsen will enter into various agreements including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Indemnity and Joint Defense Agreement, TAM Master Agreement, Intellectual Property Agreement, Shared Transaction Services Agreements, Data Services Agreement and Transition Services Agreement. Summaries of these agreements are set forth elsewhere in this Information Statement.

FINANCIAL REVIEW

(Dollar amounts in thousands)

  Six Months Ended June 30, 1996 Compared with Six Months Ended June 30, 1995

     Cognizant's net income for the six months ended June 30, 1996 increased
20.6 % to $76,152 from $63,143 in the comparable period of the prior year.

     Revenue in the first half of 1996 increased 10.7% to $785,722 from $709,749 in the first half of 1995. Revenue growth was held down by the one-time impact in 1995 of conforming fiscal quarters between Cognizant and Gartner Group. Excluding the one-time impact in 1995, revenue growth was 13.3%, reflecting excellent growth at Gartner Group, principally from the introduction of new products and delivery options; strong revenue performance at IMS; and double-digit revenue growth at Nielsen Media Research, driven by revenue growth from new products and services and the continued impact of new broadcast and cable network subscribers.

     Operating income in the first half of 1996 increased 22.6% to $140,890 from $114,907 in the first half of 1995. Operating income growth outpaced revenue growth primarily due to Gartner Group's continued trend of taking advantage of economies of scale and leveraging its resources.

     Non-operating income/(expense)-net in the first half of 1996 was ($4,903) compared with non-operating income/(expense)-net of $577 in the first half of 1995. The decrease in non-operating income/(expense)-net in 1996 was due principally to higher minority interest expense related to Gartner Group.

     Cognizant's first-half effective tax rate was 44.0%, compared with the first-half 1995 effective tax rate of 45.3% computed on a separate-company basis. Accordingly, the tax rates do not reflect the impact of D&B's global tax-planning actions, which have historically yielded lower effective tax rates.

     Net cash provided by operating activities totaled $142,093 in the first half of 1996 compared with $131,361 for the comparable period in 1995. The increase of $10,732 primarily reflected an increase in business operating results ($13,009), an increase in deferred revenue ($4,573), and a reduced level of restructuring payments (a reduction of $8,784), partially offset by higher non-US income taxes paid, net of refunds ($9,197), and payments related to the 1995 non-recurring charge ($8,073).

     Net cash used in investing activities totaled $64,649 in the first half of 1996 compared with $40,146 for the comparable period in 1995. The increase of $24,503 is principally due to net purchases of marketable securities, offset, in part, by lower additions to computer software.

     Net cash used in/(provided by) financing activities totaled $48,709 for the first half of 1996 compared with $4,400 for the comparable period in 1995. The increase in cash usage of $44,309 primarily reflected higher cash remittances to D&B in connection with D&B's centralized cash management system.

  Year-ended December 31, 1995 Compared with Year-ended December 31, 1994

     Cognizant's net income in 1995 was $88,881 compared with $146,405 in 1994. The net income decline was primarily due to a non-recurring after-tax charge of $49,268 in 1995 for costs principally associated with asset impairments, software write-offs and contractual obligations that have no future economic benefit, and an incremental 1995 after-tax charge of $17,778 for postemployment benefits expense. Results for 1995 also include an increase in after-tax restructuring expense of $2,260, lower after-tax gains on dispositions of $4,525, and a higher effective tax rate in 1995, as compared with 1994. (See INCOME TAXES). Excluding the above-mentioned 1995 after-tax charges and the restructuring expenses and disposition gains for both years, 1995 net income was $154,656, compared with $138,349 in 1994.


     The following discusses the fourth quarter 1995 non-recurring charge:



          In the fourth quarter of 1995, Cognizant recorded within operating costs a charge of $90,070. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ($40,570), the write-off of certain computer software ($20,300), a provision for postemployment benefits ($7,400) under D&B's severance plan and an accrual for contractual obligations that have no future economic benefits ($21,800). No payments relating to the accrued contractual obligations were made in 1995.



          SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In connection with this review, Cognizant recorded an impairment loss of $40,570 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that will be replaced or will no longer be used. In addition, Cognizant recognized a charge of $20,300 principally related to the write-off of certain computer software product lines at the Pilot Software business unit that were discontinued.

          The provision for postemployment benefits of $7,400, represents the cost of workforce reductions. The accrual for contractual obligations that have no future economic benefits of $21,800 relates to the acquisition of certain information and other services that are no longer used by Cognizant.



          The non-recurring charge of $90,070 ($49,268 after-tax) evolved from D&B's annual budget and strategic planning process in the fall of 1995, which indicated, based on preliminary results, that D&B's consolidated long-term profitability objectives would not be achieved. Accordingly, a more comprehensive review was undertaken to review D&B's underlying cost structure, products and services and assets used in the business. Based upon such analysis, management having the authority to approve such business decisions committed in December 1995 to a plan to discontinue certain product lines and dispose of certain other assets, resulting in the charge. These decisions were not reversed or modified as a result of D&B's reorganization plan, which was reviewed and, subject to certain conditions, approved by the Board of Directors of D&B on January 9, 1996.


     Revenue increased 22.7% in 1995 to $1,542,340 from $1,257,415 in 1994, driven by excellent revenue growth at Gartner Group and strong revenue performances at IMS and Nielsen Media Research. Excluding the impact of a weaker U.S. dollar, revenue growth was 19.2%.

     1995 operating income was $154,677 compared with $226,635 in 1994. The decline in 1995 operating income primarily reflected the aforementioned 1995 non-recurring charge of $90,070, the 1995 incremental provision for postemployment benefits expense of $32,500, and an increase in restructuring expense in 1995 as compared with 1994. Excluding the 1995 charges mentioned above, the impact of a weaker dollar, and restructuring expenses in 1995 and 1994, 1995 operating income increased by 17.7% to $276,082 from $234,592.

     During 1995 Cognizant recorded a $12,800 restructuring provision primarily to write off software for product lines that were discontinued at Sales Technologies, a division of IMS. (See Note 4 to Cognizant's Combined Financial Statements.)

     Cognizant's 1995 operating costs and selling and administrative expenses were $1,242,331 compared with $911,074 in 1994. The increase in operating costs and selling and administrative expenses is primarily due to the 1995 non-recurring charge of $90,070, the 1995 incremental provision for postemployment benefits expense of $32,500, and the effect of a weaker dollar in 1995, as compared with 1994. Excluding the impact of these items, 1995 operating costs and selling and administrative expenses increased 19.7% in 1995 compared with 1994, reflecting Cognizant's increased spending in new revenue growth initiatives which contributed to overall excellent revenue growth of 19.2% in 1995.

     Cognizant's 1995 operating margin was 10.0% compared with 18.0% in 1994. The decline in operating margin reflects the 1995 non-recurring charge, the 1995 incremental provision for postemployment benefits expense, and higher restructuring expense in 1995, as compared with 1994, discussed above. Excluding these 1995 charges, and restructuring expense in 1995 and 1994, operating margin was 18.8% for 1995 compared with 18.7% for 1994.

     Non-operating income was $7,880 in 1995 compared with $18,853 in 1994. The decrease was due principally to higher minority interest expense related to Gartner Group, and lower disposition gains, offset in part by increased interest income.

     The following discusses results by business segments and geographical area:

          Marketing Information Services had an 18.2% increase in 1995 revenue to $1,204,701 from $1,019,160 in 1994. Excluding the impact of a weaker U.S. dollar, revenue growth for the segment was 14.2%, reflecting Nielsen Media Research's entrance into new metered markets and growth in Canada; new product introductions at IMS and modest revenue growth at DBTA and DBHC. IMS had 1995 revenue of $818,537, up 18.4% from $691,060 in 1994, and up 12.9% excluding the impact of a weaker U.S. dollar.

          1995 operating income for the segment was $158,037 compared with $228,864 in 1994. The decline in operating income was primarily due to the 1995 non-recurring charge of $72,870, the 1995 incremental provision for postemployment benefits expense of $24,300, and an increase in restructuring expense in 1995 as compared with 1994. Excluding these items, and the impact of a weaker U.S. dollar, operating income for the segment increased by 7.4% to $254,378 in 1995 compared with $236,821 in 1994 principally due to the impact of increased spending in new revenue growth initiatives.

          Information Technology Services had 1995 revenue of $337,639, up 41.7% from $238,255 in 1994. Gartner Group had excellent revenue growth in 1995 principally reflecting an increase in its subscription services revenue.

          Operating income for the segment increased 49.7% to $51,180 in 1995 from $34,185 in 1994. The increase in operating income was primarily due to Gartner Group's revenue growth and its ability to take advantage of economies of scale and leverage its resources, partially offset by the 1995 incremental provision for postemployment benefits expense. Excluding the incremental provision, and the impact of a weaker U.S. dollar, operating income for the segment grew 72.7% to $59,044 in 1995 from $34,185 in 1994.

          Revenue in the United States increased by 20.7% to $824,424 in 1995 from $682,965 in 1994, reflecting Nielsen Media Research's entrance into new metered markets and new product introductions by IMS. Revenue increased in Europe by 21.7% to $449,610 in 1995 from $369,590 in 1994, principally reflecting continued growth at IMS and Gartner Group's increased subscription services revenue and expansion into new global markets. All other non-U.S. revenues increased 31.0% to $268,306 in 1995 from $204,860 in 1994.

          Operating income in the U.S. was $32,072 in 1995 compared with $95,627 in 1994. The decline in operating income was primarily attributable to the 1995 non-recurring charge, the 1995 incremental provision for postemployment benefits expense and a higher restructuring expense in 1995 as compared with 1994. Excluding the impact of these items, 1995 operating income grew 22.5% to $123,312 from $100,674 in 1994. Operating income in Europe was $44,051 in 1995 compared with $71,042 in 1994. The decline in operating income was primarily due to the 1995 non-recurring charge and the 1995 incremental provision for postemployment benefits expense. Operating income in other non-U.S. countries grew 31.0% to $78,554 in 1995 from $59,966 in 1994.

  Year-ended December 31, 1994 Compared with Year-ended December 31, 1993

     Cognizant's 1994 net income increased 116.2% to $146,405 from $67,714 in 1993. The Company's net income in 1993 included the cumulative effects of the adoption of Financial Accounting Standards Board (FASB) Statements of Financial Accounting Standards (SFAS) No. 112 and No. 106 ($41,143, after-tax) and an after tax restructuring charge of $30,212. (See Notes 4 and 7 to Cognizant's Combined Financial Statements) 1994 net income included after-tax restructuring expense of $4,742 and an after-tax disposition gain of $12,798. Excluding these factors net income was $138,349 in 1994 as compared to $139,069 in 1993.

     Revenue increased 21.0% in 1994 to $1,257,415, from $1,039,259 in 1993.
Excellent revenue growth at Nielsen Media Research and Gartner Group and good revenue performance at IMS contributed to the increase. In 1994, the impact of the U.S. dollar was not significant.

     1994 operating income increased by 60.3% to $226,635 from $141,350 in 1993. The increase in operating income was primarily attributable to restructuring expense of $7,957 in 1994 compared with $46,408 in 1993, discussed below. Excluding the impact of restructuring expense in both years, operating income increased by 24.9% to $234,592 in 1994 from $187,758 in 1993. Operating income growth outpaced revenue growth primarily because of improved productivity from workforce reductions, prior restructuring actions and other productivity initiatives discussed below.

     During 1994 Cognizant initiated actions totaling $7,957 to restructure certain operations and businesses, and to reduce costs and increase operating efficiencies. These restructuring measures included office consolidations, the closedown of Sales Technologies' European operations, as well as additional steps to complete certain actions initiated in 1993. (See Note 4 to Cognizant's Combined Financial Statements.)

     Operating costs and selling and administrative expenses increased 18.5% to $911,074 in 1994 from $769,162 in 1993, reflecting the full-year impact of Gartner Group ($32,428), acquired in 1993, partially offset by productivity gains.

     Cognizant's 1994 operating margin was 18.0% compared with 13.6% in 1993. The increase is primarily due to the lower restructuring charge in 1994 compared with 1993. Excluding the impact of the restructuring charges, Cognizant's operating margin was 18.7% in 1994 compared with 18.1% in 1993 due to the productivity gains discussed above.

     Non-operating income was $18,853 in 1994, compared with $25,982 in 1993. The decline was principally due to higher minority interest expense related to Gartner Group. 1994 results include a $21,473 gain on the sale of the Machinery Information Division of Dataquest (MID), a non-strategic business. 1993 results include a $21,022 gain from the initial public offering of Gartner Group.

     The following discusses results by business segments and geographical area:

          Marketing Information Services had a 14.0% increase in 1994 revenue to $1,019,160 from $894,053 in 1993. IMS had 1994 revenue of $691,060, up
     12.6% from $613,915 in 1993 due to growth in Europe, Japan and North America. Nielsen Media Research had excellent revenue growth in 1994 reflecting new product and service introductions.

          Operating income for the segment increased 26.5% to $228,864 in 1994 from $180,966 in 1993. The increase in segment operating income was primarily due to a lower level of restructuring expense in 1994, as compared with 1993. Excluding restructuring expense for both years, operating income increased by 12.0% to $236,821 in 1994 from $211,379 in 1993 principally reflecting new product introductions at Nielsen Media Research.

          Information Technology Services had 1994 revenue of $238,255, up 64.1% from $145,206 in 1993. Revenue growth reflects the full-year impact of Gartner Group (a 1993 acquisition). Gartner Group reported excellent revenue growth in 1994 as a result of strong new product sales and expanded worldwide product distribution.

          Operating income for the segment was $34,185 in 1994 as compared with $2,100 in 1993. The increase in segment operating income is primarily due to Gartner Group's ability to take advantage of economies of scale and leverage its resources, and the impact of restructuring expense in 1993, compared with none in 1994.

          Cognizant's revenue in the United States increased by 19.4% to $682,965 in 1994 from $571,815 in 1993. Excellent revenue growth at Nielsen Media Research and Gartner Group contributed substantially to the increase. European revenues increased by 18.4% to $369,590 from $312,073 in 1993 principally reflecting growth at IMS and Gartner Group. Other non-U.S. revenue increased 31.9% to $204,860 from $155,371 in 1993.

          Operating income in the United States increased 112.3% to $95,627 in 1994 from $45,047 in 1993. The significant increase in operating income in the United States was due in part to the impact of lower restructuring expense in 1994 compared with 1993. Excluding restructuring expenses in both years, 1994 operating income in the United States increased 23.7% to $100,674 from $81,373 in 1993. Operating income in Europe increased 71.3% to $71,042 in 1994 from $41,476 in 1993. The increase in operating income in Europe was partially attributable to the decline in restructuring expense from 1993 to 1994. Excluding the impact of restructuring expense in both years, Europe's operating income increased 43.4% to $73,952 in 1994 from $51,558 in 1993. Operating income growth in the United States and Europe outpaced revenue growth primarily because of improved productivity from workforce reductions, prior restructuring actions and other productivity initiatives discussed previously. Operating income in other non-U.S. countries increased 9.4% to $59,966 in 1994 from $54,827 in 1993.

     INCOME TAXES -- The combined financial statements reflect effective tax rates of Cognizant on a separate company basis. Cognizant's effective tax rates were 45.3%, 40.4% and 34.9% in 1995, 1994 and 1993, respectively. As mentioned previously, these rates do not reflect the benefit of D&B's global tax planning actions which have historically resulted in lower tax rates for D&B. The increase in Cognizant's 1995 effective tax rate to 45.3% from 40.4% in 1994 primarily reflected the higher tax impact of the repatriation of non-U.S. subsidiary earnings without offsetting foreign tax credits. The increase in 1994 from 1993 was principally due to a shift in pre-tax income from non-U.S. income to U.S. income which is taxed at a higher rate. D&B's reported effective tax rates were 27.7%, 28.4%, and 27.1% in 1995, 1994 and 1993, respectively.
Cognizant expects to initiate global tax-planning strategies in the future to minimize its effective tax rate, although management does not believe that Cognizant's effective tax rate will be reduced to the levels historically achieved by D&B.

     CHANGES IN FINANCIAL POSITION AT DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994 -- Accounts Receivable -- Net increased to $432,957 at December 31, 1995 from $338,760 at December 31, 1994 primarily due to excellent revenue growth at Gartner Group from increased subscription services and expansion into new global markets, and strong revenue growth at IMS from new product introductions.

     Other Current Assets increased to $114,177 at December 31, 1995 from $63,041 at December 31, 1994 principally due to increased marketable securities at Gartner Group as a result of its strong cash position driven by excellent operating results.

     Accrued and Other Current Liabilities increased to $297,465 at December 31, 1995 from $234,677 at December 31, 1994 primarily due to the current component of the accrual in the third quarter for post employment benefits and the fourth quarter non-recurring charge.

     Deferred Revenues increased to $270,731 at December 31, 1994 from $215,818 at December 31, 1994 primarily due to excellent subscription sales growth at Gartner Group.

     ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS -- In 1993, Cognizant adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The adoption of SFAS No. 112 and SFAS No. 106 resulted in one-time, non-cash, after-tax charges of $28,303 and $12,840, respectively. The adoption of SFAS No. 112 and SFAS No. 106 did not have a significant effect on 1993 expense. (See Note 7 to Cognizant's Combined Financial Statements.)

     In 1995, Cognizant recorded a pre-tax charge of $90,070 that included an impairment loss of $40,570 related to long-lived assets for which management, having the authority to approve such business decisions, committed to a plan to discontinue certain product lines and dispose of certain real property.

     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. While SFAS No. 121 affected the measurement of the impairment charge noted above, it had no affect on the timing of recognition of the impairment.

     The 1995 charge principally reflected an impairment loss of $40,570 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that will be replaced or will no longer be used. In addition, Cognizant recognized a charge of $20,300 principally related to the write-off of certain computer software product lines at the Pilot business unit that were discontinued. (See Note 3 to Cognizant's Combined Financial Statements.)

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. Cognizant is evaluating the new statement and has not determined whether it will adopt the recognition or disclosure alternative of the statement. Therefore, the impact of adoption on Cognizant's financial statements has not been determined.

     RESTRUCTURING -- In 1993, Cognizant recorded $46,408 of restructuring expense to restructure certain operations and businesses. (See Note 4 to Cognizant's Combined Financial Statements.) These actions were designed to achieve long-term productivity improvements, and reduce costs. The costs associated with this plan, and all other restructuring actions, included only specific, direct and incremental costs that could be estimated with reasonable accuracy and were clearly identifiable with the related plans.

     Costs included in the restructuring charge included $5,490 for the consolidation of data centers in North America and Europe, resulting principally in lease termination costs, asset write-offs and other costs incident to the consolidation of such data centers. Cognizant also provided $18,163 to initiate actions to reduce real estate costs by consolidating office facilities in the U.S. and Europe. Costs incurred included lease termination costs and asset writeoffs. The restructuring charge also included $22,755 primarily related to workforce reductions and write-offs of intangible assets at certain divisions.

     NON-U.S. OPERATING AND MONETARY ASSETS -- Cognizant operates globally. Approximately 47% of Cognizant's revenues and 79% of operating income in 1995 were derived from non-U.S. operations, including approximately 29% of revenues and 28% of operating income from European operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. In 1995, foreign currency translation increased U.S. dollar revenue growth and operating income growth by approximately 4% and 6%, respectively. The effect of foreign currency translation on revenue and operating income growth in 1994 was insignificant.

     Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally in Germany, Japan, Spain and Italy. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to divisional equity. The effect of exchange rate changes during 1995 increased the U.S. dollar amount of cash and cash equivalents by approximately $4,846.

     LIQUIDITY AND CAPITAL RESOURCES -- At December 31, 1995, cash, cash equivalents and current marketable securities totaled $187,223 (including $81,392 of Gartner Group cash and marketable securities), an increase of $59,239 from $127,984 (including $43,191 of Gartner Group cash and marketable securities) at December 31, 1994. The increase in cash was held down by expected payments for postemployment benefits and restructuring of $18,480 and $15,544 respectively. Cash payments related to these items in 1996 are expected to aggregate $48,097.

     Net cash provided by operating activities was $273,843, $201,049 and $200,521 in 1995, 1994 and 1993, respectively. The increase of $72,794 in net cash provided by operating activities in 1995, compared with 1994, primarily reflected increased operating results (excluding the non-recurring charge) and lower restructuring payments (a decrease of $8,933), offset in part by a higher level of accounts receivable (an increase of $10,239), reflecting in part, increased revenues. The increase of $528 in net cash provided by operating activities in 1994, compared with 1993, primarily reflected increased operating results and higher deferred revenue (an increase of $26,560), offset, in part, by higher restructuring (an increase of $18,355) and postemployment benefit payments (an increase of $12,251), and a higher level of accounts receivable (an increase of $53,958), reflecting in part, increased revenues.

     Net cash used in investing activities totaled $128,324 for 1995, compared with $195,476 and $111,367 in 1994 and 1993, respectively. The decrease in cash usage in 1995 of $67,152 primarily reflected lower payments for acquisitions and reduced capital expenditures, offset in part by net purchases of marketable securities. The increase in cash usage of $84,109 in 1994 was principally driven by the absence of the proceeds from the initial public offering of Gartner Group in 1993 and by increased payments for acquisitions and higher capital expenditures, offset in part by proceeds from the sale of MID. Capital expenditures were $77,032, $104,475, and $70,741 in 1995, 1994 and 1993, respectively.

     Net cash used in/(provided by) financing activities, principally reflecting net remittances to and cash receipts from D&B, totaled $121,244 in 1995, compared with $108,353 in 1994 and ($8,599) in 1993.

     Following the Distribution, it is expected that the Cognizant's existing balances of cash, cash equivalents and marketable securities, and cash generated from operations and debt capacity will be sufficient to meet Cognizant's long-term and short-term cash requirements including dividends and acquisitions.

     DIVIDENDS -- The payment and level of cash dividends by Cognizant after the Distribution will be subject to the discretion of the Board of Directors of Cognizant. Although it is anticipated that Cognizant will initially declare quarterly dividends in the range of 5% to 8% of net earnings, dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Cognizant on a stand-alone basis.

                            ACNIELSEN CAPITALIZATION

     The following table sets forth the combined capitalization of ACNielsen as of June 30, 1996 on a historical basis, forecasted at November 1, 1996 (the anticipated Distribution Date), and at November 1, 1996 as adjusted to give effect to the Distribution and the transactions contemplated thereby. The following data is qualified in its entirety by the financial statements of ACNielsen and other information contained elsewhere in this Information Statement. See "Certain Considerations".

                                                                         (UNAUDITED)
                                                 ------------------------------------------------------------
                                                                     FORECASTED AT          FORECASTED AT
                                                 JUNE 30, 1996     NOVEMBER 1, 1996       NOVEMBER 1, 1996
                                                     ACTUAL       BEFORE DISTRIBUTION   AFTER DISTRIBUTION(1)
                                                 --------------   -------------------   ---------------------
                                                                       ($ IN MILLIONS)
Cash and Cash Equivalents......................      $ 92.0             $ 107.0                $ 119.7
                                                 ===========      ==============        ===============
Notes Payable..................................      $ 38.6             $  35.5                $  35.5
Long-term Debt.................................         7.3                 4.5                    4.5
Divisional Equity:
  Unrealized Losses on Securities..............        (1.7)               (1.7)                  (1.7)
  Foreign Currency Translation.................       (30.4)              (30.4)                 (30.4)
  Other Divisional Equity......................       430.5               427.9                     --
Preferred Stock, par value $.01 per share,
  authorized -- 5,000,000 shares:
  outstanding -- none..........................          --                  --                     --
Series Common Stock, par value $.01 per share,
  authorized -- 5,000,000 shares:
  outstanding -- none..........................          --                  --                     --
Common Stock, par value $.01 per share,
  authorized -- 150,000,000 shares: issued and
  outstanding -- 56,963,610....................          --                  --                    0.6
Capital in Excess of Par Value.................          --                  --                  440.0
                                                    -------             -------                -------
          Total Equity.........................       398.4               395.8                  408.5
                                                    -------             -------                -------
          Total Capitalization.................      $444.3             $ 435.8                $ 448.5
                                                 ===========      ==============        ===============

---------------
(1) Assumes transfer by D&B to ACNielsen of $12.7 million in cash in accordance with the Distribution Agreement.

SUMMARY OF SIGNIFICANT CAPITALIZATION FORECAST ASSUMPTIONS

     The financial forecast of the capitalization of ACNielsen at November 1, 1996 is based on ACNielsen management's forecasts and assumptions concerning events and circumstances which are expected to occur subsequent to June 30, 1996 but prior to and including November 1, 1996 (the anticipated Distribution Date), including future results of operations and other events. Significant assumptions of events between June 30, 1996 and November 1, 1996, include the following:

        - ACNielsen operating income for the four months ended October 31, 1996 of approximately $36 million.

        - Increase in D&B's cash and cash equivalents of approximately $369 million, primarily reflecting operating cash flows for the four months ended October 31, 1996 and proceeds from divestitures, less dividend payments by D&B totalling $43 million for the four months ended October 31, 1996. Dividends of $111 million were paid by D&B in the comparable period of 1995.

     These forecasts and assumptions do not represent an all-inclusive list of those events or transactions expected to occur prior to the Distribution which will affect the capitalization of ACNielsen; however, in ACNielsen management's judgment, the above assumptions and forecasts are the most significant. There have been no changes in accounting principles included in this capitalization forecast.

LIMITATIONS ON FORECASTED FINANCIAL INFORMATION

     The assumptions and estimates underlying the forecasted data and information in this Information Statement are inherently uncertain and, although considered reasonable by management of ACNielsen, are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of ACNielsen. Accordingly, there can be no assurance that the forecasted financial results will be realized. In fact, actual results in the future usually will differ from the forecasted financial results, and the differences may be material. ACNielsen does not intend to update any forecasted financial data or information contained in this Information Statement, and the absence of any such update should not be construed as an indication that management of ACNielsen continues to believe the forecasted data or information contained in this Information Statement is reasonable. ACNielsen's independent accountants have not examined, compiled, or applied any agreed-upon procedures to these forecasts, and accordingly assume no responsibility for these forecasts.

                       ACNIELSEN SELECTED FINANCIAL DATA

     The following data is qualified in its entirety by the financial statements of ACNielsen and other information contained elsewhere in this Information Statement. The financial data as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, has been derived from the audited financial statements of ACNielsen contained elsewhere in this Information Statement. The financial data as of June 30, 1996 and 1995, and December 31, 1992 and 1991, for the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1992 and 1991, are unaudited. The historical financial statements of ACNielsen contained in this Information Statement are presented as if ACNielsen were a separate entity for all periods presented. The following financial data should be read in conjunction with the information set forth under "ACNielsen Management's Discussion and Analysis of Financial Condition and Results of Operations" and ACNielsen's Combined Financial Statements and Notes thereto appearing elsewhere in this Information Statement.

                                     SIX MONTHS ENDED                     YEAR ENDED DECEMBER 31,
                                         JUNE 30,           ---------------------------------------------------
                                 ------------------------   1995(1)  1994(2)  1993(2)     1992         1991
                                                 1995       -------  -------  -------  -----------  -----------
                                              -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
                                              (UNAUDITED)
                                    1996
                                 -----------
                                 (UNAUDITED)       ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating Revenue...............   $   644      $   611     $1,281   $1,092   $1,045     $ 1,117      $ 1,020
(Loss) Income before cumulative
  effect of changes in
  accounting principles.........   $   (17)     $   (37)    $ (231 ) $  (65 ) $  (55 )   $    47      $    46
PRO FORMA UNAUDITED LOSS PER
  SHARE OF COMMON STOCK(3)......   $ (0.31)                 $(4.09 )
BALANCE SHEET DATA:
Total Assets....................   $   947      $ 1,052     $  970   $  980   $  845     $   922      $ 1,385
Long-term Debt..................   $     7      $    13     $    6   $    9   $    4     $    10      $    12

---------------

(1) (Loss) income before cumulative effect of changes in accounting principles in 1995 includes a non-recurring pre-tax charge in the fourth quarter of $152 million ($141 million after-tax) for costs principally associated with asset impairments, software write-offs and contractual obligations that have no future economic benefit.
(2) (Loss) income before cumulative effect of changes in accounting principles includes restructuring expense of $9 million and $60 million pre-tax, in 1994 and 1993, respectively.
(3) The computation of pro forma loss per share for the periods ended June 30, 1996 and December 31, 1995 is based on the average number of shares of D&B Common Stock outstanding during the respective periods, adjusted for the one for three Distribution ratio.

                                   ACNIELSEN
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of financial condition and results of operations is prepared as if ACNielsen were a separate entity for all periods discussed. This discussion should be read in conjunction with the ACNielsen Combined Financial Statements and Notes thereto included elsewhere in this Information Statement.

OVERVIEW

     ACNielsen is currently a wholly-owned subsidiary of D&B. The combined financial statements of ACNielsen, which are discussed below, reflect the results of operations, financial position and cash flows of the businesses to be transferred to ACNielsen from D&B in the Distribution. As a result, the combined financial statements have been prepared using D&B's historical basis in the assets and liabilities and historical results of operations related to ACNielsen's businesses except for accounting for income taxes. (See Note 2 to the ACNielsen Combined Financial Statements.)

     The combined financial statements reflect effective tax rates of ACNielsen on a separate company basis. These rates do not reflect the benefit of D&B's global tax-planning actions which have historically resulted in lower consolidated tax rates. ACNielsen expects to initiate global tax-planning strategies in the future to minimize its effective tax rate.

     Additionally, the combined financial statements include allocations of certain D&B Corporate headquarters assets (including prepaid pension assets) and liabilities (including pension and postretirement benefits), and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to ACNielsen's businesses that will be transferred to ACNielsen from D&B. Management believes these allocations are reasonable. However, the financial information included herein may not necessarily reflect the combined financial position, results of operations, and cash flows of ACNielsen in the future or what they would have been had ACNielsen been a separate entity during the periods presented.

     D&B uses a centralized cash management system to finance its operations. Cash deposits from most of ACNielsen's businesses are transferred to D&B on a daily basis and D&B funds ACNielsen's disbursement bank accounts as required. No interest has been charged on these transactions. Cash and cash equivalents reflected in the combined financial statements represents balances of certain non-U.S. entities.

     For purposes of governing certain of the ongoing relationships among ACNielsen, D&B and Cognizant after the Distribution and to provide for orderly transition, ACNielsen, D&B and Cognizant will enter into various agreements including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Indemnity and Joint Defense Agreement, TAM Master Agreement, Intellectual Property Agreement, Shared Transaction Services Agreements, Data Services Agreement and Transition Services Agreement. Summaries of these agreements are set forth elsewhere in this Information Statement.

FINANCIAL REVIEW

(Dollar amounts in thousands)

  Six Months Ended June 30, 1996 Compared with Six Months Ended June 30, 1995

     ACNielsen's net loss for the six months ended June 30, 1996 decreased to $17,484 compared with a net loss of $36,793 in the comparable period of the prior year.

     Revenue in the first half of 1996 increased 5.4% to $644,240 from $611,169 in the first half of 1995, driven by the strong double-digit revenue growth in Asia Pacific. The Americas region reported a 5.2% increase in first-half 1996 revenue to $222,091 from $211,175 a year ago. Europe's first-half revenue increased 1.2% to $286,393 from $283,029 in the first half of 1995, due to customer service issues resulting from the transition to scanning. Asia Pacific's first half revenue grew 20.7% to $119,148 from $98,710. Excluding the effect of the acquisition of Reark in Australia in 1995, revenue in Asia Pacific increased 12.6%. While local currency revenue of ACNielsen Japan increased 3.9%, driven by growth in scanning services, reported revenue declined 9.0% to $16,608 from $18,255, due to a stronger dollar.

     Operating loss in the first six months of 1996 was $7,721 compared with a loss of $11,029 in the first six months of 1995, reflecting improved U.S. operations offset in part by increased operating costs in the European business which resulted in a reduction of the region's profitability compared with historical levels. In Europe, ACNielsen continues to invest in improving customer service, data quality and delivery.

     Non-operating income-net for the first six months of 1996 was $185 compared with non-operating expense-net of $3,083 in the first six months of 1995 principally due to lower borrowings in Latin America in 1996.

     The income tax provision for the first-half of 1996 decreased to $9,948 from $22,681 in 1995 principally due to lower profits in Europe and a lower non-U.S. effective tax rate.

     Net cash used in operating activities totaled $7,194 in the first six months of 1996 compared with $40,038 for the comparable period in 1995. The $32,844 decrease in cash used primarily reflected a decrease in accounts receivable ($15,353) in 1996, compared with an increase ($20,895) in 1995, lower postemployment benefit payments (a reduction of $12,343), lower restructuring payments($4,622), offset in part by higher non-U.S. income taxes paid-net of refunds (an increase of $18,833) and payments related to the 1995 non-recurring charge ($15,877).

     Net cash used in investing activities for the first six months of 1996 decreased to $44,760 compared with $77,579 for the comparable period in 1995. The decrease in cash used in investing activities of $32,819 principally reflected lower capital expenditures of $19,420. First-half 1995 capital expenditures included the relocation of the U.S. operations to a leased facility in Schaumburg, Illinois.

     Net cash provided by financing activities for the first six months of 1996 totaled $54,397 compared with $123,775 for the comparable period in 1995. The decrease in cash provided of $69,378 primarily reflected lower remittances from D&B of $53,275 and a decrease in short-term borrowings of $10,789.

  Year-ended December 31, 1995 Compared with Year-ended December 31, 1994

     ACNielsen reported a net loss of $230,884 in 1995, compared with a net loss of $65,061 in 1994. The loss in 1995 reflects a non-recurring pre-tax charge of $152,170 ($141,260 after-tax) in the fourth quarter of 1995 for costs principally associated with asset impairments, software write-offs and contractual obligations that have no future economic benefit. (See Note 3 to the ACNielsen Combined Financial Statements.) Results for 1995 also included a pre-tax charge in the third quarter of $31,900 for postemployment benefits. Excluding the non-recurring charge, ACNielsen reported a net loss of $89,624 in 1995, compared with a net loss of $65,061 in 1994, principally reflecting the incremental cost of $31,900 for postemployment benefits.


     The following discusses the fourth quarter 1995 non-recurring charge:



          In the fourth quarter of 1995, ACNielsen recorded within operating costs a charge of $152,170. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ($74,370), a provision for postemployment benefits ($14,300) under D&B's severance plan, an accrual for contractual obligations that have no future economic benefits ($55,800) and other asset revaluations ($7,700). No payments relating to the accrued contractual obligations were made in 1995.



          SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In connection with this review, ACNielsen recorded an impairment loss of $74,370 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that will be replaced or will no longer be used by ACNielsen.

          The provision for postemployment benefits of $14,300, represents the cost of workforce reductions. The accrual for contractual obligations that have no future economic benefits of $55,800 relates to the acquisition of certain information and services that are no longer used by ACNielsen, and the other asset revaluations of $7,700 are necessitated based on an evaluation of the new business initiatives.



          The non-recurring charge of $152,170 evolved from D&B's annual budget and strategic planning process in the fall of 1995, which indicated, based on preliminary results, that D&B's consolidated long-term profitability objectives would not be achieved. Accordingly, a more comprehensive review was undertaken to review D&B's underlying cost structure, products and services and assets used in the business. Based upon such analysis, management having the authority to approve such business decisions committed in December 1995 to a plan to discontinue certain product lines and dispose of certain other assets, resulting in the charge. These decisions were not reversed or modified as a result of D&B's reorganization plan, which was reviewed and, subject to certain conditions, approved by the Board of Directors of D&B on January 9, 1996.


     Revenue increased 17.3% in 1995 to $1,281,345 from $1,092,107 in 1994.
Strong revenue increases ($111,310) were achieved in the Asia Pacific region principally due to the full year impact of acquiring in 1994 SRG, AGB Australia, AGB New Zealand and Reark. Growth in the U.S. and Europe aggregated 7.2% and 6.3%, respectively. Positive growth in these regions was achieved despite strong competition, restructuring and issues related to new product integrations. Excluding the effects of the acquisitions and foreign exchange, ACNielsen's revenue increased about 6.0%.

     Operating costs increased 47.5% to $859,132 in 1995 from $582,225 in 1994. Operating costs in 1995 included the non-recurring charge of $152,170 and a $31,900 provision in the third quarter for postemployment benefits. Excluding these items and 1994 restructuring expense, operating costs increased 17.8%, reflecting higher production and other costs related to the scanning transition issues in Europe, the full year impact of the acquisitions of SRG, AGB Australia, AGB New Zealand and Reark in 1994, and increased costs in Latin America resulting from continued geographic expansion. In 1995, the Company embarked on an aggressive program to begin converting the collection of store data from a manual process("audit") to an electronic process ("scanning"). Issues that arose during the conversion related to timeliness and quality of data and customers being unfamiliar with the expanded data generated by the scanning process. As a result, the Company ran parallel processes for longer than anticipated and increased its provision for doubtful accounts in Europe. The issues are being addressed by reengineering efforts that include stepping up quality control measures, introducing customer service centers and improving communications with customers and retailers.

     Selling and administrative expenses increased 20.7% to $486,992 in 1995 from $403,469 in 1994. This increase resulted from higher expenses in Asia Pacific, primarily due to the full year impact of 1994 acquisitions and expense growth in Europe for increased service levels to support the transition from audit to scanning, partially offset by a reduction in expenses in the U.S. reflecting the realignment of the functional organization to improve ACNielsen's position and focus in the U.S. marketplace.

     ACNielsen incurred an operating loss in 1995 of $184,008 compared with an operating loss of $1,169 in 1994. The operating loss in 1995 primarily reflected the aforementioned charge and provision for postemployment benefits. Excluding the aforementioned charge and the provision for postemployment benefits in 1995 and restructuring expense in 1994, operating income was $62 in 1995, compared with $7,753 in 1994. Lower costs drove a $37,798 reduction in the operating loss in the U.S., excluding the aforementioned charges in 1995, and restructuring expense in 1994. In Europe, however, higher production and other costs related to the scanning transition issues resulted in a $39,218 decline in operating income in 1995 versus 1994, excluding the charges described above. Operating income in Asia Pacific increased $1,423, excluding the charges, reflecting the full year impact of 1994 acquisitions.

     Non-operating expense-net decreased to $7,040 in 1995 from $13,419 in 1994 primarily reflecting lower foreign exchange losses in hyperinflationary countries.

     The following discusses results on a geographic basis:

          Total Americas revenue increased 9.5% in 1995 to $443,561 from $405,235 in 1994, and its operating loss increased to $154,004 from $63,343 reflecting the impact of $108,870 of non-recurring charges and $18,500 of postemployment benefit expense, partially offset by cost reductions in the U.S. resulting from field force and operational improvements. Excluding the aforementioned non-recurring charge and provision for postemployment benefits in 1995, and 1994 restructuring expense, the operating loss declined $33,313, driven primarily by field force and operational improvements in the U.S. Revenue in the U.S. increased 7.2% to $274,552 in 1995 from $256,111 in 1994, reflecting increased customer demand for value-added services in the consumer information, decision support and analytics product categories. The U.S. operating loss increased to $172,971 in 1995 from $90,665 in 1994 reflecting the aforementioned non-recurring charge and provision for postemployment benefits. Excluding these charges and restructuring expense in 1994, operating loss in the U.S. decreased to $49,471 from $87,269 primarily reflecting significant process improvements during the year.

          Europe's revenue increased 6.3% to $583,269 in 1995 from $548,647 in 1994. The region had an operating loss of $5,599, reflecting, in part, the fourth quarter charge of $28,400 and provision for postemployment benefits ($13,400). Excluding these charges and restructuring expense in 1994, operating income declined to $36,201 from $75,419 reflecting increased expenses in the region to improve customer service, data quality and delivery and ACNielsen's expansion into Eastern Europe.

          Asia Pacific's revenues increased 105% to $216,875 in 1995 from $105,565 in 1994 reflecting the acquisition of SRG in July 1994. Operating income increased to $11,695 from $11,172. Excluding the fourth quarter charge of $900 described above, operating income increased $1,423 reflecting the full year impact of acquisitions as well as continued investment in China and other new markets.

          ACN Japan's operating revenue increased 15.2% to $37,640 from $32,660, however its operating loss increased to $36,100 from $18,891, reflecting the non-recurring fourth quarter charge of $14,000. Excluding the aforementioned charge, operating loss increased by $3,209 reflecting the highly competitive marketplace and significant costs related to data collection.

  Year-ended December 31, 1994 Compared with Year-ended December 31, 1993

     In 1994, ACNielsen's net loss was $65,061 compared with a net loss of $174,726 in 1993. The Company's net loss in 1993 included the cumulative effects to January 1, 1993 of the adoption of Financial Accounting Standards Board
(FASB) Statements of Financial Accounting Standards (SFAS) No. 112 and No. 106 (aggregating $119,494 after tax) and a net restructuring charge of $56,038 after tax. (See Notes 6 and 4 to the ACNielsen Combined Financial Statements.) In addition, 1994 operating results reflected a decline in revenue in the U.S. resulting from past competitive losses and increased costs for increased servicing of client requirements. Excluding the cumulative effects of changes in accounting in 1993 and a net restructuring charge of $56,038 after tax, ACNielsen reported 1993 net income of $806.

     1994 revenue increased by 4.5% to $1,092,107 from $1,044,676 in 1993.
Excluding the effects of 1994 acquisitions, 1994 revenue increased about 2.5%. For the full year, the impact of foreign exchange on revenue growth was not material. Revenue growth in Asia Pacific resulted from the acquisition of SRG in July 1994 but was more than offset by a decline in revenue in the U.S. resulting from past competitive losses.

     During 1994, D&B took further steps to improve productivity and initiated other actions to restructure certain operations and businesses, and to reduce costs and increase operating efficiencies. (See Note 4 to the Combined Financial Statements.)

     Several non-recurring gains and significant changes in costs were included in ACNielsen's 1994 operating results. ACNielsen also took proactive measures to improve its future performance by accelerating the introduction of newer technologies, which resulted in a charge of $6,967. The charge principally reflected the revaluation of certain computer software and other intangible assets that will be replaced or no longer be used. In addition, a change in eligibility requirements for ACNielsen's postretirement medical plan resulted in a curtailment gain of approximately $4,082, which was offset by an increase in spending for new-product development.

     In the fourth quarter of 1994, as part of ACNielsen's global initiative to improve productivity and increase synergies, ACNielsen realized a $2,303 benefit-plan curtailment gain due to workforce reductions and a $10,200 gain from the sale of ACNielsen's headquarters in Northbrook, Illinois. These gains partially offset the high level of spending on new growth initiatives in the quarter.

     Operating costs, including restructuring expense, decreased 1% to $591,147 in 1994 from $597,185 in 1993, primarily reflecting a $51,379 decrease in restructuring expense, partially offset by higher costs in the U.S. business and the impact of 1994 acquisitions. Selling and administrative expenses increased 11.0% to $403,469 in 1994 from $363,499 in 1993 reflecting higher expenses in the U.S. business for increased servicing of client requirements and the impact of acquisitions.

     ACNielsen's operating loss in 1994 was $1,169 compared with an operating loss of $9,901 in 1993. The reduced operating loss resulted from a reduction in restructuring expense of $51,379 which was largely offset by increased spending, as well as the effect of past competitive losses and higher costs in ACNielsen's U.S. business. To meet the competition and stem further customer losses, ACNielsen increased spending in the U.S. to improve data delivery capabilities and applications as well as increase client service levels to meet the demands of existing customers.

     ACNielsen reported 1994 non-operating expense-net of $13,419 compared with non-operating income-net of $4,257 in 1993 reflecting higher interest expense.

     The following discusses results on a geographic basis:

          Total Americas revenue decreased 3.9% in 1994 to $405,235 from $421,534 in 1993 and its operating loss was $63,343 essentially unchanged from $63,062, reflecting a decrease in restructuring expense largely offset by the factors described above that affected the U.S. business. Excluding restructuring expense in 1994 and 1993, operating loss increased $45,005 as a result of the factors described above.

          Europe's revenue was $548,647 in 1994, essentially unchanged from $550,334 in 1993 reflecting weak economic conditions. For the full year, the effect of foreign exchange on revenue growth was not significant. The region's operating income was $69,893 in 1994 compared with $55,985 in 1993 reflecting a decrease in restructuring expense of $6,655 and improved productivity in data collection and data center consolidations. Excluding restructuring expense in 1994 and 1993, the region's operating income increased $7,253 to $75,419 from $68,166 due to the improvements described above.

          Asia Pacific's revenue increased 134% to $105,565 in 1994 from $45,052 in 1993, reflecting the acquisition of SRG, AGB Australia and AGB New Zealand in the second half of 1994. The region's operating income was $11,172 in 1994 compared with $13,030 in 1993 reflecting the impact of integrating acquisitions and higher administrative costs to support expansion in the region.

          ACN Japan's operating revenue increased 17.7% to $32,660 in 1994 from $27,756 in 1993, but its operating loss increased to $18,891 from $15,854 due to increased field coverage from the launch of the beverage index in 1993.

     INCOME TAXES -- ACNielsen's provision for income taxes for 1995, 1994, and 1993 reflects an effective tax rate significantly higher than the Federal statutory rate as ACNielsen has not recognized benefits on its U.S. losses (see
Note 8 to the ACNielsen Combined Financial Statements). In addition, income tax provisions on ACNielsen's profitable non-U.S. operations do not reflect the impact of D&B's global tax-planning actions designed to reduce D&B's effective tax rate. D&B's effective tax rates were 27.7%, 28.4% and 27.1% in 1995, 1994 and 1993, respectively. ACNielsen expects to initiate global tax-planning strategies in the future to minimize its effective tax rate, although management does not believe that ACNielsen's effective tax rate will be reduced to the levels historically achieved by D&B.

     CHANGES IN FINANCIAL POSITION AT DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994 -- Accounts Receivable-Net increased to $272,976 at December 31, 1995 from $233,368 at December 31, 1994, primarily reflecting increased revenues in Asia Pacific and an increase in days billings outstanding in Europe as a result of the issues related to scanning.

     Deferred Charges, Computer Software and Other Intangibles decreased to $68,049, $22,714 and $33,154, at December 31, 1995, respectively, from $81,318,
$55,320 and $65,489 at December 31, 1994, respectively primarily reflecting the impact of the impairment losses recorded in the fourth quarter of 1995.

     Postretirement and Postemployment Benefits increased to $110,191 at December 31, 1995 from $80,768 at December 31, 1994 primarily reflecting the impact of the non-current component of the accrual in the third quarter for postemployment benefits and the fourth quarter non-recurring charge.

     Other Liabilities increased to $62,437 at December 31, 1995 from $19,483 at December 31, 1994 primarily reflecting the non- current component of the non-recurring charge recorded in the fourth quarter for contractual obligations that have no future economic benefits.

     ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS -- In 1993, ACNielsen adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The adoption of SFAS No. 112 and SFAS No. 106 resulted in one-time, non-cash, after-tax charges of $105,294 and $14,200, respectively, in the first quarter of 1993. The adoption of SFAS No. 112 and SFAS No. 106 did not have a significant effect on 1993 expense. (See
Note 6 to the ACNielsen Combined Financial Statements.)

     In the fourth quarter of 1995, ACNielsen recorded a charge within operating costs of $152,170. This charge included an impairment loss of $74,370 in connection with the adoption of the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

     SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. The impairment losses related to long-lived assets based on the Company's decision to discontinue using such assets. The 1995 charge principally reflected the revaluation of certain fixed assets, administrative and production systems and other intangibles that will be replaced or will no longer be used by ACNielsen. (See Note 3 to the ACNielsen Combined Financial Statements.)

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. ACNielsen is evaluating the new statement and has not determined whether it will adopt the recognition or disclosure alternative of the statement. Therefore, the impact of adoption on ACNielsen's financial statements has not been determined.

     RESTRUCTURING -- In 1993, ACNielsen recorded $60,301 to restructure certain operations and businesses. These actions were part of a D&B-wide plan designed to achieve long-term productivity improvements and reduce costs. The costs associated with this plan, and all other restructuring actions, included only specific, direct and incremental costs that could be estimated with reasonable accuracy and were clearly identifiable with the related plans.

     ACNielsen provided $11,811 to initiate approximately sixteen separate actions to reduce real estate costs by consolidating office facilities in each of five major geographic regions in the U.S. and eleven geographic regions in Europe. Costs incurred included lease termination costs and asset write-offs. The restructuring charge also included $48,490 to discontinue certain systems and products in the U.S. These costs principally related to write-offs of computer software and other intangible assets.

     At December 31, 1994 and 1995, restructuring accruals for the aforementioned actions totaled $6,771 and $698, respectively. Other restructuring accruals totaled $7,619 and $3,627 at December 31, 1994 and 1995, respectively. (See Note 4 to the ACNielsen Combined Financial Statements.) The remaining balances of the restructuring accruals of $4,325 at December 31, 1995 will be expended in 1996.

     NON-U.S. OPERATING AND MONETARY ASSETS -- ACNielsen operates globally. Nearly 80 % of ACNielsen's revenues were generated from non-U.S. operations during 1994 and 1995. During 1995, European and Asian operations contributed 45% and 17% of Company revenues, respectively. ACNielsen's operations in Japan generated approximately $38,000 of revenues during 1995. Primarily as a result of these non-U.S. operations, changes in the value of local currencies relative to the U.S. dollar may increase the volatility of the U.S. dollar operating results. In 1995, foreign currency translation increased U.S. revenue growth by approximately 4%. The impact of foreign currency translation on operating loss for 1995 was not significant. In addition, during 1994, the effect of such foreign currency fluctuations on reported results was not significant.

     Consistent with D&B's past practice, ACNielsen plans to enter into foreign exchange forward contracts and other instruments to mitigate the effects of currency fluctuations on certain of ACNielsen's non-U.S. net investments and to hedge against foreign exchange movements between the dates that foreign currency transactions are recorded and the dates they are settled. In addition, ACNielsen is also evaluating the merits of implementing a broader program to mitigate the effects of foreign exchange fluctuations on operating results.

     Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally in Spain, Germany, Italy and Belgium. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to divisional equity. The effect of exchange rate changes during 1995 increased the U.S. dollar amount of cash and cash equivalents by approximately $3,600.

     LIQUIDITY AND CAPITAL RESOURCES -- At December 31, 1995, cash, cash equivalents and non-current marketable securities totaled $117,571 (including $27,095 of non-U.S. pension fund-marketable securities, which are subject to local country restrictions), an increase of $10,034 from December 31, 1994. Short-term debt totaled $29,698, a decrease of $12,990 from December 31, 1994. The increase in cash at December 31, 1995 was held down by expected payments for postemployment benefits and restructuring of $50,290 and $10,065, respectively. Cash payments related to these items in 1996 are expected to aggregate $45,000.

     Net cash provided by (used in) operating activities aggregated $24,275, ($39,305) and $74,835 in 1995, 1994 and 1993, respectively. The increase of $63,580 in net cash provided by operating activities in 1995, compared with 1994, primarily reflected lower restructuring payments ($8,886), lower postemployment benefit payments ($17,500) and a decrease in other working capital items ($52,605).

     Net cash used in investing activities totaled $111,169 for 1995, compared with $208,522 and $81,399 in 1994 and 1993, respectively. The decrease in cash usage in 1995 of $97,353 primarily reflected lower payments for acquisitions and equity investments (included in Other Investments) of $126,975.

     Capital expenditures totaled $86,862, $51,053 and $48,669 in 1995, 1994 and 1993, respectively. The increase in capital expenditures during 1995 was attributable primarily to higher expenditures in Asia related to SRG's operations (acquired during 1994) and the acquisition of a building in Brazil.

     Net cash provided by financing activities totaled $87,777 in 1995, compared with $195,521 in 1994 and $17,254 in 1993. A high level of funding from D&B was required in 1994 to fund acquisitions, primarily SRG.

     As a subsidiary of D&B, funding for ACNielsen's U.S. and most non-U.S. operations was provided by internally generated funds and financing obtained through D&B. After the Distribution, ACNielsen intends to provide for its normal capital and operating expenditure needs through internally generated funds and existing cash reserves. In addition, ACNielsen intends to continue to maintain its relationships with a world-wide network of banks and plans to secure through one or more of these banks uncommitted and unsecured lines of credit sufficient to meet ACNielsen's short-term cash requirements. Management believes that the combination of cash flows from operations and bank credit lines, as well as existing cash and cash equivalents are sufficient to support the Company's long-term cash requirements.

     DIVIDENDS -- The payment and level of cash dividends by ACNielsen after the Distribution will be subject to the discretion of the Board of Directors of ACNielsen and to the restrictions imposed by the

Indemnity and Joint Defense Agreement. ACNielsen currently intends to retain future earnings for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of ACNielsen on a stand-alone basis. There can be no assurance that any dividends will be declared or paid.

                               COGNIZANT BUSINESS

GENERAL

     After the Distribution, Cognizant will be engaged, through its subsidiaries, in two industry segments: Marketing Information Services and Information Technology Services.

     Cognizant is a Delaware corporation with its headquarters in Westport, Connecticut.

MARKETING INFORMATION SERVICES

  I.M.S. International, Inc.

     I.M.S. International, Inc. provides information and decision-support services to the pharmaceutical and healthcare industries. IMS's principal services fall into two broad categories: sales management services and market research services. Specific products include sales territory reports, national pharmaceutical-sales audits and national medical audits, as well as a multinational data analysis system. Within each of these product classes, individual country-level reports may differ in one or more important characteristics depending on the circumstances of local pharmaceutical sales and distribution. IMS's reports are provided in printed format, as well as on-line and as part of electronic customer-site workstations. IMS provides information services covering 79 countries and maintains offices in 62 countries on six continents, with 64% of total revenue generated outside the United States in 1995. In 1995, IMS continued its expansion in developing markets in Eastern Europe and Asia. Revenues in 1995 increased by 30% in these areas over 1994. New product sales were also initiated in China, Russia and India.

     Sales territory reports, representing approximately 43% of IMS's worldwide revenues, are the principal service within sales management services. These reports, which are customized for each client, measure the sales of a client's products and those of competitors in each of a client's sales territories, and are designed to provide sales management with a reliable measure of each sales representative's activity and effectiveness within a sales territory. Sales territory reports are available in 30 countries.

     In certain countries, IMS provides call reporting services, which record, assess and organize the call activity of individual sales representatives to physicians within a specified sales territory, and physician profiling services, which measure the prescribing potential of individual physicians. In 1995, the business of Sales Technologies, Inc., a D&B subsidiary, was refocused on the healthcare industry and became an operating unit of IMS. Sales Technologies provides sales automation solutions and develops, installs and supports networked systems that enable pharmaceutical and healthcare organizations to improve salesforce effectiveness, productivity and communication.

     IMS's principal market research services consist of syndicated pharmaceutical and medical reports for clients. Pharmaceutical audits measure the sales of pharmaceutical products through pharmacies, supplemented in some countries by data collected from prescribing physicians, chains and discount stores. The reports contain data projected to national estimates, showing product sales by therapeutic class broken down by package size and dosage form. Pharmaceutical audits are available in over 65 countries.

     National medical audits are based on information collected from panels of practicing physicians. The reports contain projected national estimates of the number of consultations for each diagnosed disease with details of the therapy prescribed, and analyze the use physicians make of individual drugs by listing the diseases for which they are prescribed, the potential therapeutic action the physician is expecting, other drugs prescribed at the same time and estimates of the total number of drugs used for each disease. Medical audits are available in over 45 countries.

     Hospital audits contain data projected to national estimates and show the sale of pharmaceutical products to hospitals by therapeutic class. IMS publishes hospital audits for 29 countries. Promotional reports measure pharmaceutical promotion for a particular market, including salesforce promotion and journal and mail advertising, based on information received from panels of physicians and from monitoring medical journals and direct mail. IMS publishes promotional reports for 19 countries.

     In the United States, IMS has launched Xplorer, a customized client/server decision support system that integrates customers' internal sales and marketing data with IMS and other external data. IMS has also launched MediVal to assist in the management and resolution of Medicaid rebate disputes between states and pharmaceutical manufacturers. In 1995, IMS acquired Decision Surveys International Ltd., a South African company providing information services to the pharmaceutical and healthcare industries.

     The raw data from which IMS's services are generated are derived either from statistically selected panels of drugstores, hospitals, physicians and other sources, or from activities such as warehouse shipments or wholesalers' sales data. To protect privacy, no individual patient is identified in any IMS medical database. IMS generally has well-established relationships with the sources required to create its databases and in many cases has historical connections with the trade associations and professional associations involved.

     All major pharmaceutical companies are customers of IMS, and many of the companies subscribe to reports and services in several countries. The scope of IMS's customer base enables it to avoid dependence on any single customer.

     While no competitor provides the geographical reach or breadth of IMS's services, IMS does have competition in many of the countries in which it operates from other information services companies, as well as the in-house capabilities of its customers. Generally, competition has arisen on a country-by-country basis. In the United States, certain of IMS's market research services, including medical audits and promotional reports, compete with services offered by Pharmaceutical Marketing Services Inc., and certain of IMS's sales management services, including its sales territory reports, representing approximately 60% of the annual revenue of the IMS America unit, compete with the services of Source Informatics, Inc. ("Source"), which was recently spun off by Walsh International Inc. Source, which presently does not sell any sales territory reports outside the U.S., has announced its intention to develop these services in certain European countries. If Source were successful in launching such services, they could be competitive with IMS's sales territory reports. Quality, completeness and speed of delivery of information services and products are the principal methods of competition in IMS's market; however, pricing has become a more significant factor in certain countries, including the United States.

  Nielsen Media Research, Inc.

     Following the Distribution, Nielsen Media Research, Inc. will conduct media measurement and related businesses in the United States and Canada. For a description of the media measurement and related businesses to be conducted by ACNielsen outside the United States and Canada, see "ACNielsen Business -- Media Measurement Services".

     Nielsen Media Research measures television audiences and reports this and related information to advertisers, advertising agencies, syndicators, broadcast networks, cable networks, cable operators, television stations, station representatives and others in order to increase the effectiveness of television advertising and programming. This syndicated information is offered on a subscription basis. Custom or ad-hoc analyses of the data are also offered. The information is then used by subscribers to buy, sell, plan and price television time and to make programming and scheduling decisions.

     In 1995, advertisers spent approximately $35.8 billion in the United States on national and local television advertising, including $2.6 billion on cable television advertising, according to McCann-Erickson Worldwide, to bring a variety of programs and advertising messages to approximately 95.9 million U.S. television households. These data underscore the need for television stations, networks, advertisers, advertising agencies and others to obtain reports on how many households and types of people are reached by such programming.

     Nielsen Media Research measures television audiences and reports data through seven services: Nielsen Television Index, Nielsen Syndication Services, Nielsen Homevideo Index, Nielsen Station Index, Nielsen Hispanic Television Index, Nielsen Hispanic Station Index and Nielsen Sports Marketing Service. Nielsen Television Index provides daily audience measurement and demographic estimates for all national broadcast network-television programs through the use of the Nielsen People Meter. Nielsen Syndication Services provides reports and services on both the local and national levels to the program syndication segment of the television industry. Nielsen Homevideo Index provides viewing measurement of cable, pay cable and other newer television technologies. Nielsen Station Index provides television audience measurement information in over 200 local markets and daily information in 33 markets through television set meters in the United States. Nielsen Hispanic Television Index provides viewing measurement of national Hispanic audiences, while Nielsen Hispanic Station Index provides viewing measurement of local Hispanic audiences. Nielsen Sports Marketing Service provides viewing measurement of national and local sports programs.

     During 1995, Nielsen Media Research again expanded its local market television services and continued to invest to enhance product value, technical competencies and data quality. Significant investments are being made as Nielsen Media Research switches from its present mainframe-based systems to a new flexible client/server architecture for data collection, processing and delivery. In addition, Nielsen Media Research is developing a new metering system to enable measurement of program viewing in the emerging digital television environment. This new system will use codes, which are imperceptible to the viewer, inserted in the active audio and/or video portions of programs and commercials that can be detected by metering equipment installed in the sample households. The system also will have a passive back-up capability. When implemented, this system will allow Nielsen Media Research to identify the program or commercial regardless of the delivery method to the home and simplify the process of installing meters in sample households. There can be no assurance that the coding used by this system will be adopted by the television industry, be approved by the FCC, or be compatible with signal compression techniques implemented by the industry in the future.

     Nielsen Media Research's Monitor Plus Service links television ratings to commercial occurrence data and tracks share of spending and share of voice by company, by brand, and by product category across eleven monitored media, including print, outdoor, radio and free standing inserts, as well as television. Customers use the data to determine competitive advertising trends within markets of interest. While Monitor Plus currently provides service in 50 markets versus the 75 markets covered by its competitor and market leader, Competitive Media Reporting (CMR), Monitor Plus also includes national television ratings. Monitor Plus plans to expand its operations to cover 75 markets and to deploy a new digital data collection and processing technology. This expansion is scheduled for completion in January 1997.

     During 1995, Nielsen Media Research entered into a strategic relationship with Internet Profiles Corporation (I/PRO). Cognizant Enterprises and Nielsen Media Research have together taken a substantial minority position in the company. Under the terms of the agreement, Nielsen Media Research and I/PRO will jointly market and brand two I/PRO products: I/COUNT (monitors Web site usage); and I/AUDIT (audits and verifies audience usage and characteristics). Also under the agreement, additional products may be jointly developed and marketed.

     Nielsen Media Research has maintained a strong leadership position in relation to its competitors. Arbitron, a former competitor, discontinued its syndicated broadcast and cable television ratings service as of December 31, 1993. A television ratings project funded by the Committee on Nationwide Television Audience Measurement (CONTAM) and designed and operated by Statistical Research, Inc. (SRI), is developing a national television ratings laboratory. Installation of a test sample has begun in Philadelphia, Pennsylvania for completion this year. This sample was scheduled to produce test data based on codes transmitted in television programs in 1996. As of the date of this Information Statement, one station in Philadelphia and one station in Wilkes-Barre, Pennsylvania are transmitting the required codes. Recently, the NBC and CBS broadcast television networks asked SRI for a business plan for the creation of a national measurement system that could provide an alternative to the Nielsen service. This could give rise to a national competitor in the next few years.

     On the local level, ADCOM, an emerging competitor, has announced plans to offer individual cable system measurement. A coalition of station owners may issue a "request for proposal" for a new local ratings service that would potentially compete with the Nielsen Station Index. Arbitron continues to develop its passive people meter technology and could use this to re-enter the television audience measurement business. Indirectly, on both a national and local basis, competition stems from other marketing research services offering product movement and television audience data and services.

  Pilot Software, Inc.

     Pilot Software, Inc. develops interactive decision-support software for managers and analysts in large organizations who need to make time-critical decisions based on quantifiable information. Pilot's software products accelerate the analysis of corporate data to improve understanding of current key indicators, past performance and predictions of future trends, resulting in more effective business decisions.

     The highly competitive nature of today's global markets is making it necessary for organizations to quickly identify key trends, problems and opportunities. In order to accomplish this, they are aggressively building massive databases from internal and external sources. In addition, responsibility for analysis and decision-making has been decentralized to permit more effective action. These factors are driving rapidly increasing demands for data warehouse and decision-support tools throughout organizations.

     Pilot provides a turnkey, client/server on-line analytical processing
(OLAP) environment, including data mining capabilities, that enables companies to quickly implement decision-support solutions. The comprehensive Pilot Decision Support Suite includes visual desktop analysis tools, scalable multidimensional servers, data mining servers, pre-built analysis libraries and design tools. Its industry-leading support for dynamic and time-based dimensions can be applied to business problems with thousands of attributes.

     Pilot's flexible solution provides several analysis metaphors including ad-hoc navigation for analysts, graphical analysis for managers and summarized briefings for executives. It consists of several components and can be installed as a single-user, workgroup or distributed configuration. The client components support Windows 95, Windows NT and Windows 3.1 and the server components are available for Windows NT and six leading UNIX platforms.

     Pilot has a multi-channel distribution strategy including business information providers, value-added resellers and consulting organizations. Pilot has a strong international presence with offices throughout North and South America, Europe and the Pacific Rim. Pilot and its business partners offer a full range of technical support, training and consulting services around the world.

     Pilot experiences competition from other providers of similar products. Competition is generally based on the range of product offerings, product functionality and the reliability of the vendor, among other factors.

     Revenues are derived primarily from sales of licenses to use Pilot's products, renewal fees, maintenance fees, and consulting and training services related to implementation of the products. In 1995, more than 40% of Pilot's total revenue was generated from operations outside of the United States.

  Erisco, Inc.

     Erisco, Inc. develops and markets proprietary software applications and services used primarily in the administration of healthcare benefits and the support of managed care services. Erisco has successfully completed the development of the core applications for its newest product, Facets, which is a managed care administration and information system built using client/server technology. Erisco's other major product, Facts, provides similar functionality and operates on a mainframe platform.

     Erisco's primary markets include managed care organizations, insurance carriers, third-party administrators and self-administered corporations. The target market for Facets consists of managed care companies such as health maintenance or preferred provider organizations, and has been growing rapidly over the last several years. Facets combines the latest technology with advanced managed care business functionality. The continued trend of expanding growth in managed care membership and the acceptance of enterprise-wide client/server system architecture positions Facets well in the marketplace.

     The marketplace for the Facts product has declined over the past several years with the trend to managed care and new technology. Nevertheless, Erisco continues to sell its Facts system to new accounts and to work closely with its substantial Facts client base to identify new product functionality requirements. The substantial investment made in mainframe systems will act to minimize the movement away from these systems. Erisco's management believes that the "year 2000" issue favorably impacts customer retention and modification expansion of the existing Facts customer base.

     Erisco faces competition from a variety of software vendors in both the new managed care markets and the traditional indemnity marketplace. With its Facets product, Erisco faces competition from several organizations offering a longer-standing managed care product offering, but for the most part based on older technology. Erisco believes that it is ahead of the competition as it relates to a combined functionality/ technological offering.

  Satyam Software

     Dun & Bradstreet-Satyam Software Private Limited is a software development company based in India. Satyam Software programmers, located in India and on-site at customer locations in the United States, provide customers with a low-cost, high quality alternative to internal mainframe and client-server software development. Satyam Software's focus over the past two years was on developing customers within D&B. Beginning in late 1995, Satyam Software expanded its focus to include select third-party customers. Satyam Software expects to continue to grow as it expands its capabilities to provide "year 2000" conversion assistance using internally developed, proprietary productivity tools. Cognizant has a 76% interest in Satyam Software; the remaining 24% is owned by India-based Satyam Computer Services.

  Dun & Bradstreet HealthCare Information, Inc.

     Dun & Bradstreet HealthCare Information, Inc. provides syndicated and custom comparative outcome and resource utilization analyses of healthcare providers; analytic support for disease state management initiatives; and software and data processing services that allow healthcare providers to perform statistically rigorous analyses of electronic healthcare data (such as claims), including analyses of outcomes and utilization.

  D&B Technology Asia K.K.

     D&B Technology Asia K.K., based in Japan, markets financial application software products and services tailored for the Japanese market.

  Cognizant Enterprises, Inc.

     Cognizant Enterprises, Inc., Cognizant's in-house venture capital business, invests in emerging and established businesses in the information and technology industries. It has invested as a limited partner in two venture capital limited partnerships.

INFORMATION TECHNOLOGY SERVICES

  Gartner Group, Inc.

     Gartner Group, Inc. ("Gartner Group") is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology (IT) industries. Gartner Group's core business is researching and analyzing significant IT industry developments, packaging such analysis into annually renewable subscription-based products and distributing such products through print and electronic media. Its product offerings collectively provide comprehensive coverage of the IT industry. Gartner Group's business also comprises the following entities: Real Decisions, which provides comprehensive assessments of cost, performance, efficiency and quality for all areas of IT through continuous improvement and benchmarking services; Dataquest, a leading worldwide provider of IT market research and consulting for the IT vendor, manufacturer, and financial communities; and Gartner Group Learning, a leading developer and publisher of 300 software education products and services for computer desktop and technical applications professionals.

     The principal products of Gartner Group are annually renewable subscription services, called "continuous services", which, on an ongoing basis, highlight industry developments, review new products and technologies and analyze industry trends within a particular technology or market sector. There were 53 principal continuous services products offered at June 30, 1996, not including Dataquest products. Each service is supported by a team of research staff members with substantial experience in the covered segment or topic of the IT industry. Gartner Group staff researches and prepares the published analyses, responds to on-line and telephone inquiries from client companies, and holds conferences and executive briefings.

     Gartner Group's "contract value" increased 33 percent to approximately $334.5 million at June 30, 1996 as compared with June 30, 1995. Gartner believes that contract value is a significant measure of its volume of business. Contract value is calculated as the annualized subscription fees under all continuous services contracts in effect at a given point in time, without regard to the duration of the contracts outstanding at such time. Historically, a substantial portion of client companies have renewed subscriptions for an equal or higher level of total subscription services each year, and annual continuous services revenues in any fiscal year have closely correlated to contract value at the beginning of the fiscal year. As of June 30, 1996, approximately 83 percent of Gartner Group's clients have renewed one or more subscriptions in the last twelve months. However, this renewal rate is not necessarily indicative of the rate of retention of Gartner Group's revenue base, and contract value at any time may not be indicative of future continuous services revenues or cash flows if the rate of renewal of continuous services contracts or the timing of new business were to significantly change during the following twelve months compared to historic patterns. Deferred revenues of $164.6 million at June 30, 1996, represents unamortized revenues from continuous services contracts at the balance sheet date plus unamortized revenues of certain other products and noncontinuous services. Therefore, deferred revenues do not directly correlate to contract value as of the same date because the annualized calculation is made without regard to the duration of the contracts outstanding at such time, and contract value is limited to continuous service contracts.

     There can be no assurance that Gartner Group will be able to sustain such high renewal rates. Any deterioration in Gartner Group's ability to generate significant new business would impact future growth in its business. Moreover, a significant portion of new contract value in any given year has historically been generated in the last portion of the year. Accordingly, any such deterioration might not be apparent until late in Gartner Group's fiscal year (which ends September 30).

     There are approximately 6,500 client organizations which subscribe to Gartner Group's continuous services products as of June 30, 1996. Gartner Group delivers its continuous services products in a variety of formats in addition to mail delivery. Electronic media are becoming an increasingly dominant form of product delivery, including CD-ROM, Lotus Notes, GartnerWeb and @VANTAGE. Gartner Group provides telephone support to its continuous services customers and is currently making significant enhancements to improve the routing, response and tracking of telephone inquiries.

     Gartner Group's subsidiary, Dataquest, publishes subscription-based research concentrating on quantitative market research, statistical analysis, growth projections and market share rankings of manufacturers and vendors of IT. Dataquest sells primarily to the information technology, market research and financial communities which complements Gartner Group's focus on users, purchasers, and vendors of IT products and services.

     Gartner Group employs a consistent, disciplined research and analysis methodology across its full product line, and issues published materials, both on paper and electronic media, using standardized presentation formats, each optimized to the target presentation medium. Gartner Group conducts its research and analysis on an ongoing basis, continually modifies its underlying assumptions, projected scenarios and recommendations for its clients as developments occur, and highlights to clients material changes to the assumptions, projections, assigned probabilities or recommendations.

     The knowledge and experience of Gartner Group's analysts is critical to the quality of its products and services. Senior technology analysts at Gartner Group average more than 15 years of IT industry experience and are located worldwide. In addition, Gartner Group has a proprietary, electronic research and collaboration environment whereby draft research in a "research database" can be easily shared among analysts worldwide. This electronic environment helps enforce adherence to the research methodology, promotes extensive peer review and collaboration, and facilitates iterative refinement, quality control and review by management. This electronic environment is undergoing development to increase its flexibility in order to meet increasing customer requirements. Furthermore, Gartner Group has an independent Research Board, which oversees overall quality and consistency in Gartner Group's research process and publications. A comprehensive analyst training program reinforces the research and publication methodology. Periodic surveys of client satisfaction and ongoing inquiries of clients also ensure that client needs are met.

     Gartner Group has made a substantial investment in recent years in the expansion of its distribution network and believes that the expanded organization enables it to better serve clients and to address additional markets. Gartner Group has expanded its direct sales force in the United States, the Europe/Middle East/ Africa region and the Asia/Pacific Rim. Additionally, it has sales relationships with independent distributors in 17 countries in which it does not have a direct sales force.

     As of June 30, 1996, Gartner Group had approximately 19,300 client interfaces, defined as an individual IT professional at a company who receives directly from Gartner Group all printed and electronic materials relating to a particular continuous service. No single client organization accounted for over two percent of contract value as of June 30, 1996 or 1995.

     The principal competitive factors in Gartner Group's industry are quality of research and analysis, timely delivery of information, customer service, the ability to offer products that meet changing market needs for information and analysis and price. Gartner Group believes it competes favorably with respect to each of these factors.

     Gartner Group experiences competition in the market for information products and services from other independent providers of similar services as well as the internal marketing and planning organizations of Gartner Group's clients. Gartner Group also competes indirectly against other information providers, including electronic and print media companies and consulting firms. The indirect competitors, many of whom have substantially greater financial, information gathering and marketing resources than Gartner Group, could choose to compete directly against it in the future. In addition, although Gartner Group believes that it has established a significant market presence, there are few barriers to entry into its market and new competitors could readily seek to compete against Gartner Group in one or more market segments addressed by the continuous service products. Increased competition, direct and indirect, could adversely affect the operating results through pricing pressure and loss of market share. There can be no assurance that Gartner Group will be able to continue to compete successfully against existing or new competitors.

FOREIGN OPERATIONS

     As indicated above, Cognizant's subsidiaries engage in a significant portion of their business outside of the United States. Cognizant's foreign operations are subject to the usual risks inherent in carrying on business outside of the United States, including fluctuation in relative currency values, possible nationalization, expropriation, price controls and other restrictive government actions. Cognizant believes that the risk of nationalization or expropriation is reduced because its products are software, services and information, rather than the production of products which require manufacturing facilities or the use of natural resources.

INTELLECTUAL PROPERTY

     Cognizant owns and controls a number of patents, trade secrets, confidential information, trademarks, trade names, copyrights and other intellectual property rights which, in the aggregate, are of material importance to its business. Management of Cognizant believes that each of the "IMS", "Nielsen Media Research" and "Gartner Group" names and related names, marks and logos are of material importance to Cognizant. Cognizant is licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are or will be licensed to use certain technology and other intellectual property rights owned and controlled by Cognizant.

     Pursuant to the IP Agreement, Cognizant will have exclusive and unrestricted rights to the use of the "Nielsen Media Research" name worldwide; however, Cognizant's future use of the "Nielsen" name, standing alone and as part of a name describing new products and services to be offered, will be subject to certain limitations. In addition, the IP Agreement also provides for the establishment of a new entity, to be jointly owned by Cognizant and ACNielsen, into which certain trademarks incorporating or relating to the "Nielsen" name in various countries will be assigned. This entity will be obligated to license such trademarks on a royalty-free basis to Cognizant or ACNielsen for use in a manner consistent with the terms of the IP Agreement and for purposes of conducting their respective businesses after the Distribution Date, and will be responsible for preserving the quality of those trademarks and minimizing any risk of possible confusion. Pursuant to the TAM Master Agreement, Cognizant will grant a non-exclusive license to ACNielsen to use certain trademarks, technology and related intellectual property rights in the conduct of the TAM Business outside of the United States and Canada for a period of five years. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution -- TAM Master Agreement".

     The technology and other intellectual property rights licensed by Cognizant are of importance to its business, although management of Cognizant believes, as noted above, that Cognizant's business, as a whole, is not dependent upon any one intellectual property or group of such properties.

     The names of Cognizant's and its subsidiaries' products and services referred to herein are trademarks, service marks or registered trademarks or service marks owned by or that are or will be licensed to Cognizant or one of its subsidiaries.

EMPLOYEES

     At June 30, 1996, Cognizant and its subsidiaries had approximately 10,000 full-time equivalent employees. Of this number, approximately 5,500 are located in the United States, and none of these is represented by labor unions. Cognizant's non-U.S. employees are subject to numerous labor council relationships which vary due to the diverse cultures in which the company operates. Management believes that, generally, labor relations are satisfactory and have been maintained in a normal and customary manner.

PROPERTIES

     Cognizant's real property is geographically distributed to meet sales and operating requirements worldwide. Most of Cognizant's properties are leased from third parties, including D&B and ACNielsen. Cognizant's properties are generally considered to be both suitable and adequate to meet current operating requirements and virtually all space is being utilized.

STRATEGY

     Cognizant's strategy is to focus on high-growth emerging opportunities in healthcare, high technology and media. Cognizant intends to pursue growth through innovation and geographic expansion in its existing businesses, and through an energetic acquisition program. Cognizant's growth is expected to be driven by the forecasted expansion of the healthcare market, increasing demand for new products in the high-technology arena, and the fast-growing marketplace for interactive on-line media.

     In the healthcare market, cost-containment pressure is generating new opportunities for suppliers of information and systems designed to turn information into knowledge. IMS intends to continue to invest in innovative technology, products and services, such as its client-server data-warehousing and decision-support services and workstation products. Geographic expansion into the emerging Eastern European, Latin American and Asian markets is expected to continue. Acquisitions are also expected to be an important aspect of IMS's growth.

     Nielsen Media Research intends to bring its television audience measurement and analytical expertise to the market for interactive on-line media, such as the Internet and the World Wide Web, an effort that began in 1995 through several partnerships and ventures. It also expects to continue to increase its coverage of the television audience research market through, among other things, expansion of local market and cable television measurement services and ethnic audience information.

     Gartner Group's strategy in the information technology (IT) market is to strengthen its leadership as a one-stop advisory service for IT professionals. It plans to continue to introduce new product offerings and to expand geographically, especially in Asia. Gartner Group has also been moving into complementary businesses, including computer-based training services, and adding to the ways its clients can interact with its analysts, such as electronic delivery of its research.

     Cognizant will also seek to acquire or invest in companies in other high-growth markets, especially in the information and technology areas.

     For a discussion of factors which may affect the implementation of Cognizant's strategy, see "Certain Considerations."

LEGAL PROCEEDINGS

     Cognizant and its subsidiaries are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of all such current legal proceedings, claims and litigation, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect Cognizant's combined financial position.

     On July 29, 1996, IRI filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS. The complaint alleges, among other things, various violations of the antitrust laws and damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. In connection with such action, D&B, ACNielsen and Cognizant will enter into an Indemnity and Joint Defense Agreement pursuant to which ACNielsen will agree to be responsible for any potential liabilities which may ultimately be incurred by D&B or Cognizant as a result of such action, up to the ACN Maximum Amount, which is to be determined by an independent investment bank if and when any such liabilities are incurred. The determination of such maximum amount will be based on ACNielsen's ability to satisfy such liabilities and remain financially viable, subject to certain assumptions and limitations. However, Cognizant and D&B will agree that to the extent that ACNielsen is unable to satisfy any such liabilities in full and remain financially viable, Cognizant and D&B will each be responsible for 50% of the difference between the amount, if any, which may be payable as a result of such litigation and the maximum amount which ACNielsen is then able to pay as determined by such investment bank. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution -- Indemnity and Joint Defense Agreement" and "ACNielsen Business -- Legal Proceedings". Management of Cognizant is unable to predict at this time the final outcome of the IRI Action or whether the resolution of such matter could materially affect Cognizant's results of operations, cash flows or financial position.

                               ACNIELSEN BUSINESS

GENERAL

     After the Distribution, ACNielsen will be engaged, through its subsidiaries, in the marketing research, information and analysis services business. ACNielsen will hold all the outstanding capital stock of A.C. Nielsen Company, its primary U.S. operating subsidiary. ACNielsen is a Delaware corporation with its headquarters in Stamford, Connecticut.

     ACNielsen is a global leader in delivering marketing research, information and analysis to the consumer products and services industries. ACNielsen services are offered in over 90 countries around the globe. ACNielsen provides its customers with marketing research, information and analysis for understanding and making critical decisions about their products and their markets. Outside the United States and Canada, ACNielsen conducts media measurement and related businesses.

     ACNielsen operates outside the United States through a number of subsidiaries, affiliates and joint ventures, including ACNielsen SRG, the largest provider of market research services in the Asia Pacific region, and Amer Nielsen in Eastern Europe. In 1995, nearly 80% of ACNielsen's revenues were generated outside the United States.

     ACNielsen operates across a wide spectrum of research services. These services generally fall into four categories: Retail Measurement Services, Customized Research Services, Media Measurement Services and Consumer Panel Services.

     ACNielsen also offers its customers, through a wide range of modeling and analytic services, custom-tailored insights into complex marketing issues. Typical assignments range from marketing-mix modeling to category management, including topics as diverse as pricing strategy, consumer driven market structure, variety management, outlet switching and promotion tactics.

     ACNielsen's customers include retailers, brokers and distributors of retail information, manufacturers of consumer packaged goods and other products, and companies operating in various service industries (including financial services, telecommunications, advertising, television and radio broadcasting, and publishing).

     ACNielsen operates in one industry segment, Marketing Research, Information and Analysis Services. The approximate revenues attributable to each type of service provided by ACNielsen were as follows for the periods shown (in millions of dollars):

                                                                   YEAR ENDED DECEMBER 31,
                                                                   ------------------------
                                                                    1995     1994     1993
                                                                   ------   ------   ------
    Retail Measurement...........................................  $  956   $  912   $  890
    Customized Research..........................................     158       58       47
    Media Measurement............................................      99       67       57
    Consumer Panel...............................................      68       55       51
                                                                   ------   ------   ------
              Total..............................................  $1,281   $1,092   $1,045
                                                                   ======   ======   ======

RETAIL MEASUREMENT SERVICE

     ACNielsen's Retail Measurement Services, the cornerstone of ACNielsen's business, remains the industry standard in delivering quality data to customers on product movement and related causal information on six continents. Introduced in 1933, ACNielsen's original Food and Drug Indexes soon became the industry measurement tool for understanding the dynamics of product sales. Over the years, technology has dramatically improved ACNielsen's ability to collect and analyze information from retailers and consumers. The availability of scanning technology in retail outlets around the world has broadened both the scope and capabilities of ACNielsen's original retail indexes.

     ACNielsen's Retail Measurement Services are available in over 65 countries. Retail Measurement Services includes scanning and retail audit services, account level reports, information delivery, merchandising services and marketing and sales applications, along with modeling and analytic services.

  Scanning

     Using the bar codes printed on products and scanners installed in retail outlets, ACNielsen gathers information weekly from stores in the United States, Europe, Latin America and the Asia/Pacific region. ACNielsen's customers can monitor performance trends and evaluate price and promotion effectiveness by tracking and forecasting non-promoted as well as promotional product movement.

     ACNielsen offers its customers a number of additional services to promote each customer's understanding of its markets. Among these are services reporting data by ethnic market, services aggregating consumer data in multiple channels, and services disaggregating data to satisfy particular needs of customers.

  Retail Audit

     Because scanning data is only now becoming available in certain industry sectors and in certain countries, retail audit remains a valuable source of market information as a basic measurement tool or as a supplement to or in lieu of scanning data. Retail audit involves the continuous measurement by ACNielsen field auditors of product and category performance in the retail trade, reporting to clients on sales, distribution, stocks, price and other measures which assist them in marketing and trade negotiations.

     Retail Audit is divided into industry segments, traditionally called Indexes. The Food Index is generally the largest, but there are also Health and Beauty, Durable, Confectionery, Liquor, Cash & Carry, plus a number of local country Indexes.

  In-Store Observation

     ACNielsen field auditors collect data on where products are located in store, how many facings they have, and on which shelf they are positioned, etc. (broken down by store type, store size and geographic region). ACNielsen also collects causal data. These checks can help to monitor the implementation of retailer/manufacturer promotional agreements in terms of numeric distribution, space allocation and promotional execution.

  Levels of Information

     ACNielsen provides information and insight to customers from a macro to a micro level. Whether on a country, market or individual retailer level, ACNielsen measures the competitive environment in which manufacturers and retailers conduct business. In some countries ACNielsen also provides store census level data which allow retailers and manufacturers to understand consumer behavior within a specific store or group of stores as well as within a retail trading area or market.

     ACNielsen's account-specific information provides sales and marketing managers with a comprehensive array of retailer-specific sales and merchandising information, producing reports of product and category performance that encompass an organization's own brands as well as competing brands.

     On a global basis, ACNielsen sells and provides its multi-national customers international reports within and across country boundaries. Products include an International Database (periodic reports of a multi-country retail database) and an International Market Report (a one-time report on a market and its competitive environment).

  Delivery of Information

     ACNielsen converts the data which it collects into insights yielding competitive advantage for its customers. These include multi-dimensional reporting, analytical modeling, data navigation and expert systems tools, with services offered in over 90 countries and to more than 20,000 users. ACNielsen delivers its information to customers via on-line services and reports on paper, CD-ROM, tape and diskette.

     The ACNielsen INF*ACT Workstation is a tightly integrated Windows-based analytical and applications development tool set used worldwide by ACNielsen's customers. Employing on-line analytical processing capabilities, the Workstation enables organizations to access and analyze a wide range of corporate and syndicated information.

     ACNielsen also offers a series of Windows-based intelligent business applications that can enhance the ACNielsen INF*ACT Workstation functionality, giving organizations the ability to plan, analyze and execute successful marketing and sales programs. Among these applications are Opportunity Explorer, Executive Spotlight, Business Review, Trade Manager, Category Manager, Promotion Optimizer, BrandView and BrandTrack.

     In addition, ACNielsen offers merchandising tools in connection with the ACNielsen INF*ACT Workstation, allowing customers to better utilize ACNielsen syndicated data. Among these are the SPACEMAN portfolio of products and the PRICEMAN products.

CUSTOMIZED RESEARCH SERVICES

     Customized Research Services are used by manufacturers, retailers, financial institutions and other service organizations that seek to understand the position of their current, new and proposed products and services in the marketplace. With customized research capabilities in more than half of the countries in which it operates, ACNielsen is well-positioned to build on its global retail measurement database to offer manufacturers and retailers consumer insights from customized research as well as to understand dynamic new markets such as entertainment, fast-foods, financial services and telecommunications.

     In addition to services at the country level, through its subsidiary, SRG International, ACNielsen offers multi-country customized studies at both the regional and global levels. SRG International, with offices in Hong Kong, London, New York, Tokyo and Singapore, carries out research in Asia/Pacific, Western Europe, North and South America, the Middle East and Africa.

MEDIA MEASUREMENT SERVICES

     ACNielsen's Media Measurement Services businesses operate exclusively outside the United States. The information produced by Media Measurement Services includes audience estimates for television, radio and print, plus advertising expenditure measurement and customized media research. Television and radio ratings and readership data are utilized by the sellers of programs, sellers of time and space, advertising media planners and time and space buyers, on behalf of manufacturers/advertisers and media owners to determine the best, most cost-efficient way of reaching their customers.

     ACNielsen's Television Audience Measurement service, which operates outside the United States and Canada, utilizes a representative panel of households, each with a meter attached to televisions in the household. Viewers in the household log into the meter whenever they watch TV to record their identity. In some countries written diaries are used instead of, or in addition to, meters, with viewers writing the channels, programs and the time watched. As in the case of people-meter panels, individual and household figures are projected to represent national viewing habits.

     Prior to July 1994, ACNielsen's television audience measurement services were operational in Australia, Colombia (diary service), Finland, Japan, Singapore and Sweden. ACNielsen's acquisition of AGB McNair, IBIS, IPSA and SRG International in that year increased coverage to include Argentina, China, Hong Kong, Indonesia, Korea, Malaysia, South Africa, Taiwan and Thailand. ACNielsen plans to launch an electronic people meter service in Ireland during 1996.

     ACNielsen's Advertising Expenditure Measurement service provides to its customers, primarily advertising agencies and manufacturers/advertisers, verification that an individual commercial or commercial campaign ran as contracted, reports the cost of the manufacturers' own and competitors' advertisements and alerts users to new, competitive ad campaigns.

     For additional information with respect to ACNielsen's Television Audience Measurement service and ACNielsen's relationship with Cognizant in respect of such service following the Distribution, see "Relationship Among D&B, Cognizant and ACNielsen -- TAM Master Agreement."

CONSUMER PANEL SERVICES

     Consumer Panel Services help organizations achieve competitive advantage by applying consumer insights resident in the ACNielsen Consumer Panel database. With a comprehensive portfolio of tools for reporting and analysis, ACNielsen measures the multi-faceted dynamics of consumer behavior across all outlets including: consumer demographics, percentage of households purchasing, quantity purchased, frequency of purchases, shopping trips and shopping expenditures, products purchased, level of deal sensitivity, price paid, and attitudinal and usage information.

     In the United States, the ACNielsen Consumer Panel, called Homescan, consists of 40,000 demographically balanced U.S. households that use hand-held scanners to record every bar-coded item purchased. Outside the United States, more than 60,000 households in 15 countries are included in the ACNielsen consumer panel databases.

     ACNielsen employs multiple data collection processes throughout the world. In several countries, ACNielsen installs in-home scanners with which panelists scan items at home as they unpack purchases from each shopping trip, recording price, promotions and quantity purchased, as well as the age and gender of the shopper and intended user. Information detailing each shopping trip is immediately transmitted, via telephone lines, to ACNielsen.

     Consumer panel applications can be used by both manufacturers and retailers to understand demographics and purchasing habits of consumers. As with all information derived from the ACNielsen Consumer Panel, data-capture activity is from all outlet types including grocery, drug, mass merchandiser and warehouse clubs. Customers can choose from a wide variety of applications or analyses, from customized and complex to syndicated and simple. In the area of syndicated applications, ACNielsen offers a full suite of category management applications. These reports give manufacturers and retailers insights into cross outlet shopping, consumer loyalty and the value of consumer segments.

     ACNielsen also provides unique delivery tools that allow marketers to process, chart and analyze ACNielsen Consumer Panel information quickly and easily. Among these are CD-ROM tools and Panel*Fact for Windows, which enable managers to create customized reports to meet their individual analytic needs and to share data and analyses with various members within an organization.

COMPETITION

     ACNielsen has numerous competitors in its various lines of business throughout the world. Some are large companies with diverse product and service lines; others have more limited product and service offerings. Competition comes from companies specializing in marketing research; the in-house research departments of manufacturers and advertising agencies; retailers selling information directly or through brokers; information management and software companies; and consulting and accounting firms.

     In Retail Measurement Services, ACNielsen's main competitor in the United States is IRI. IRI is also active in Canada, Europe and Latin America by itself and through joint ventures with GfK (Germany), Secodip (France), Taylor Nelson AGB (U.K.) and other companies, and is expanding globally.

     In Customized Research Services, the global leader is Kantar, with three global brands: BMRB International, Millward Brown International and Research International.

     In Media Measurement Services, Taylor Nelson AGB operates in Europe, IBOPE in Latin America, GfK in Germany, Sofres in France, Spain and Asia and Video Research in Japan.

     In Consumer Panels Services, NPD is active in North America and in Europe as part of the Europanel consortium which also include Taylor Nelson AGB, Secodip, Dympanel (Spain) and other participants. IRI also competes in this area.

     Principal competitive factors include innovation, the quality, reliability and comprehensiveness of analytical services and data provided, flexibility in tailoring services to client needs, price and geographical coverage.

FOREIGN OPERATIONS

     As indicated above, ACNielsen engages in a significant portion of its business outside of the United States, with nearly 80% of its revenues in 1995 being generated through non-U.S. sources. ACNielsen's foreign operations are subject to the usual risks inherent in carrying on business outside of the United States, including fluctuations in relative currency values, possible nationalization, expropriation, price controls or other restrictive government actions. ACNielsen believes that the risk of nationalization or expropriation is reduced because its products are services and information, rather than the production of products which require manufacturing facilities or the use of natural resources.

INTELLECTUAL PROPERTY

     ACNielsen owns and controls a number of trade secrets, confidential information, trademarks, trade names, copyrights and other intellectual property rights which, in the aggregate, are of material importance to ACNielsen's business. Management of ACNielsen believes that the "ACNielsen" name and related names, marks and logos are of material importance to ACNielsen. ACNielsen is licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by ACNielsen.

     Pursuant to the IP Agreement, ACNielsen will have exclusive and unrestricted rights to the use of the "ACNielsen" name worldwide; however, ACNielsen's future use of the "Nielsen" name, standing alone and as part of a name describing new products and services to be offered, will be subject to certain limitations. In addition, the IP Agreement also provides for the establishment of a new entity, to be jointly owned by Cognizant and ACNielsen, into which certain trademarks incorporating or relating to the "Nielsen" name in various countries will be assigned. This entity will be obligated to license such trademarks on a royalty-free basis to Cognizant or ACNielsen for use in a manner consistent with the terms of the IP Agreement and for purposes of conducting their respective businesses after the Distribution Date, and will be responsible for preserving the quality of those trademarks and minimizing any risk of possible confusion. Pursuant to the TAM Agreement, ACNielsen will receive from Cognizant a non-exclusive license to use certain trademarks, technology and related intellectual property rights in the conduct of the TAM Business outside of the United States and Canada for a period of five years. ACNielsen shall not be licensed to use any such names or technology in connection with the conduct of such business within the United States or Canada. See "Relationship Among D&B, Cognizant and ACNielsen After the
Distribution -- TAM Master Agreement". The technology and other intellectual property rights licensed by ACNielsen are important to its business, although management of ACNielsen believes, as noted above, that ACNielsen's business, as a whole, is not dependent upon any one intellectual property or group of such properties.

     The names of ACNielsen's products and services referred to herein are trademarks, service marks or registered trademarks or service marks owned by or that are or will be licensed to ACNielsen or one of its subsidiaries.

EMPLOYEES

     At June 30, 1996, ACNielsen had approximately 17,000 full-time equivalent employees. Of this number, approximately 2,000 employees are located in the United States, and none of these is represented by labor unions. ACNielsen's non-U.S. employees are subject to numerous labor council relationships which vary due to the diverse cultures in which ACNielsen operates. Management believes that, generally, labor relations are satisfactory and have been maintained in a normal and customary manner.

PROPERTIES

     ACNielsen's real property is geographically distributed to meet sales and operating requirements worldwide. Most of ACNielsen's properties are leased from third parties, including D&B and Cognizant. ACNielsen's properties are generally considered to be both suitable and adequate to meet current operating requirements and virtually all space is being utilized.

STRATEGY

     ACNielsen's goal is to create and enhance value for its stockholders by returning ACNielsen to profitability and sustaining and increasing such profitability.

     ACNielsen has developed a comprehensive turnaround plan, already underway, to utilize its scope of services, brand name, worldwide presence and leading technology to help its customers succeed in the global marketplace. The strategy is centered on reengineering ACNielsen's business fundamentals in five key ways: significantly improving profitability, targeting profitable growth opportunities, further streamlining operations, redefining its business model, and enhancing its investment returns.

     ACNielsen intends to continue its geographic expansion in Latin America, Asia and elsewhere. Outside the United States, the consumer market research business is very attractive and untapped in many parts of the world. ACNielsen believes that this, in tandem with the global diversification of its customers, represents a major growth opportunity.

     For a discussion of factors which may bear on the implementation of ACNielsen's strategy see "Certain Considerations".

LEGAL PROCEEDINGS

     On July 29, 1996, IRI filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS.

     The complaint alleges various violations of United States antitrust law:
(1) a violation of Section 1 of the Sherman Act through an alleged practice of tying A.C. Nielsen Company services in different countries or of A.C. Nielsen Company and IMS services; (2) a violation of Section 1 of the Sherman Act through alleged unreasonable restraints of trade consisting of the contracts described above and through alleged long-term agreements with multi-national customers; (3) a violation of Section 2 of the Sherman Act for monopolization and attempted monopolization of export markets through alleged exclusive data acquisition agreements with retailers in foreign countries, the contracts with customers described above, and other means; (4) a violation of Section 2 of the Sherman Act for attempted monopolization of the United States market through the alleged exclusive data agreements described above, predatory pricing, and other means; and (5) a violation of Section 2 of the Sherman Act for an alleged use of market power in export markets to gain an unfair competitive advantage in the United States.

     The complaint also alleges two claims of tortious interference with contract and tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of SRG. IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     In connection with such action, D&B, ACNielsen and Cognizant will enter into the Indemnity and Joint Defense Agreement pursuant to which they will agree
(i) to certain arrangements allocating potential IRI Liabilities that may arise out of or in connection with the IRI Action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement will provide that ACNielsen will assume exclusive liability for IRI Liabilities up to the ACN Maximum Amount to be determined at the time such liabilities, if any, become payable, and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented, See "Relationship Among D&B, Cognizant and ACNielsen -- Indemnity and Joint Defense Agreement".

     Directorate General IV of the Commission of the European Union is currently investigating ACNielsen for the possible violation of European Union competition law. In May 1996, the Commission issued a Statement of Objections with respect to certain of ACNielsen's practices in Europe, including discounting and other sales practices. ACNielsen has submitted its response to the Commission's Statement of Objections. Following the review of such submission and a hearing at which representatives of European Union member states will participate, the Commission may uphold ACNielsen's position and dismiss the complaint or adopt a decision prohibiting any of the practices identified in the Statement of Objections and imposing substantial fines.

     Management of ACNielsen is unable to predict at this time the final outcome of either the IRI Action or the Commission's investigation or whether the resolution of either matter could materially affect ACNielsen's results of operations, cash flows or financial position.

     A Civil Investigative Demand ("CID") was served on ACNielsen by the Antitrust Division of the Department of Justice ("DOJ") in January 1995. The CID requested documents relating to various competitive practices, including discounting practices. ACNielsen cannot predict what action, if any, the DOJ may take.

     In August 1995, the Canadian Competition Tribunal issued an order prohibiting ACNielsen from engaging in certain actions in Canada, including entering into exclusive agreements to purchase retailer scanning data and long-term contracts for the sale of data to manufacturers. The order has not had any material adverse effect on ACNielsen's business.

     ACNielsen and its subsidiaries are also involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of all such current proceedings, claims and litigation, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, such matters arising in the ordinary course of business will not materially affect ACNielsen's combined financial position.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. ("Coopers & Lybrand") had been engaged by D&B, ACNielsen's corporate parent, to audit the financial statements of ACNielsen in connection with the Distribution. The report of Coopers & Lybrand, which contains no adverse opinion or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, is included in this Information Statement (immediately preceding ACNielsen's Combined Financial Statements and the Notes thereto). As an independent corporation, the Board of Directors of ACNielsen decided to engage Arthur Andersen LLP ("Arthur Andersen") as its independent public accountants effective as of the Distribution Date.

     During ACNielsen's two most recent fiscal years, and any subsequent interim period prior to engaging Arthur Andersen, neither ACNielsen nor, to the best of ACNielsen's knowledge, anyone acting on ACNielsen's behalf, consulted Arthur Andersen regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on ACNielsen's financial statements, or a written report or oral advice provided to ACNielsen that Arthur Andersen concluded was an important factor considered by ACNielsen in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) with the former accountant or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

     In connection with the audits of the financial statements of ACNielsen as of December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995, and in the subsequent interim period, no disagreements existed between ACNielsen and Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Coopers & Lybrand, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

                COGNIZANT MANAGEMENT AND EXECUTIVE COMPENSATION

     Robert E. Weissman is currently Chairman and Chief Executive Officer of D&B and Chairman and Chief Executive Officer of Cognizant. Mr. Weissman will resign from his positions at D&B effective upon the Distribution. The directors of Cognizant will consist of certain persons who are currently directors of D&B, and certain persons who are not currently directors of D&B. See "-- Cognizant Board of Directors". In addition to Mr. Weissman, the other executive officers of Cognizant will be drawn from the current management of D&B and will resign from their positions at D&B effective upon the Distribution. See "-- Cognizant Executive Officers".

COGNIZANT BOARD OF DIRECTORS

     Immediately after the Distribution, Cognizant expects to have a board composed of eight directors.

     The following table sets forth the names, in alphabetical order, and information as to the persons who are expected to serve as directors of Cognizant following the Distribution, including information as to service with D&B, if applicable.

                                                    DIRECTOR
                               POSITIONS WITH        OF D&B     PRINCIPAL OCCUPATION                   OTHER
          NAME                DUN & BRADSTREET       SINCE     DURING LAST FIVE YEARS   AGE        DIRECTORSHIPS
------------------------- ------------------------- --------  ------------------------- ---  -------------------------
Clifford L. Alexander,    Director                    1993    President, Alexander &    63   D&B; MCI Communications
  Jr.                                                         Associates, Inc.,              Corporation; Dreyfus
                                                              Washington, D.C.               Third Century Fund;
                                                              (consulting firm               Dreyfus General Family of
                                                              specializing in                Funds; Dreyfus Premier
                                                              work-force                     Family of Funds; Mutual
                                                              inclusiveness), 1/81 to        of America Life Insurance
                                                              present.                       Company; American Home
                                                                                             Products Corp.; TLC
                                                                                             Beatrice International
                                                                                             Holdings, Inc.
John P. Imlay, Jr.        Chairman, Dun &               --    Chairman, Dun &           60   Gartner Group, Inc.;
                          Bradstreet Software                 Bradstreet Software            Metromedia International
                          Services, Inc.                      Services, Inc., Atlanta,       Group.
                                                              GA (software company),
                                                              3/90 to present;
                                                              Principal Executive
                                                              Officer, 3/90 to 1/93;
                                                              President, 3/90 to 3/92.
Robert J. Kamerschen      None                          --    Chairman and Chief        60   ADVO, Inc.; Micrografx,
                                                              Executive Officer, ADVO,       Inc.; Playboy Enterprises
                                                              Inc., Windsor, CT (direct      Incorporated.
                                                              mail marketing services),
                                                              11/88 to present.
Robert J. Lanigan         Director                    1978    Chairman Emeritus, Owens- 68   D&B; Owens-Illinois,
                                                              Illinois, Inc., Toledo,        Inc.; Sonat, Inc.; Sonat
                                                              OH (glass, plastics and        Offshore Drilling Inc.;
                                                              other packaging                Chrysler Corporation; The
                                                              products), 1/92 to             Coleman Company, Inc.
                                                              present; Chairman of the
                                                              Board, 4/84 to 10/91;
                                                              Chief Executive Officer,
                                                              1/84 to 9/90.

                                                    DIRECTOR
                               POSITIONS WITH        OF D&B     PRINCIPAL OCCUPATION                   OTHER
          NAME                DUN & BRADSTREET       SINCE     DURING LAST FIVE YEARS   AGE        DIRECTORSHIPS
------------------------- ------------------------- --------  ------------------------- ---  -------------------------
H. Eugene Lockhart        None                          --    President and Chief       46   MasterCard International
                                                              Executive Officer,             Inc.; Niagara Mohawk
                                                              MasterCard International       Power Corp.
                                                              Inc., Purchase, NY
                                                              (credit card company),
                                                              3/94 to present;
                                                              Executive Vice President,
                                                              First Manhattan
                                                              Consulting Group, New
                                                              York, NY (banking
                                                              consulting firm), 9/92 to
                                                              2/94; Chief Executive
                                                              Officer, UK Banking and
                                                              Group Operations, Midland
                                                              Bank plc, London,
                                                              England, 1986 to 1993.
James R. Peterson         Director                    1977    Former President and      68   D&B; WMX
                                                              Chief Executive Officer,       Technologies, Inc.
                                                              The Parker Pen Company,
                                                              Janesville, WI (writing
                                                              instruments and temporary
                                                              help services), 1/82 to
                                                              1/85.
M. Bernard Puckett        Director                    1995    Consultant, 1/96 to       52   P-Com, Inc.; R.R.
                                                              present; President and         Donnelley & Sons Company.
                                                              Chief Executive Officer,
                                                              Mobile Telecommunication
                                                              Technologies Corp.,
                                                              Jackson, MS
                                                              (telecommunications),
                                                              5/95 to 1/96; President,
                                                              Chief Operating Officer,
                                                              1/94 to 5/95; Senior Vice
                                                              President -- Corporate
                                                              Strategy and Development,
                                                              International Business
                                                              Machines Corporation,
                                                              Armonk, NY (computers),
                                                              7/93 to 12/93; General
                                                              Manager of Applications
                                                              Solutions, 1/91 to 7/93.
Robert E. Weissman        Chairman and Chief          1981    Chairman and Chief        56   State Street Boston
                          Executive Officer,                  Executive Officer, D&B,        Corporation.
                          Director                            4/95 to present; Chairman
                                                              and Chief Executive
                                                              Officer, Cognizant, 7/96
                                                              to present; President and
                                                              Chief Executive Officer,
                                                              D&B, 1/94 to 3/95;
                                                              President and Chief
                                                              Operating Officer, 1/85
                                                              to 12/93.

DIRECTORS' COMPENSATION

     The Board of Directors of Dun & Bradstreet has approved a Director compensation program for Cognizant. It is anticipated that the Board of Directors of Cognizant will adopt and implement such program as described below prior to, on or shortly after the Distribution Date.

     If such program is adopted and implemented, each non-employee Director will receive a 1996 retainer of $12,500; thereafter, the retainer will be paid at an annual rate of $25,000. Each non-employee Director who is the Chairman of a Committee of the Board of Directors will be paid an additional retainer of $3,000 for 1996 and annually thereafter. A fee of $1,000 will be paid to each non-employee Director for every Board or Committee meeting attended. Directors who are employed by Cognizant shall receive no retainers or meeting fees.

     Each non-employee Director who commences service on the Cognizant Board prior to Cognizant's 1997 Annual Meeting of Shareholders will receive an initial grant of restricted Cognizant Common Stock valued at $30,000 on the date such non-employee Director commences service on the Board (the "Service Date") or on the first day of regular trading in Cognizant Common Stock after the Distribution, whichever is later. Such restricted shares shall generally vest five years from the date of grant.

     On the Service Date or on the first day of regular trading in Cognizant Common Stock after the Distribution, whichever is later, a non-employee Director shall receive an option grant for 7,000 shares of Cognizant Common Stock. Generally, one-sixth of such options will vest annually commencing on the first anniversary of the date of grant. On the second anniversary of the Service Date, and on each anniversary thereafter, a non-employee Director will receive additional option grants for 3,500 shares of Cognizant Common Stock. Such options will vest in accordance with a schedule set by the Compensation and Benefits Committee of the Cognizant Board of Directors at the time of grant. The exercise price per share of all options granted will be not less than 100% of the Fair Market Value (as hereinafter defined) of a share on the date of grant. For purposes of these and the following provisions, Fair Market Value of a share on a given date means the average of the high and low trading prices of such share on such date.

     At a non-employee Director's election, all cash compensation (i.e., meeting fees and retainers) may be deferred until such Director ceases being a director. At such Director's election, such compensation may be deferred in share units and/or cash units. If a non-employee Director elects to defer in share units, he or she will receive credit, as of the date on which such compensation would otherwise have been paid, for a number of share units equal to (i) the amount of such compensation divided by (ii) the Fair Market Value of one share on such date. A non-employee Director who defers in share units will also receive dividend equivalents on credited share units in the form of additional share units. If a non-employee Director elects to defer in cash units, he or she will receive credit, as of the date on which such compensation would otherwise have been paid, for a number of cash units equal to the amount of such compensation and shall receive notional compound interest, earned at the prime rate of Chase Manhattan Bank, on credited cash units in the form of additional cash units.

COMMITTEES OF THE COGNIZANT BOARD OF DIRECTORS

     Prior to the Distribution, the Cognizant Board of Directors will establish Audit, Executive, Compensation and Benefits, and Nominating Committees and designate specific functions and areas of oversight as to such committees. No final determination has yet been made as to the memberships of such standing committees.

COGNIZANT EXECUTIVE OFFICERS

     Listed below is certain information as to the executive officers who have been selected to serve after the Distribution.

      NAME, POSITION WITH COGNIZANT AND AGE                    BIOGRAPHICAL DATA
-------------------------------------------------  ------------------------------------------
Robert E. Weissman, 56...........................  See information under "Cognizant Board of
  Chairman and Chief Executive Officer             Directors."
Dennis G. Sisco, 50..............................  Executive Vice President, D&B, 2/95 to
  Executive Vice President                         present; Senior Vice President, 7/93 to
                                                   2/95; President, D&B Enterprises, Inc.,
                                                   12/88 to present.
William G. Jacobi, 52............................  Executive Vice President, D&B, 2/95 to
  Executive Vice President                         present; Senior Vice President, D&B, 7/93
                                                   to 2/95; President and Chief Operating
                                                   Officer, Nielsen Media Research, 1/91 to
                                                   7/93.
Victoria R. Fash, 44.............................  Senior Vice President-Business Strategy,
  Executive Vice President and Chief Financial     D&B, 4/95 to present; Vice
  Officer                                          President-Business Operations Planning,
                                                   5/94 to 4/95; Assistant to the President,
                                                   D&B, 9/91 to 5/94; Assistant to the
                                                   President, Dun & Bradstreet Software
                                                   Services, Inc. (formerly Management
                                                   Science America, Inc.), 1/91 to 9/91.
Alan J. Klutch, 52...............................  Vice President-Financial Planning, D&B,
  Senior Vice President-Finance                    10/84 to present.

COMPENSATION OF COGNIZANT EXECUTIVE OFFICERS

     The following table discloses the compensation paid by D&B for services rendered to D&B in 1995 to Cognizant's Chief Executive Officer and to each of the persons who are anticipated to be one of the four other most highly compensated executive officers of Cognizant following the Distribution. During the period presented, the individuals were compensated in accordance with D&B's plans and policies.

                           SUMMARY COMPENSATION TABLE
                              FOR SERVICE WITH D&B

                                                                                 LONG-TERM COMPENSATION
                                                                         --------------------------------------
                                                                                  AWARDS              PAYOUTS
                                                                         -------------------------   ----------
                                         ANNUAL COMPENSATION                               (G)
                               ---------------------------------------       (F)        SECURITIES      (H)
         (A)                                                              RESTRICTED    UNDERLYING   LONG-TERM          (I)
  NAME AND PRINCIPAL             (C)       (D)             (E)              STOCK        OPTIONS/    INCENTIVE       ALL OTHER
       POSITION         (B)    SALARY    BONUS(1)      OTHER ANNUAL      AWARD(S)(3)     SARS(4)     PAYOUTS(5)   COMPENSATION(6)
    WITH COGNIZANT      YEAR     ($)       ($)      COMPENSATION(2)($)       ($)           (#)          ($)             ($)
----------------------  ----   -------   --------   ------------------   ------------   ----------   ----------   ---------------
Robert E. Weissman....  1995   830,000   802,095             216            443,895       34,823       887,800         55,063
  Chairman and Chief
  Executive Officer
Dennis G. Sisco.......  1995   351,615   453,901               0            252,058       15,696       104,220         26,308
  Executive Vice
  President
William G. Jacobi.....  1995   377,315   277,557           3,448            277,964       13,813       155,996         21,217
  Executive Vice
  President
Victoria R. Fash......  1995   258,359   250,901               0            219,283        8,788        38,600          4,176
  Executive Vice
  President and Chief
  Financial Officer
Alan J. Klutch........  1995   312,500   224,772          34,778            101,303        6,588       202,650          6,795
  Senior Vice
  President-Finance

---------------

(1) Bonus amounts shown were earned in 1995 and paid in 1996.
(2) Amounts shown represent reimbursement for taxes paid by the named executive officers with respect to D&B-directed spousal travel and, for Mr. Klutch, certain relocation expenses.
(3) Amounts shown represent dollar value on the date of grant. The grants to Ms. Fash and Messrs. Sisco and Jacobi consisted of grants in connection with performance unit awards of 382, 1,031 and 1,544 shares respectively, and additional grants with respect to promotions during 1995 of 3,846 shares each. Restricted stock awards would have vested one-third in each of the three years following the date of the award, except that the promotion-related awards would have vested 100% two years following the date of the award. Dividends are paid at the rate established from time to time for D&B Common Stock. In addition, the number and value of the aggregate restricted stock holdings of the named executive officers at December 31, 1995 were: Mr. Weissman -- 14,576 shares ($943,798); Mr.
     Sisco -- 5,575 shares ($360,982); Mr. Jacobi -- 6,049 shares ($391,673);
     Ms. Fash -- 4,228 shares ($273,763) and Mr. Klutch -- 7,872 shares ($509,712). Notwithstanding the original vesting schedules, all restricted stock will vest as of the Distribution Date.
(4) Amounts shown represent the number of non-qualified stock options, without tandem stock appreciation rights, granted.
(5) Amounts shown represent payments made under the D&B Key Employees Performance Unit Plan.
(6) Amounts shown represent aggregate D&B contributions for the account of each named executive officer under the D&B Profit Participation Plan ("PPP") and the Profit Participation Benefit Equalization Plan ("PPBEP"), plans which are open to employees of D&B and certain subsidiaries upon completion of one year of service. The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan which provides a benefit to participants in the PPP equal to the amount of D&B contributions that would have been made to the participant's PPP account but for certain Federal tax laws.

OPTIONS GRANTS ON D&B COMMON STOCK TO COGNIZANT EXECUTIVES IN LAST FISCAL YEAR

     The following table provides information on fiscal year 1995 grants of options to the named Cognizant executives to purchase shares of D&B Common Stock. Options to acquire D&B Common Stock will be replaced by options to acquire Cognizant Common Stock. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution -- Employee Benefits Agreement". For a discussion of contemplated option grants, see "Contemplated Option Grants" below.

         OPTION GRANTS IN LAST FISCAL YEAR TO PURCHASE D&B COMMON STOCK

                                        (B)
                                     NUMBER OF          (C)
                                    SECURITIES      % OF TOTAL
                                    UNDERLYING     OPTIONS/SARS        (D)                          (F)
                                   OPTIONS/SARS     GRANTED TO     EXERCISE OR      (E)          GRANT DATE
               (A)                  GRANTED(1)     EMPLOYEES IN    BASE PRICE    EXPIRATION   PRESENT VALUE(2)
              NAME                      (#)         FISCAL YEAR     ($/SHARE)       DATE            ($)
---------------------------------  -------------   -------------   -----------   ----------   ----------------
Robert E. Weissman...............      34,823           1.91%         63.75        12/19/05        321,416
Dennis G. Sisco..................      12,235           0.86%         63.75        12/19/05        112,929
                                        3,461                         52.00        04/18/05         24,435
William G. Jacobi................      10,352           0.76%         63.75        12/19/05         95,549
                                        3,461                         52.00        04/18/05         24,435
Victoria R. Fash.................       7,058           0.48%         63.75        12/19/05         65,145
                                        1,730                         52.00        04/18/05         12,214
Alan J. Klutch...................       6,588           0.36%         63.75        12/19/05         60,807

---------------

     (1) Amounts shown represent the number of non-qualified stock options, without tandem stock appreciation rights ("SARs"), granted in 1995. Options may not be exercised for at least one year after grant and may then be exercised in installments of 25% of the grant amount each year until they are 100% vested. Payment must be made in full upon exercise in cash or D&B Common Stock. The option holder may elect to have shares of D&B Common Stock issuable upon exercise withheld by D&B to pay withholding taxes due. The options shown include Limited SARs in tandem with the options. Limited SARs are exercisable only if and to the extent that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding D&B Common Stock pursuant to a tender or exchange offer not made by D&B. Each Limited SAR permits the holder to receive cash equal to the excess over the related option exercise price of the highest price paid pursuant to a tender or exchange offer for D&B Common Stock which is in effect at any time during the 60 days preceding the date upon which the Limited SAR is exercised. Limited SARs can be exercised regardless of whether D&B supports or opposes the offer.

     (2) Grant date present value is based on the Black-Scholes option valuation model, which makes the following material assumptions for the April 19, 1995 grant and the December 20, 1995 grant, respectively: an expected stock-price volatility factor of 15.006% and 15.911%, a risk-free rate of return of 7.06% and 5.93%, dividends at the annualized rate of $2.60 and $2.64 per share, a time of exercise of ten years, and reductions of approximately 9.73% to reflect the probability of forfeiture due to termination prior to vesting and approximately 10.47% and 11.24% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

AGGREGATE D&B OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END D&B OPTION VALUES

     The following table provides information on option exercises in 1995 by the named executives of Cognizant and the value of each such executive's unexercised options to acquire D&B Common Stock at December 31, 1995. See also, "Relationship Among D&B, Cognizant and ACNielsen After the
Distribution -- Employee Benefits Agreement".

               AGGREGATE D&B OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                           (D)                           (E)
                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                               UNDERLYING UNEXERCISED D&B           IN-THE-MONEY
                                     (B)             (C)         OPTIONS/SARS AT FISCAL      D&B OPTIONS/SARS AT FISCAL
                               SHARES ACQUIRED      VALUE            YEAR-END(2)(#)                YEAR-END(3)($)
             (A)                 ON EXERCISE     REALIZED(1)   ---------------------------   ---------------------------
            NAME                     (#)             ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  ---------------   -----------   -----------   -------------   -----------   -------------
Robert E. Weissman...........           0                0       219,875         95,174       3,142,125       482,548
Dennis G. Sisco..............           0                0        29,672         32,158         376,990       178,778
William G. Jacobi............       2,390           41,974        35,110         28,512         391,548       158,299
Victoria R. Fash.............           0                0         5,406         13,772          48,626        71,296
Alan J. Klutch...............       1,124           16,228        49,530         18,305         711,865        93,277
                                    2,390           34,506

---------------

(1) Amounts shown represent the value realized upon the exercise of stock options during 1995, which equals the difference between the exercise price of the options and the closing market price of the underlying D&B Common Stock on the date preceding the exercise date.
(2) No SARs were outstanding at December 31, 1995.
(3) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying D&B Common Stock at December 29, 1995. Options are in-the-money if the fair market value of the D&B Common Stock exceeds the exercise price of the option.

            LONG-TERM D&B INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                   (A)                         (B)            (C)             (D)           (E)           (F)
                                              NO. OF      PERFORMANCE            ESTIMATED FUTURE PAYOUTS
                                             SHARES,        OR OTHER       UNDER NON-STOCK PRICE-BASED PLANS(2)
                                             UNITS OR     PERIOD UNTIL   ----------------------------------------
                                              OTHER        MATURATION    THRESHOLD ($)   TARGET ($)   MAXIMUM ($)
                  NAME                     RIGHTS(1)($)    OR PAYOUT         (0%)          (100%)       (200%)
-----------------------------------------  ------------   ------------   -------------   ----------   -----------
Robert E. Weissman.......................           0         N/A             N/A              N/A          N/A
Dennis G. Sisco..........................     120,000     Three Years           0          120,000      240,000
William G. Jacobi........................     120,000     Three Years           0          120,000      240,000
Victoria R. Fash.........................      60,000     Three Years           0           60,000      120,000
Alan J. Klutch...........................           0         N/A             N/A              N/A          N/A

---------------

(1) Amounts shown represent the nominal dollar value of grants under the D&B Performance Unit Plan to Ms. Fash and Messrs. Sisco and Jacobi with respect to promotions during 1995. In connection with the Distribution, the three-year performance unit grant that otherwise would have been made to the named executive officers in 1995 was converted into a one-year cash award that is not included in this table because it is not a "long-term" award as defined by the Securities and Exchange Commission.
(2) Awards may range from 0 to 200% of the nominal grant value based on achievements within a range of performance goals.

D&B RETIREMENT BENEFITS

     The following table sets forth the estimated aggregate annual benefits payable under the D&B Retirement Plan, D&B's Supplemental Executive Benefit Plan and Pension Benefit Equalization Plan to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 15 years.

                                                 ESTIMATED AGGREGATE ANNUAL D&B RETIREMENT
                                                   BENEFIT ASSUMING CREDITED SERVICE OF:
            AVERAGE FINAL              --------------------------------------------------------------
        COMPENSATION FROM D&B           15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
-------------------------------------  ----------   ----------   ----------   ----------   ----------
$ 550,000............................  $  330,000   $  330,000   $  330,000   $  330,000   $  330,000
   700,000...........................     420,000      420,000      420,000      420,000      420,000
   850,000...........................     510,000      510,000      510,000      510,000      510,000
 1,000,000...........................     600,000      600,000      600,000      600,000      600,000
 1,300,000...........................     780,000      780,000      780,000      780,000      780,000
 1,600,000...........................     960,000      960,000      960,000      960,000      960,000
 1,900,000...........................   1,140,000    1,140,000    1,140,000    1,140,000    1,140,000

     The number of years of credited service for Messrs. Weissman, Sisco, Jacobi, Ms. Fash and Mr. Klutch are, respectively, 16, 6, 16, 9 and 21.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table above are not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year but paid in the current year are part of retirement compensation in the current year and current year's bonuses accrued and included in the Summary Compensation Table are not. For 1995, compensation for purposes of determining retirement benefits for the named executive officers differed by less than 10% from the amounts shown in the table except that compensation for 1995 for purposes of determining retirement benefits for Mr. Jacobi, Ms. Fash and Mr. Klutch was $572,384, $375,548 and $487,024, respectively.

     Average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years' service. The benefits shown in the table above are calculated on a straight-life annuity basis.

LIMITED SARS

     D&B Limited SARs held by Cognizant executive officers will be converted into Limited SARs of Cognizant which will have the terms described for D&B Limited SARs in footnote 1 under the caption "-- Option Grants on D&B Common Stock to Cognizant Executives in Last Fiscal Year" above. See "Relationship Among D&B, Cognizant and D&B After the Distribution -- Employee Benefits Agreement."

CONTEMPLATED OPTION GRANTS

     The D&B Board of Directors has approved a program under which certain Cognizant executive officers and senior management will receive options pursuant to grants by the Cognizant Compensation Committee having an exercise price per share equal to the Fair Market Value per share of Cognizant Common Stock on the date of grant. Options granted upon conversion of unexercised D&B stock options (see "Relationship Among D&B, Cognizant and ACNielsen After the
Distribution -- Employee Benefits Agreement") and new option grants will represent a number of shares equal to approximately 2.1% and 11.7%, respectively, of the anticipated number of outstanding shares (assuming no exercise of the unexercised D&B stock options). Pursuant to the program, it is anticipated that no new grants will be made to executive officers for three years.

                        COGNIZANT SECURITY OWNERSHIP BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All the outstanding shares of Cognizant Common Stock are currently held by D&B. The following table sets forth information concerning shares of Cognizant Common Stock that are expected to be beneficially owned after the Distribution by each of the Cognizant directors, by each of the executive officers named in the Cognizant Summary Compensation Table, by all such directors and executive officers as a group and by each person known by Cognizant to beneficially own more than 5% of the outstanding shares of D&B Common Stock as of August 31, 1996. Stock ownership information is based on (i) the number of shares of D&B Common Stock held by directors and executive officers as of August 31, 1996 and includes shares of D&B restricted stock, all of which will vest prior to the Record Date, (ii) the number of shares held by The Capital Group Companies, Inc. and a subsidiary thereof as of December 31, 1995 and (iii) one share of Cognizant Common Stock being distributed for every share of D&B Common Stock. See "The Distribution" and "Cognizant Management and Executive
Compensation -- Compensation of Cognizant Executive Officers". Information regarding shares subject to options reflects shares of D&B Common Stock subject to options as of August 31, 1996 and exercisable within 60 days thereafter, all of which will be converted into options that are exercisable into shares of Cognizant Common Stock. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution -- Employee Benefits Agreement". All directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of D&B Common Stock on August 31, 1996 and are expected to beneficially own less than one percent of the shares of Cognizant Common Stock outstanding as of the Distribution Date.

                                                                                          NUMBER OF SHARES
                                                                                             SUBJECT TO
                                                                                              OPTIONS
                                                                   NUMBER OF SHARES         EXERCISABLE
                                                                     BENEFICIALLY            WITHIN 60
            NAME AND ADDRESS OF BENEFICIAL OWNER(1)                    OWNED(2)              DAYS(2)(3)
----------------------------------------------------------------  -------------------     ----------------
Clifford L. Alexander, Jr.......................................            1,300                   --
Victoria R. Fash................................................            4,171                5,838
John P. Imlay, Jr...............................................               --                   --
William G. Jacobi...............................................            8,073               37,235
Robert J. Kamerschen............................................               --                   --
Alan J. Klutch..................................................           11,687               49,530
Robert J. Lanigan(4)............................................            7,100                   --
H. Eugene Lockhart..............................................               --                   --
James R. Peterson...............................................            4,300                   --
M. Bernard Puckett..............................................              600                   --
Dennis G. Sisco.................................................            6,012               31,797
Robert E. Weissman..............................................          119,079              219,875
All Directors and Executive Officers as a Group.................          162,322              344,275
The Capital Group Companies, Inc. and its subsidiary, Capital
  Research and Management Company
  333 South Hope Street,
  Los Angeles, CA 90071.........................................       14,859,800(5)(6)             --

---------------

(1) The mailing address for each of the Cognizant directors and executive officers listed herein is 200 Nyala Farms, Westport, Connecticut 06880.
(2) As of August 31, 1996.
(3) Represents the number of shares of Cognizant Common Stock which would be obtained in the Distribution if the D&B stock options were exercised prior to the Record Date. Unexercised D&B stock options held by Cognizant employees as of the Distribution Date will be converted into options that are exercisable into shares of Cognizant Common Stock based upon a conversion formula to be calculated after the Distribution Date. See "Relationship Among D&B, Cognizant and ACNielsen After the
    Distribution -- Employee Benefits Agreement".
(4) Of these shares, 6,200 are held in two revocable trusts (one trust holding 5,000 shares and the other 1,200 shares) for the benefit of Mr. Lanigan in which he is the settlor and sole beneficial owner and over which he has sole investment control.
(5) Represents 8.31% of the shares of Cognizant Stock expected to be outstanding as of the Distribution Date based on one share of Cognizant Common Stock being distributed for every share of D&B Common Stock held on the Record Date and assuming (i) no change in the number of outstanding shares of D&B Common Stock from August 31, 1996 to the Record Date, (ii) all outstanding D&B stock options are exercised prior to the Record Date and (iii) no change in beneficial ownership in D&B Common Stock by such persons between December 31, 1995 and the Record Date.
(6) The Capital Group Companies, Inc. ("CGCI") and its wholly-owned subsidiary, Capital Research and Management Company ("CRMC"), jointly filed a Schedule 13G with the Securities and Exchange Commission ("SEC") on February 9, 1996 with respect to D&B Common Stock. This Schedule 13G shows that CRMC, a registered investment adviser, had, as of December 31, 1995, sole dispositive power (but no voting power) over 12,389,000 shares of D&B Common Stock. Because of the SEC's ownership attribution rules, the Schedule 13G also shows CGCI as having sole dispositive power over such shares, as well as sole voting and dispositive power over an additional 1,101,000 shares and sole dispositive power (but no voting power) over a further 1,369,800 shares.

                ACNIELSEN MANAGEMENT AND EXECUTIVE COMPENSATION

     Nicholas L. Trivisonno is currently Executive Vice President - Finance and Chief Financial Officer of D&B and Chairman and Chief Executive Officer of ACNielsen. Mr. Trivisonno will resign from his positions at D&B effective upon the Distribution. The directors of ACNielsen will include one person who is currently a director of D&B and certain persons who are not currently directors of D&B. See "-- ACNielsen Board of Directors". In addition to Mr. Trivisonno, most of the other executive officers of ACNielsen will be drawn from the current management of D&B and A.C. Nielsen Company and will resign from their positions at D&B, if any, effective upon the Distribution. See "-- ACNielsen Executive Officers".

ACNIELSEN BOARD OF DIRECTORS

     Immediately after the Distribution, ACNielsen expects to have a board composed of eleven directors.

     The following table sets forth the names, in alphabetical order, and information as to the persons who are expected to serve as directors of ACNielsen following the Distribution, including information as to service with D&B, if applicable.

                                                    DIRECTOR
                               POSITIONS WITH        OF D&B     PRINCIPAL OCCUPATION                   OTHER
          NAME                DUN & BRADSTREET       SINCE     DURING LAST FIVE YEARS   AGE        DIRECTORSHIPS
------------------------- ------------------------- --------  ------------------------- ---  -------------------------
Robert H. Beeby           None                        --      Non-Executive Chairman,   64   Applied Extrusion
                                                              Service America                Technologies, Inc.;
                                                              Corporation, Stamford, CT      Church & Dwight Company;
                                                              (food service                  Columbia Gas System, Inc.
                                                              operations), 9/91 to
                                                              present; acting Chief
                                                              Executive Officer, 10/92
                                                              to 2/93; President &
                                                              Chief Executive Officer
                                                              of Frito-Lay, Inc. from
                                                              1989 to 1991.
Michael P. Connors        Senior Vice President and   --      Senior Vice President and 41
                          Chief Human Resources               Chief Human Resources
                          Officer                             Officer, D&B, 3/95 to
                                                              present; Vice Chairman,
                                                              ACNielsen, 4/96 to
                                                              present; Senior Vice
                                                              President, American
                                                              Express Travel Related
                                                              Services, New York, NY,
                                                              9/89 to 3/95.
Donald W. Griffin         None                        --      Chairman, President and   59   Olin Corporation;
                                                              Chief Executive Officer,       Rayonier, Inc.; Rayonier
                                                              Olin Corporation,              Forest Products Company.
                                                              Norwalk, CT (manufacturer
                                                              of chemicals, metals and
                                                              ammunition), 4/96 to
                                                              present; President and
                                                              Chief Executive Officer,
                                                              1/96 to 4/96; President
                                                              and Chief Operating
                                                              Officer, 2/94 to 12/95;
                                                              Vice
                                                              Chairman -- Operations,
                                                              1/93 to 2/94; Executive
                                                              Vice President 10/87 to
                                                              1/93.
Thomas C. Hays            None                        --      Chairman and Chief        61   American Brands, Inc.
                                                              Executive Officer,
                                                              American Brands, Inc.,
                                                              Old Greenwich, CT
                                                              (consumer products), 1/95
                                                              to present; President and
                                                              Chief Operating Officer,
                                                              1/88 to 12/94.

                                                    DIRECTOR
                               POSITIONS WITH        OF D&B     PRINCIPAL OCCUPATION                   OTHER
          NAME                DUN & BRADSTREET       SINCE     DURING LAST FIVE YEARS   AGE        DIRECTORSHIPS
------------------------- ------------------------- --------  ------------------------- ---  -------------------------
Karen L. Hendricks        None                        --      President and Chief       48   Baldwin Piano & Organ
                                                              Executive Officer,             Company.
                                                              Baldwin Piano & Organ
                                                              Company, Loveland, OH
                                                              (manufacturer of musical
                                                              instruments), 11/94 to
                                                              present; Executive Vice
                                                              President & General
                                                              Manager, Skin Care
                                                              Division, The Dial Corp,
                                                              Phoenix, AZ (consumer
                                                              products), 5/92 to 9/94;
                                                              Manager, Worldwide
                                                              Strategic Planning, Hair
                                                              Care, Procter & Gamble
                                                              Company, Cincinnati, OH
                                                              (consumer products), 9/71
                                                              to 5/92.
Robert M. Hendrickson     None                        --      President, Juno Capital   67
                                                              Partners Ltd., Jupiter,
                                                              FL (corporate finance and
                                                              investment management
                                                              consulting), 4/88 to
                                                              present; Chairman, Juno
                                                              Land Investment
                                                              Corporation, Jupiter, FL
                                                              (real estate
                                                              development), 1/90 to
                                                              present.
Robert J Lievense         Executive Vice President    --      Executive Vice President, 50
                                                              D&B, 2/95 to present;
                                                              President and Chief
                                                              Operating Officer,
                                                              ACNielsen, 1/96 to
                                                              present; Senior Vice
                                                              President, D&B, 7/93 to
                                                              2/95; Chairman, Dataquest
                                                              Incorporated, 9/91 to
                                                              7/93; President, NCH
                                                              Promotional Services,
                                                              Inc., 8/90 to 7/93.
John R. Meyer             Director                    1967    Professor, Harvard        68   D&B; Union Pacific
                                                              University, 7/73 to            Corporation; Missouri
                                                              present.                       Pacific Railroad Company;
                                                                                             The Mutual Life Insurance
                                                                                             Company of New York.
Brian B. Pemberton        None                        --      President -- Skycell      52
                                                              Services, American Mobile
                                                              Satellite Corporation,
                                                              Reston, VA (mobile
                                                              communications), 8/96 to
                                                              present; President &
                                                              Chief Executive Officer,
                                                              4/95 to 8/96; President,
                                                              4/90 to 4/95.
Robert N. Thurston        None                        --      Business consultant, 1985 64   McDonald's Corporation;
                                                              to present; former             Ag-Bag International Ltd.
                                                              Executive Vice President,
                                                              The Quaker Oats Company.

                                                    DIRECTOR
                               POSITIONS WITH        OF D&B     PRINCIPAL OCCUPATION                   OTHER
          NAME                DUN & BRADSTREET       SINCE     DURING LAST FIVE YEARS   AGE        DIRECTORSHIPS
------------------------- ------------------------- --------  ------------------------- ---  -------------------------
Nicholas L. Trivisonno    Executive Vice President-   --      Executive Vice President- 49   Rayonier, Inc.; Yankee
                          Finance and Chief                   Finance and Chief              Energy Systems, Inc.
                          Financial Officer                   Financial Officer, D&B,
                                                              9/95 to present; Chairman
                                                              and Chief Executive
                                                              Officer, ACNielsen, 1/96
                                                              to present; Executive
                                                              Vice President- Strategic
                                                              Planning and Group
                                                              President, GTE
                                                              Corporation, Stamford, CT
                                                              (telecommunications),
                                                              10/93 to 7/95; Senior
                                                              Vice President-Finance,
                                                              1/89 to 10/93; director,
                                                              4/95 to 7/95.

DIRECTORS' COMPENSATION

     The Board of Directors of Dun & Bradstreet has approved a Director compensation program for ACNielsen. It is anticipated that the Board of Directors of ACNielsen will adopt and implement such program as described below prior to, on or shortly after the Distribution Date.

     If such program is adopted and implemented each non-employee Director will receive a 1996 retainer of $12,500; thereafter, the retainer will be paid at an annual rate of $25,000. Each non-employee Director who is the Chairman of a Committee of the Board of Directors will be paid an additional retainer of $3,000 for 1996 and annually thereafter. A fee of $1,000 will be paid to each non-employee Director for every Board or Committee meeting attended. Directors who are employed by ACNielsen shall receive no retainers or meeting fees.

     Each non-employee Director who commences service on the ACNielsen Board prior to ACNielsen's 1997 Annual Meeting of Shareholders will receive an initial grant of restricted ACNielsen Common Stock valued at $30,000 on the date a non-employee Director commences service on the Board (the "Service Date") or on the first day of regular trading in ACNielsen Common Stock after the Distribution, whichever is later. Such restricted shares shall generally vest five years from the date of grant.

     On the Service Date or on the first day of regular trading in ACNielsen Common Stock after the Distribution, whichever is later, a non-employee Director will receive an option grant for 10,000 shares of ACNielsen Common Stock. Generally, one-sixth of such options shall vest annually commencing on the first anniversary of the date of grant. On the second anniversary of the Service Date, and on each anniversary thereafter, a non-employee Director will receive additional option grants for 5,000 shares of ACNielsen Common Stock. Such options will vest in accordance with a schedule set by the Compensation Committee of the ACNielsen Board of Directors at the time of grant. The exercise price per share of all options granted shall be not less than 100% of the Fair Market Value of a share on the date of grant.

     At a non-employee Director's election, all cash compensation (i.e., meeting fees and retainers) may be deferred until such Director ceases being a director. At such Director's election, such compensation may be deferred in share units and/or cash units. If a non-employee Director elects to defer in share units, he or she will receive credit, as of the date on which such compensation would otherwise have been paid, for a number of share units equal to (i) the amount of such compensation divided by (ii) the Fair Market Value of one share on such date. A non-employee Director who defers in share units will also receive dividend equivalents on credited share units in the form of additional share units. If a Director elects to defer in cash units, he or she will receive credit, as of the date on which such compensation would otherwise have been paid, for a number of cash units equal to the amount of such compensation and will receive notional compound interest, earned at the prime rate of Chase Manhattan Bank on credited cash units in the form of additional cash units.

COMMITTEES OF THE ACNIELSEN BOARD OF DIRECTORS

     Prior to the Distribution, the ACNielsen Board of Directors will establish Audit and Finance, Compensation, and Nominating Committees and designate specific functions and areas of oversight as to such committees. The Audit and Finance Committee will consist initially of Messrs. Hendrickson (Chairman), Griffin, Meyer and Pemberton and Ms. Hendricks. The Compensation Committee will consist initially of Messrs. Thurston (Chairman), Griffin, Hays and Pemberton. The Nominating Committee will consist initially of Messrs. Meyer (Chairman), Beeby, Hays, Hendrickson and Trivisonno.

ACNIELSEN EXECUTIVE OFFICERS

     Listed below is certain information as to the executive officers who have been selected to serve after the Distribution.

    NAME, POSITION WITH ACNIELSEN AND AGE                    BIOGRAPHICAL DATA
---------------------------------------------- ----------------------------------------------
Nicholas L. Trivisonno, 49.................... See information under "ACNielsen Board of
  Chairman and Chief Executive Officer         Directors."
Robert J Lievense, 50......................... See information under "ACNielsen Board of
  President and Chief Operating Officer        Directors."
Michael P. Connors, 41........................ See information under "ACNielsen Board of
  Vice Chairman                                Directors."
Earl H. Doppelt, 43........................... Senior Vice President and General Counsel,
  Executive Vice President and General Counsel D&B, 5/94 to present; Senior Vice President and Deputy General Counsel, Paramount
                                               Communications Inc. (and Viacom Inc.), 9/92 to
                                               5/94; Vice President and Deputy General
                                               Counsel 10/86 to 9/92.
Robert J. Chrenc, 52.......................... Executive Vice President and Chief Financial
  Executive Vice President and Chief Financial Officer, ACNielsen, 6/96 to present; Partner,
  Officer                                      Arthur Andersen LLP, 1979 to 5/96.

COMPENSATION OF ACNIELSEN EXECUTIVE OFFICERS

     The following table discloses compensation paid by D&B for services rendered to D&B in 1995 to ACNielsen's Chief Executive Officer and to each of the persons who are anticipated to be one of the three other most highly compensated executive officers of ACNielsen following the Distribution. Mr. Chrenc, Executive Vice President and Chief Financial Officer, who is anticipated to be one of the five most highly compensated executive officers of ACNielsen following the Distribution, was not affiliated with D&B in 1995. During the period presented, the individuals were compensated in accordance with D&B's plans and policies.

                           SUMMARY COMPENSATION TABLE
                              FOR SERVICE WITH D&B

                                                                              LONG-TERM COMPENSATION
                                                                       -------------------------------------
                                           ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                                      ------------------------------   ------------------------   ----------
                                                              (E)                       (G)
                                                             OTHER         (F)       SECURITIES      (H)          (I)
                                                            ANNUAL     RESTRICTED    UNDERLYING   LONG- TERM   ALL OTHER
             (A)                        (C)       (D)      COMPENSA-      STOCK       OPTIONS/    INCENTIVE    COMPENSA-
 NAME AND PRINCIPAL POSITION   (B)    SALARY    BONUS(1)    TION(2)    AWARD(S)(3)    SARS(4)     PAYOUTS(5)    TION(6)
       WITH ACNIELSEN          YEAR     ($)       ($)         ($)          ($)          (#)          ($)          ($)
-----------------------------  ----   -------   --------   ---------   -----------   ----------   ----------   ---------
Nicholas L. Trivisonno (7)...  1995   146,591   175,000          0             0       24,114             0           0
  Chairman and Chief
  Executive Officer
Robert J Lievense............  1995   411,026   265,662      1,187       307,988       15,696       116,112      23,216
  President and Chief
  Operating Officer
Michael P. Connors (8).......  1995   225,000   439,180          0       249,951       16,759             0           0
  Vice Chairman
Earl H. Doppelt..............  1995   340,000   446,960          0        79,992        9,411             0       5,671
  Executive Vice President
  and General Counsel

---------------

(1) Bonus amounts shown were earned in 1995 and paid in 1995 and/or 1996.
(2) Amounts shown represent reimbursement for taxes paid by the named executive officers with respect to D&B-directed spousal travel and certain other expenses.
(3) Amounts shown represent dollar value on the date of grant. The grant to Mr. Lievense consisted of a grant in connection with a performance unit award of 1,149 shares which would have vested one-third in each year of the three years following the date of the award and an additional grant with respect to a promotion during 1995 of 4,807 shares which will vest 100% two years following the date of the award. The grants to Messrs. Connors and Doppelt consisted of grants made in accordance with the terms of their employment. Mr. Connors received two grants, one for 3,846 shares which would have vested 50% in each of the two years following the date of the award and a second grant for 854 shares which would have vested 100% one year following the date of the award. Mr. Doppelt received a grant for 1,584 shares which would have vested one-third in each of the three years following the date of the award. Dividends are paid at the rate established from time to time for D&B Common Stock. In addition, the number and value of the aggregate restricted stock holdings of the named executive officers at December 31, 1995 were: Mr. Lievense -- 8,711 shares ($564,038); Mr. Connors -- 4,700
     ($304,325) and Mr. Doppelt -- 6,917 shares ($447,876). Notwithstanding the original vesting schedules, all restricted stock will vest as of the Distribution.
(4) Amounts shown represent the number of non-qualified stock options, without tandem stock appreciation rights.
(5) Amount shown represents a payment made under the D&B Key Employees Performance Unit Plan.
(6) Amounts shown represent aggregate Company contributions for the account of each named executive officer under the D&B Profit Participation Plan ("PPP") and the D&B Profit Participation Benefit Equalization Plan ("PPBEP"), plans which are open to employees of D&B and certain subsidiaries upon completion of one year of service. The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan which provides a benefit to participants in the PPP equal to the amount of Company contributions that would have been made to the participant's PPP account but for certain Federal tax laws.
(7) The salary and bonus for Mr. Trivisonno represents the amount earned from his date of employment, September 5, 1995.
(8) The salary for Mr. Connors represents the amount earned from his date of employment, April 3, 1995.

OPTION GRANTS ON D&B COMMON STOCK TO ACNIELSEN EXECUTIVES IN LAST FISCAL YEAR

     The following table provides information on fiscal year 1995 grants of options to the named ACNielsen executives to purchase shares of D&B Common Stock. Options to acquire D&B Common Stock will be replaced by options to acquire ACNielsen Common Stock. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution -- Employee Benefits Agreement". For a discussion of contemplated option grants, see "Contemplated Option Grants" below.

         OPTION GRANTS IN LAST FISCAL YEAR TO PURCHASE D&B COMMON STOCK

                                         (B)
                                      NUMBER OF          (C)
                                     SECURITIES      % OF TOTAL        (D)                         (F)
                                     UNDERLYING     OPTIONS/SARS    EXERCISE                    GRANT DATE
                                    OPTIONS/SARS     GRANTED TO      OR BASE       (E)           PRESENT
               (A)                   GRANTED(1)     EMPLOYEES IN      PRICE     EXPIRATION       VALUE(2)
               NAME                      (#)         FISCAL YEAR    ($/SHARE)      DATE            ($)
----------------------------------  -------------   -------------   ---------   ----------   ----------------
Nicholas L. Trivisonno............      11,294           1.32%        63.75       12/19/05        104,244
                                        12,820                        58.50       09/19/05        101,919
Robert J Lievense.................      12,235           0.86%        63.75       12/19/05        112,929
                                         3,461                        52.00       04/18/05         24,435
Michael P. Connors................       7,529           0.92%        63.75       12/19/05         69,493
                                         9,230                        52.00       04/18/05         65,164
Earl H. Doppelt...................       9,411           0.52%        63.75       12/19/05         86,864

---------------

(1) Amounts shown represent the number of non-qualified stock options, without tandem stock appreciation rights ("SARs"), granted in 1995. Options may not be exercised for at least one year after grant and may then be exercised in installments of 25% of the grant amount each year until they are 100% vested. Payment must be made in full upon exercise in cash or Common Stock. The option holder may elect to have shares of D&B Common Stock issuable upon exercise withheld by D&B to pay withholding taxes due. The options shown include Limited SARs in tandem with the options. Limited SARs are exercisable only if and to the extent that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding D&B Common Stock pursuant to a tender or exchange offer not made by D&B. Each Limited SAR permits the holder to receive cash equal to the excess over the related option exercise price of the highest price paid pursuant to a tender or exchange offer for D&B Common Stock which is in effect at any time during the 60 days preceding the date upon which the Limited SAR is exercised. Limited SARs can be exercised regardless of whether D&B supports or opposes the offer.
(2) Grant date present value is based on the Black-Scholes option valuation model, which makes the following material assumptions for the April 19, 1995 grant, the September 20, 1995 grant and the December 20, 1995 grant, respectively: an expected stock-price volatility factor of 15.006%, 15.455% and 15.911%, a risk-free rate of return of 7.06%, 6.20% and 5.93%, dividends at the annualized rate of $2.60, $2.64 and $2.64 per share, a time of exercise of ten years, and reduction of approximately 9.73% to reflect the probability of forfeiture due to termination prior to vesting and approximately 10.47%, 10.55% and 11.24% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. These assumptions may or may not be fulfilled. The ultimate values of the options will depend on the future market price of D&B's stock which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of D&B's Common Stock over the exercise price on the date the option is exercised.

AGGREGATE D&B OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL-YEAR END D&B OPTION VALUES

     The following table provides information on option exercises in 1995 by the named executives of ACNielsen and the value of each such executive's unexercised options to acquire D&B Common Stock at December 31, 1995. See also, "Relationship Among D&B, Cognizant and ACNielsen After the
Distribution -- Employee Benefits Agreement."

               AGGREGATE D&B OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      (D)               (E)
                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                  (B)                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                SHARES          (C)           D&B OPTIONS/SARS AT           D&B OPTIONS/SARS AT
                              ACQUIRED ON      VALUE         FISCAL YEAR-END(2)(#)         FISCAL YEAR-END(3)($)
            (A)                EXERCISE     REALIZED(1)   ---------------------------   ---------------------------
            NAME                  (#)           ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Nicholas L. Trivisonno......       0             0                0         24,114              0         91,419
Robert J Lievense...........       0             0           28,828         32,271        341,838        179,569
Michael P. Connors..........       0             0                0         16,759              0        125,212
Earl H. Doppelt.............       0             0            9,638         38,332         88,172        273,992

---------------

(1) Amounts shown represent the value realized upon the exercise of stock options during 1995, which equals the difference between the exercise price of the options and the closing market price of the underlying Common Stock on the date preceding the exercise date.
(2) No SARs were outstanding at December 31, 1995.
(3) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying Common Stock at December 29, 1995. Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price of the option.

            LONG-TERM D&B INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                (A)                        (B)            (C)            (D)           (E)      (F)
                                                      PERFORMANCE
                                                        OR OTHER
                                                      PERIOD UNTIL         ESTIMATED FUTURE PAYOUTS
                                         NO. OF        MATURATION    UNDER NON-STOCK PRICE-BASED PLANS(2)
                                      SHARES, UNITS    OR PAYOUT     -------------------------------------
                                        OR OTHER      ------------   THRESHOLD($)   TARGET($)   MAXIMUM($)
                NAME                  RIGHTS(1)($)                       (0%)        (100%)       (200%)
------------------------------------  -------------                  ------------   ---------   ----------
Nicholas L. Trivisonno..............           0               N/A        N/A            N/A          N/A
Robert J Lievense...................     120,000       Three Years          0        120,000      240,000
Michael P. Connors..................     320,000       Three Years          0        320,000      640,000
Earl H. Doppelt.....................           0               N/A        N/A            N/A          N/A

---------------

(1) Amounts shown represent the nominal dollar value of grants under the D&B Performance Unit Plan to Mr. Lievense with respect to a promotion during 1995 and to Mr. Connors with respect to the terms of his employment. In connection with the Distribution, the three-year performance unit grant that otherwise would have been made to the named executive officers in 1995 was converted into a one-year cash award that is not included in this table because it is not a "long-term" award as defined by the Securities and Exchange Commission.
(2) Awards may range from 0 to 200% of the nominal grant value based on achievements within a range of performance goals.

D&B RETIREMENT BENEFITS

     The following table sets forth the estimated aggregate annual benefits payable under the D&B Retirement Plan, D&B's Supplemental Executive Benefit Plan and Pension Benefit Equalization Plan to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 15 years.

                                                 ESTIMATED AGGREGATE ANNUAL D&B RETIREMENT
                                                   BENEFIT ASSUMING CREDITED SERVICE OF:
            AVERAGE FINAL              --------------------------------------------------------------
        COMPENSATION FROM D&B           15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
-------------------------------------  ----------   ----------   ----------   ----------   ----------
$ 550,000............................  $  330,000   $  330,000   $  330,000   $  330,000   $  330,000
   700,000...........................     420,000      420,000      420,000      420,000      420,000
   850,000...........................     510,000      510,000      510,000      510,000      510,000
 1,000,000...........................     600,000      600,000      600,000      600,000      600,000
 1,300,000...........................     780,000      780,000      780,000      780,000      780,000
 1,600,000...........................     960,000      960,000      960,000      960,000      960,000
 1,900,000...........................   1,140,000    1,140,000    1,140,000    1,140,000    1,140,000

     The number of years of credited service for Messrs. Trivisonno, Lievense, Connors and Doppelt are, respectively, zero, six, zero and one.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table above are not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year but paid in the current year are part of retirement compensation in the current year and current year's bonuses accrued and included in the Summary Compensation Table are not. For 1995, compensation for purposes of determining retirement benefits for the named executive officers differed by less than 10% from the amounts shown in the table except that compensation for 1995 for purposes of determining retirement benefits for Messrs. Trivisonno, Connors and Doppelt was $0, $0 and $540,000, respectively.

     Average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years' service. The benefits shown in the table above are calculated on a straight-life annuity basis.

LIMITED SARS

     D&B Limited SARs held by ACNielsen executive officers will be converted into Limited SARs of ACNielsen which will have the terms described for D&B Limited SARs in footnote 1 under the caption "Option Grants on D&B Common Stock to ACNielsen Executives in Last Fiscal Year" above. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution -- Employee Benefits Agreement."

CONTEMPLATED OPTION GRANTS

     The D&B Board of Directors has approved a program under which certain ACNielsen executive officers and senior management will receive options pursuant to grants by the ACNielsen Compensation Committee having an exercise price per share equal to the fair market value per share of ACNielsen Common Stock on the date of grant. Options granted upon conversion of unexercised D&B stock options (see "Relationship Among D&B, Cognizant and ACNielsen After the
Distribution -- Employee Benefits Agreement") and new option grants will represent a number of shares equal to approximately 5.5% and 9.0%, respectively, of the anticipated number of outstanding shares (assuming no exercise of the unexercised D&B stock options). Pursuant to the program, it is anticipated that no new grants will be made to executive officers for three years.

                        ACNIELSEN SECURITY OWNERSHIP BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All the outstanding shares of ACNielsen Common Stock are currently held by D&B. The following table sets forth information concerning shares of ACNielsen Common Stock that are expected to be beneficially owned after the Distribution by each of the ACNielsen directors, by each of the executive officers named in the ACNielsen Summary Compensation Table, by all such directors and executive officers as a group and by each person known by ACNielsen to beneficially own more than 5% of the outstanding shares of D&B Common Stock as of August 31, 1996. Stock ownership information is based on (i) the number of shares of D&B Common Stock held by directors and executive officers as of August 31, 1996 and includes shares of D&B restricted stock, all of which will vest prior to the Record Date, (ii) the number of shares held by The Capital Group Companies, Inc. and a subsidiary thereof as of December 31, 1995 and (iii) one share of ACNielsen Common Stock being distributed for every three shares of D&B Common Stock. See "The Distribution" and "ACNielsen Management and Executive Compensation -- Compensation of ACNielsen Executive Officers". Information regarding shares subject to options reflects shares of D&B Common Stock subject to options as of August 31, 1996 and exercisable within 60 days thereafter, all of which will be converted into options that are exercisable into shares of ACNielsen Common Stock. See "Relationship Among D&B, Cognizant and ACNielsen After the Distribution -- Employee Benefits Agreement". All directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of D&B Common Stock on August 31, 1996 and are expected to beneficially own less than one percent of the shares of ACNielsen Common Stock outstanding as of the Distribution Date.

                                                                                NUMBER OF SHARES
                                                                                   SUBJECT TO
                                                                                    OPTIONS
                                                         NUMBER OF SHARES         EXERCISABLE
                                                           BENEFICIALLY            WITHIN 60
       NAME AND ADDRESS OF BENEFICIAL OWNER(1)               OWNED(2)              DAYS(2)(3)
------------------------------------------------------  -------------------     ----------------
Robert H. Beeby.......................................              --                   --
Robert J. Chrenc......................................              --                   --
Michael P. Connors....................................           1,566                  769
Earl H. Doppelt.......................................           1,782                5,500
Donald W. Griffin.....................................              --                   --
Thomas C. Hays........................................              --                   --
Karen L. Hendricks....................................              --                   --
Robert M. Hendrickson.................................              --                   --
Robert J Lievense(4)..................................           1,971                6,137
John R. Meyer.........................................           1,133                   --
Brian B. Pemberton....................................              --                   --
Robert N. Thurston....................................              --                   --
Nicholas L. Trivisonno................................              --                1,068
All Directors and Executive Officers as a Group.......           6,452               13,474
The Capital Group Companies, Inc. and its subsidiary,
  Capital Research and Management Company
  333 South Hope Street,
  Los Angeles, CA 90071...............................       4,953,266(5)(6)             --

---------------
(1) The mailing address for each of the ACNielsen directors and executive officers listed herein is 177 Broad Street, Stamford, Connecticut 06901.

(2) As of August 31, 1996.

(3) Represents the number of shares of ACNielsen Common Stock which would be obtained in the Distribution if the D&B stock options were exercised prior to the Record Date. Unexercised D&B stock options held by ACNielsen employees as of the Distribution Date will be converted into options that are exercisable into shares of ACNielsen Common Stock based upon a conversion formula to be calculated after the Distribution Date. See "Relationship Among D&B, Cognizant and ACNielsen After the
    Distribution -- Employee Benefits Agreement".

(4) Includes 100 shares held in the Robert J Lievense IRA.

(5) Represents 8.31% of the shares of ACNielsen Common Stock expected to be outstanding as of the Distribution Date based on one share of ACNielsen Common Stock being distributed for every three shares of D&B Common Stock held on the Record Date and assuming (i) no change in the number of outstanding shares of D&B Common Stock from August 31, 1996 to the Record Date, (ii) all outstanding D&B stock options are exercised prior to the Record Date and (iii) no change in the number of shares of D&B Common Stock beneficially held by such persons between December 31, 1995 and the Record Date.

(6) CGCI and its wholly-owned subsidiary, CRMC, jointly filed a Schedule 13G with the SEC on February 9, 1996 with respect to D&B Common Stock. This
    Schedule 13G shows that CRMC, a registered investment adviser, had, as of December 31, 1995, sole dispositive power (but no voting power) over 12,389,000 shares of D&B Common Stock. Because of the SEC's ownership attribution rules, the Schedule 13G also shows CGCI as having sole dispositive power over such shares, as well as sole voting and dispositive power over an additional 1,101,000 shares and sole dispositive power (but no voting power) over a further 1,369,800 shares.

                     DESCRIPTION OF COGNIZANT CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of stock that Cognizant has authority to issue under its Restated Certificate of Incorporation is 420,000,000 shares of which 400,000,000 shares represent shares of Cognizant Common Stock, 10,000,000 shares represent shares of Preferred Stock (the "Cognizant Preferred Stock") and 10,000,000 shares represent shares of Series
Common Stock (the "Cognizant Series Common Stock"). Based on           shares of
D&B Common Stock outstanding as of October   , 1996, and a distribution ratio of
one share of Cognizant Common Stock for every one share of D&B Common Stock,
approximately           shares of Cognizant Common Stock would be distributed to
holders of D&B Common Stock on the Distribution Date.

COGNIZANT COMMON STOCK

     Subject to any preferential rights of any Cognizant Preferred Stock or Cognizant Series Common Stock created by the Board of Directors of Cognizant, each outstanding share of Cognizant Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of Cognizant. See "Dividend Policy -- Cognizant Dividend Policy". Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. In the event of liquidation, dissolution or winding up of Cognizant, holders of Cognizant Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Cognizant Preferred Stock and Cognizant Series Common Stock.

COGNIZANT PREFERRED STOCK AND COGNIZANT SERIES COMMON STOCK

     Each of the authorized Preferred Stock and the authorized Series Common Stock of Cognizant is available for issuance from time to time in one or more series at the discretion of the Cognizant Board of Directors without stockholder approval. The Cognizant Board of Directors has the authority to prescribe for each series of Cognizant Preferred Stock or Cognizant Series Common Stock it establishes the number of shares in that series, the voting rights (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designations, powers, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Preferred Stock or Series Common Stock, as applicable, the issuance of Cognizant Preferred Stock or Cognizant Series Common Stock, as applicable, could have an adverse effect on holders of Cognizant Common Stock by delaying or preventing a change in control of Cognizant, making removal of the present management of Cognizant more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Cognizant Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

     Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Cognizant Common Stock remained listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Cognizant Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. Cognizant currently does not have any plans to issue additional shares of Cognizant Common Stock, Cognizant Preferred Stock or Cognizant Series Common Stock other than in connection with employee compensation plans. See, however, "Certain Considerations -- Considerations Relevant to Cognizant -- Acquisitions."

     One of the effects of the existence of unissued and unreserved Cognizant Common Stock, Cognizant Preferred Stock and Cognizant Series Common Stock may be to enable the Board of Directors of Cognizant to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Cognizant by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Cognizant's management and possibly deprive the stockholders of opportunities to sell their shares of Cognizant Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Cognizant pursuant to the operation of the Cognizant Rights Plan, which is discussed below.

COGNIZANT RIGHTS PLAN

     On October   , 1996 the Board of Directors of Cognizant declared a dividend of one preferred share purchase right (a "Cognizant Right") for each outstanding
share of Cognizant Common Stock. The dividend was payable on October   , 1996
(the "Cognizant Record Date") to D&B, which was the sole stockholder of record on the Cognizant Record Date. Each Cognizant Right entitles the registered holder to purchase from Cognizant one one-thousandth of a share of Series A Junior Participating Cognizant Preferred Stock, par value $.01 per share (the
"Cognizant Preferred Stock"), of Cognizant at a price of $          per one one-
thousandth of a share of Cognizant Preferred Stock (as the same may be adjusted, hereinafter referred to as the "Purchase Price"), subject to adjustment. The description and terms of the Cognizant Rights are set forth in a Cognizant
Rights Agreement dated as of October   , 1996, as the same may be amended from
time to time (the "Cognizant Rights Agreement"), between Cognizant and First Chicago Trust Company, as the Cognizant Rights Agent (the "Cognizant Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, hereinafter referred to in this description of Cognizant Rights, an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of Cognizant Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Cognizant Common Stock (the earlier of such dates hereinafter referred to in this description of Cognizant Rights as the "Rights Distribution Date"), the Cognizant Rights will be evidenced by the certificates representing Cognizant Common Stock.

     The Cognizant Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption or expiration of the Cognizant Rights), the Cognizant Rights will be transferred with and only with the Cognizant Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Cognizant Rights), Cognizant Common Stock certificates will contain a notation incorporating the Cognizant Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Cognizant Rights), the surrender for transfer of any certificates for shares of Cognizant Common Stock will also constitute the transfer of the Cognizant Rights associated with the shares of Cognizant Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Cognizant Rights ("Cognizant Right Certificates") will be mailed to holders of record of the Cognizant Common Stock as of the close of business on the Rights Distribution Date and such separate Cognizant Right Certificates alone will evidence the Cognizant Rights.

     The Cognizant Rights are not exercisable until the Rights Distribution Date. The Cognizant Rights will expire on October , 2006 (hereinafter referred to in this description of Cognizant Rights as the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Cognizant Rights are earlier redeemed or exchanged by Cognizant, in each case as described below.

     The Purchase Price payable, and the number of shares of Cognizant Preferred Stock or other securities or property issuable, upon exercise of the Cognizant Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Cognizant Preferred Stock, (ii) upon the grant to holders of the Cognizant Preferred Stock of certain rights or warrants to subscribe for or purchase Cognizant Preferred Stock at a price, or securities convertible into Cognizant Preferred Stock with a conversion price, less than the then-current market price of the Cognizant Preferred Stock or (iii) upon the distribution to holders of the Cognizant Preferred Stock of evidences of

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indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Cognizant Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The Cognizant Rights are also subject to adjustment in the event of a stock dividend on the Cognizant Common Stock payable in shares of Cognizant Common Stock or subdivisions, consolidations or combinations of the Cognizant Common Stock occurring, in any such case, prior to the Distribution Date.

     Shares of Cognizant Preferred Stock purchasable upon exercise of the Cognizant Rights will not be redeemable. Each share of Cognizant Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Cognizant Common Stock. In the event of liquidation, dissolution or winding up of Cognizant, the holders of the Cognizant Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Cognizant Common Stock. Each share of Cognizant Preferred Stock will have 1,000 votes, voting together with the Cognizant Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Cognizant Common Stock are converted or exchanged, each share of Cognizant Preferred Stock will be entitled to receive 1,000 times the amount received per share of Cognizant Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Cognizant Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Cognizant Preferred Stock purchasable upon exercise of each Cognizant Right should approximate the value of one share of Cognizant Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Cognizant Right, other than Cognizant Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Cognizant Right and payment of the Purchase Price, that number of shares of Cognizant Common Stock having a market value of two times the Purchase Price.

     In the event that, after a person or group has become an Acquiring Person, Cognizant is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Cognizant Right (other than Cognizant Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof, that number of shares of common stock of the person with whom Cognizant has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Purchase Price.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Cognizant Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of Cognizant may exchange the Cognizant Rights (other than Cognizant Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Cognizant Common Stock, or a fractional share of Cognizant Preferred Stock of equivalent value (or of a share of a class or series of Cognizant's preferred stock having similar rights, preferences and privileges), per Cognizant Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Cognizant Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Cognizant Preferred Stock, which may, at the election of Cognizant, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Cognizant Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of Cognizant may redeem the Cognizant Rights in whole, but not in part, at a price of $.01 per Cognizant Right (hereinafter referred to in this description of Cognizant Rights as the "Redemption Price"). The redemption of the Cognizant Rights may be made effective at such time, on such basis and with such conditions as the Board of

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

Directors in its sole discretion may establish. Immediately upon any redemption of the Cognizant Rights, the right to exercise the Cognizant Rights will terminate and the only right of the holders of Cognizant Rights will be to receive the Redemption Price.

     For so long as the Cognizant Rights are then redeemable, Cognizant may, except with respect to the redemption price, amend the Cognizant Rights in any manner. After the Cognizant Rights are no longer redeemable, Cognizant may, except with respect to the redemption price, amend the Cognizant Rights in any manner that does not adversely affect the interests of holders of the Cognizant Rights.

     Until a Cognizant Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Cognizant, including, without limitation, the right to vote or to receive dividends.

     A copy of the Cognizant Rights Agreement has been filed as an Exhibit to the Registration Statement on Form 10 of Cognizant in respect of the registration of the Cognizant Common Stock under the Exchange Act. A copy of the Cognizant Rights Agreement is available free of charge from Cognizant. The summary description of the Cognizant Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the Cognizant Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

CERTAIN EFFECTS OF THE COGNIZANT RIGHTS AGREEMENT

     The Cognizant Rights Agreement is designed to protect stockholders of Cognizant in the event of unsolicited offers to acquire Cognizant and other coercive takeover tactics which, in the opinion of the Board of Directors of Cognizant, could impair its ability to represent stockholder interests. The provisions of the Cognizant Rights Agreement may render an unsolicited takeover of Cognizant more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer Cognizant's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of Cognizant.

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of Cognizant authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of Cognizant of any kind or class.

DELAWARE GENERAL CORPORATION LAW

     The terms of Section 203 of the DGCL apply to Cognizant since it is a Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (a) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or (c) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.
Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to

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

persons who were already interested stockholders at the time of the amendment. Cognizant's Restated Certificate of Incorporation does not exclude Cognizant from the restrictions imposed under Section 203.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring Cognizant to negotiate in advance with Cognizant's Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors of Cognizant. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PROVISIONS OF COGNIZANT RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS AFFECTING CHANGE IN CONTROL

     Certain provisions of the Cognizant Restated Certificate of Incorporation and Amended and Restated By-laws may delay or make more difficult unsolicited acquisitions or changes of control of Cognizant. It is believed that such provisions will enable Cognizant to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of Cognizant and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of Cognizant, although such proposals, if made, might be considered desirable by a majority of Cognizant's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of Cognizant. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "-- Authorized but Unissued Capital Stock"), (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings, (iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorships, (v) a classified Board of Directors and (vi) higher than majority requirements to make certain amendments to the By-laws and Certificate of Incorporation. These provisions are present in the Restated Certificate of Incorporation or Amended and Restated By-laws of Cognizant.

  No Stockholder Action by Written Consent; Special Meetings

     The Cognizant Restated Certificate of Incorporation and Amended and Restated By-laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The Cognizant Restated Certificate of Incorporation and Amended and Restated By-laws also provide that special meetings of the stockholders can be called only by the Chief Executive Officer of Cognizant or by a vote of the majority of the Board of Directors. Furthermore, the By-laws of Cognizant provide that only such business as is specified in the notice of any such special meeting of stockholders may come before such meeting.

  Advance Notice for Raising Business or Making Nominations at Meetings

     The By-laws of Cognizant establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors, or by a stockholder of Cognizant who is entitled to vote at the meeting who has given to the Secretary of Cognizant timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the

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

Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of Cognizant.

     To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of Cognizant at the principal executive offices of Cognizant not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of Cognizant at the principal executive offices of Cognizant not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     The notice of any nomination for election as a director must set forth the name and address of, and the class and number of shares of Cognizant held by, the stockholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of Cognizant entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected.

  Number of Directors; Filling of Vacancies; Removal

     The Cognizant Restated Certificate of Incorporation and Amended and Restated By-laws provide that newly created directorships resulting from any increase in the authorized number of directors (or any vacancy) may be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors of Cognizant may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% in voting power of all shares of Cognizant entitled to vote generally in the election of directors, voting as a single class. Directors may be removed only for cause, and only by the affirmative vote of at least 80% in voting power of all shares of Cognizant entitled to vote generally in the election of directors, voting as a single class.

  Classified Board of Directors

     The Cognizant Restated Certificate of Incorporation provides for Cognizant's Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one third of Cognizant's Board of Directors will be elected each year. See "Cognizant Management and Executive Compensation -- Cognizant Board of Directors."

     Cognizant believes that a classified board will help to assure the continuity and stability of its Board of Directors, and its business strategies and policies as determined by its Board, because a majority of the directors at any given time will have prior experiences as directors of Cognizant. This provision should also

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

help to ensure that Cognizant's Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of Cognizant's voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of Cognizant's Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Cognizant and could thus increase the likelihood that incumbent directors will retain their positions.

  Amendments to the Amended and Restated By-laws

     The Cognizant Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% in voting power of all the shares of Cognizant entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Amended and Restated By-laws which is to the same effect as provisions contained in the Restated Certificate of Incorporation relating to (i) the amendment of the Amended and Restated By-laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders.

  Amendments to the Restated Certificate of Incorporation

     The Cognizant Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% in voting power of all the shares of Cognizant entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Restated Certificate of Incorporation relating to (i) the amendment of the Restated Certificate of Incorporation and/or the Amended and Restated By-laws,
(ii) the classified Board of Directors and the filling of director vacancies and
(iii) calling and taking actions at meetings of stockholders.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

     The Cognizant Restated Certificate of Incorporation provides that Cognizant shall indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The Cognizant Restated Certificate of Incorporation also provides that a director of Cognizant shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

     The indemnification rights conferred by the Restated Certificate of Incorporation of Cognizant are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. Cognizant will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

                     DESCRIPTION OF ACNIELSEN CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of stock that ACNielsen has authority to issue under its Restated Certificate of Incorporation is 160,000,000 shares of which 150,000,000 represent shares of ACNielsen Common Stock, 5,000,000 represent shares of Preferred Stock (the "ACNielsen Preferred Stock") and 5,000,000 shares represent shares of Series Common Stock (the
"ACNielsen Series Common Stock"). Based on           shares of D&B Common Stock
outstanding as of October   , 1996, and a distribution ratio of one share of
ACNielsen Common Stock for every three shares of D&B Common Stock, approximately shares of ACNielsen Common Stock would be distributed to holders of D&B Common Stock on the Distribution Date.

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

ACNIELSEN COMMON STOCK

     Subject to any preferential rights of any ACNielsen Preferred Stock or ACNielsen Series Common Stock created by the Board of Directors of ACNielsen, each outstanding share of ACNielsen Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors of ACNielsen. See "Dividend Policy -- ACNielsen Dividend Policy". Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. In the event of liquidation, dissolution or winding up of ACNielsen, holders of ACNielsen Common Stock will be entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of ACNielsen Preferred Stock and ACNielsen Series Common Stock.

ACNIELSEN PREFERRED STOCK AND ACNIELSEN SERIES COMMON STOCK

     Each of the authorized Preferred Stock and the authorized Series Common Stock of ACNielsen is available for issuance from time to time in one or more series at the discretion of the ACNielsen Board of Directors without stockholder approval. The ACNielsen Board of Directors has the authority to prescribe for each series of ACNielsen Preferred Stock or ACNielsen Series Common Stock it establishes the number of shares in that series, the voting rights (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designations, powers, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Preferred Stock or Series Common Stock, as applicable, the issuance of ACNielsen Preferred Stock or ACNielsen Series Common Stock, as applicable, could have an adverse effect on holders of ACNielsen Common Stock by delaying or preventing a change in control of ACNielsen, making removal of the present management of ACNielsen more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of ACNielsen Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

     Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the ACNielsen Common Stock remained listed on the NYSE, require stockholder approval of certain issuances that equal or exceed 20% of the then outstanding voting power or then outstanding number of shares of Common Stock of ACNielsen. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. ACNielsen currently does not have any plans to issue additional shares of ACNielsen Common Stock, ACNielsen Preferred Stock or ACNielsen Series Common Stock other than in connection with employee compensation plans.

     One of the effects of the existence of unissued and unreserved ACNielsen Common Stock, ACNielsen Preferred Stock and ACNielsen Series Common Stock may be to enable the Board of Directors of ACNielsen to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of ACNielsen by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of ACNielsen's management and possibly deprive the stockholders of opportunities to sell their shares of ACNielsen Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of ACNielsen pursuant to the operation of the ACNielsen Rights Plan, which is discussed below.

ACNIELSEN RIGHTS PLAN

     On October , 1996 the Board of Directors of ACNielsen declared a dividend of one preferred share purchase right (an "ACNielsen Right") for each outstanding share of ACNielsen Common Stock. The dividend was payable on October
  , 1996 (the "ACNielsen Record Date") to D&B, which was the sole stockholder of record on the ACNielsen Record Date. Each ACNielsen Right entitles the registered holder to purchase from ACNielsen one one-thousandth of a share of Series A Junior Participating ACNielsen

Preferred Stock, par value $.01 per share (the "ACNielsen Preferred Stock"), of
ACNielsen at a price of $          per one one-thousandth of a share of
ACNielsen Preferred Stock (as the same may be adjusted, hereinafter referred to as the "Purchase Price"), subject to adjustment. The description and terms of the ACNielsen Rights are set forth in an ACNielsen Rights Agreement dated as of
October   , 1996, as the same may be amended from time to time (the "ACNielsen
Rights Agreement"), between ACNielsen and First Chicago Trust Company, as the ACNielsen Rights Agent (the "ACNielsen Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, hereinafter referred to in this description of ACNielsen Rights, an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of ACNielsen Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of ACNielsen Common Stock (the earlier of such dates hereinafter referred to in this description of ACNielsen Rights as the "Rights Distribution Date"), the ACNielsen Rights will be evidenced by the certificates representing ACNielsen Common Stock.

     The ACNielsen Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption or expiration of the ACNielsen Rights), the ACNielsen Rights will be transferred with and only with the ACNielsen Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the ACNielsen Rights), ACNielsen Common Stock certificates will contain a notation incorporating the ACNielsen Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the ACNielsen Rights), the surrender for transfer of any certificates for shares of ACNielsen Common Stock, will also constitute the transfer of the ACNielsen Rights associated with the shares of ACNielsen Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the ACNielsen Rights ("ACNielsen Right Certificates") will be mailed to holders of record of the ACNielsen Common Stock as of the close of business on the Rights Distribution Date and such separate ACNielsen Right Certificates alone will evidence the ACNielsen Rights.

     The ACNielsen Rights are not exercisable until the Rights Distribution Date. The ACNielsen Rights will expire on October , 2006 (hereinafter referred to in this description of ACNielsen Rights as the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the ACNielsen Rights are earlier redeemed or exchanged by ACNielsen, in each case as described below.

     The Purchase Price payable, and the number of shares of ACNielsen Preferred stock or other securities or property issuable, upon exercise of the ACNielsen Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the ACNielsen Preferred Stock, (ii) upon the grant to holders of the ACNielsen Preferred Stock of certain rights or warrants to subscribe for or purchase ACNielsen Preferred Stock at a price, or securities convertible into ACNielsen Preferred Stock with a conversion price, less than the then-current market price of the ACNielsen Preferred Stock or (iii) upon the distribution to holders of the ACNielsen Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in ACNielsen Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The ACNielsen Rights are also subject to adjustment in the event of a stock dividend on the ACNielsen Common Stock payable in shares of ACNielsen Common Stock or subdivisions, consolidations or combinations of the ACNielsen Common Stock occurring, in any such case, prior to the Distribution Date.

     Shares of ACNielsen Preferred Stock purchasable upon exercise of the ACNielsen Rights will not be redeemable. Each share of ACNielsen Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of ACNielsen Common Stock. In the event of liquidation, dissolution or winding up of ACNielsen, the holders of the ACNielsen Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of ACNielsen Common

Stock. Each share of ACNielsen Preferred Stock will have 1,000 votes, voting together with the ACNielsen Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of ACNielsen Common Stock are converted or exchanged, each share of ACNielsen Preferred Stock will be entitled to receive 1,000 times the amount received per share of ACNielsen Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the ACNielsen Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of ACNielsen Preferred Stock purchasable upon exercise of each ACNielsen Right should approximate the value of one share of ACNielsen Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of an ACNielsen Right, other than ACNielsen Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of an ACNielsen Right and payment of the Purchase Price, that number of shares of ACNielsen Common Stock having a market value of two times the Purchase Price.

     In the event that, after a person or group has become an Acquiring Person, ACNielsen is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of an ACNielsen Right (other than ACNielsen Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof and payment of the Purchase Price, that number of shares of common stock of the person with whom ACNielsen has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Purchase Price.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of ACNielsen Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of ACNielsen may exchange the ACNielsen Rights (other than ACNielsen Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of ACNielsen Common Stock, or a fractional share of ACNielsen Preferred Stock (or of a share of a class or series of ACNielsen's preferred stock having similar rights, preferences and privileges) of equivalent value, per ACNielsen Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of ACNielsen Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of ACNielsen Preferred Stock, which may, at the election of ACNielsen, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the ACNielsen Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of ACNielsen may redeem the ACNielsen Rights in whole, but not in part, at a price of $.01 per ACNielsen Right (hereinafter referred to in this description of ACNielsen Rights as the "Redemption Price"). The redemption of the ACNielsen Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the ACNielsen Rights, the right to exercise the ACNielsen Rights will terminate and the only right of the holders of ACNielsen Rights will be to receive the Redemption Price.

     For so long as the ACNielsen Rights are then redeemable, ACNielsen may, except with respect to the redemption price, amend the ACNielsen Rights in any manner. After the ACNielsen Rights are no longer redeemable, ACNielsen may, except with respect to the redemption price, amend the ACNielsen Rights in any manner that does not adversely affect the interests of holders of the ACNielsen Rights.

     Until an ACNielsen Right is exercised, the holder thereof, as such, will have no rights as a stockholder of ACNielsen, including, without limitation, the right to vote or to receive dividends.

     A copy of the ACNielsen Rights Agreement has been filed as an Exhibit to the Registration Statement on Form 10 of ACNielsen in respect of the registration of the ACNielsen Common Stock under the Exchange Act. A copy of the ACNielsen Rights Agreement is available free of charge from ACNielsen. The summary description of the ACNielsen Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the ACNielsen Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

CERTAIN EFFECTS OF THE ACNIELSEN RIGHTS AGREEMENT

     The ACNielsen Rights Agreement is designed to protect stockholders of ACNielsen in the event of unsolicited offers to acquire ACNielsen and other coercive takeover tactics which, in the opinion of the Board of Directors of ACNielsen, could impair its ability to represent stockholder interests. The provisions of the ACNielsen Rights Agreement may render an unsolicited takeover of ACNielsen more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer ACNielsen's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of ACNielsen.

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of ACNielsen authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of ACNielsen of any kind or class.

DELAWARE GENERAL CORPORATION LAW

     The terms of Section 203 of the DGCL apply to ACNielsen since it is a Delaware corporation. Section 203, with certain exceptions, limits the ability of a Delaware corporation to engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder. See "Description of the Cognizant Capital Stock -- Delaware General Corporation Law".

PROVISIONS OF ACNIELSEN RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS AFFECTING CHANGE IN CONTROL

     Certain provisions of the ACNielsen Restated Certificate of Incorporation and Amended and Restated By-laws may delay or make more difficult unsolicited acquisitions or changes of control of ACNielsen. It is believed that such provisions will enable ACNielsen to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of ACNielsen and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of ACNielsen, although such proposals, if made, might be considered desirable by a majority of ACNielsen's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of ACNielsen without the concurrence of the Board of Directors.

     These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "Authorized but Unissued Capital Stock"), (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings, (iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorships, (v) a classified board of directors and (vi) greater than majority requirements to make certain amendments to the By-laws and the Certificate of Incorporation. These provisions are present in the Restated Certificate of Incorporation or Amended and Restated By-laws of ACNielsen.

  No Stockholder Action by Written Consent; Special Meetings

     The ACNielsen Restated Certificate of Incorporation and Amended and Restated By-laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The ACNielsen Restated Certificate of Incorporation and Amended and Restated By-laws also provide that special meetings of the stockholders can be called only by the Chief Executive Officer of ACNielsen or by a vote of the majority of the entire Board of Directors. Furthermore, the By-laws of ACNielsen provide that only such business as is specified in the notice of any such special meeting of stockholders may come before such meeting.

  Advance Notice for Raising Business or Making Nominations at Meetings

     The By-laws of ACNielsen establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors, or by a stockholder of ACNielsen who is entitled to vote at the meeting who has given to the Secretary of ACNielsen timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of ACNielsen.

     To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of ACNielsen at the principal executive offices of ACNielsen not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of ACNielsen at the principal executive offices of ACNielsen not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     The notice of any nomination for election as a director must set forth the name and address of, and the class and number of shares of ACNielsen held by, the stockholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of ACNielsen entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected.

  Number of Directors; Filling of Vacancies; Removal

     The ACNielsen Restated Certificate of Incorporation and Amended and Restated By-laws provide that newly created directorships resulting from any increase in the authorized number of directors (or any vacancy) may be filled by a vote of a majority of directors then in office. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% in voting power of all shares of ACNielsen entitled to vote generally in the election of directors, voting as a single class. Directors may be removed only for cause, and only be the affirmative vote of at least 80% in voting power of all shares of ACNielsen entitled to vote generally in the election of directors, voting as a single class. Accordingly, the Board of Directors of ACNielsen may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees.

  Classified Board of Directors

     The ACNielsen Restated Certificate of Incorporation provides for ACNielsen's Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one third of ACNielsen's Board of Directors will be elected each year. See "ACNielsen Management and Executive Compensation -- ACNielsen Board of Directors."

     ACNielsen believes that a classified board will help to assure the continuity and stability of its Board of Directors, and its business strategies and policies as determined by its Board, because a majority of the directors at any given time will have prior experiences as directors of ACNielsen. This provision should also help to ensure that ACNielsen's Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of ACNielsen's voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of ACNielsen's Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of ACNielsen and could thus increase the likelihood that incumbent directors will retain their positions.

  Amendments to the Amended and Restated By-laws

     The ACNielsen Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% in voting power of all the shares of ACNielsen entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provisions of the Amended and Restated By-laws which is to the same effect as provisions contained in the Restated Certificate of Incorporation relating to (i) the amendment of the Amended and Restated By-laws, (ii) the classified Board of Directors and (iii) calling and taking actions at meetings of stockholders.

  Amendments to the Restated Certificate of Incorporation

     The ACNielsen Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% in voting power of all the shares of ACNielsen entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Restated Certificate of Incorporation relating to (i) the amendment of the Restated Certificate of Incorporation and/or the Amended and Restated By-laws,
(ii) the classified Board of Directors and (iii) calling and taking actions at meetings of stockholders.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

     The ACNielsen Restated Certificate of Incorporation provides that ACNielsen shall indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The ACNielsen Restated Certificate of Incorporation also provides that a director of ACNielsen shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

     The indemnification rights conferred by the Restated Certificate of Incorporation of ACNielsen are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. ACNielsen will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

                             AVAILABLE INFORMATION

     Cognizant and ACNielsen have each filed with the SEC a Registration Statement on Form 10 with respect to the shares of Cognizant Common Stock and ACNielsen Common Stock to be received by the stockholders of D&B in the Distribution. This Information Statement does not contain all of the information set forth in the respective Form 10 Registration Statements and the exhibits thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the Registration Statements, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The respective Registration Statements and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. In addition, copies of the Registration Statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

                       REPORTS OF COGNIZANT AND ACNIELSEN

     After the Distribution, both Cognizant and ACNielsen will be required to comply with the reporting requirements of the Exchange Act and, in accordance therewith, to file reports, proxy statements and other information with the SEC.

     After the Distribution, such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC as described above. Application has been made to list the shares of Cognizant Common Stock and ACNielsen Common Stock on the NYSE and, if and when such shares of Cognizant Common Stock and ACNielsen Common Stock, as applicable, commence trading on the NYSE, such reports, proxy statements and other information will be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Additionally, each of Cognizant and ACNielsen will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
COGNIZANT CORPORATION (COMBINED FINANCIAL STATEMENTS)
Report of Independent Accountants.....................................................   F-2
Financial Statements:
  Combined Statement of Income for the Six Months Ended June 30, 1996 and 1995
     (unaudited) and the Three Years Ended December 31, 1995..........................   F-3
  Combined Statement of Financial Position as of June 30, 1996 (unaudited) and
     December 31, 1995 and 1994.......................................................   F-4
  Combined Statement of Cash Flows for the Six Months Ended June 30, 1996 and 1995
     (unaudited) and the Three Years Ended December 31, 1995..........................   F-5
  Combined Statement of Divisional Equity for the Six Months Ended June 30, 1996
     (unaudited) and the Three Years Ended December 31, 1995..........................   F-6
  Notes to Combined Financial Statements..............................................   F-7
COGNIZANT CORPORATION
Report of Independent Accountants.....................................................  F-20
Financial Statements:
  Statement of Financial Position as of June 30, 1996.................................  F-21
  Notes to Financial Statements.......................................................  F-22
ACNIELSEN CORPORATION (COMBINED FINANCIAL STATEMENTS)
Report of Independent Accountants.....................................................  F-23
Financial Statements:
  Combined Statement of Operations for the Six Months Ended June 30, 1996 and 1995
     (unaudited) and the Three Years Ended December 31, 1995..........................  F-24
  Combined Statement of Financial Position as of June 30, 1996 (unaudited) and
     December 31, 1995 and 1994.......................................................  F-25
  Combined Statement of Cash Flows for the Six Months Ended June 30, 1996 and 1995
     (unaudited) and the Three Years Ended December 31, 1995..........................  F-26
  Combined Statement of Divisional Equity for the Six Months Ended June 30, 1996
     (unaudited) and the Three Years Ended December 31, 1995..........................  F-27
  Notes to Combined Financial Statements..............................................  F-28
ACNIELSEN CORPORATION
Report of Independent Accountants.....................................................  F-41
Financial Statements:
  Statement of Financial Position as of June 30, 1996.................................  F-42
  Notes to Financial Statements.......................................................  F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Cognizant Corporation:

     We have audited the combined financial statements of Cognizant Corporation (a wholly-owned subsidiary of The Dun & Bradstreet Corporation), as defined in the notes to the combined financial statements, as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, as listed in the accompanying Index to Financial Statements. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Cognizant Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in the notes to the combined financial statements, in 1995 the Company changed its method of accounting for the impairment of long-lived assets and, in 1993, for postemployment benefits and postretirement benefits other than pensions.


                                          COOPERS & LYBRAND L.L.P.


Stamford, Connecticut
September 16, 1996

                             COGNIZANT CORPORATION

                          COMBINED STATEMENT OF INCOME

                                           SIX MONTHS ENDED              YEARS ENDED DECEMBER 31,
                                               JUNE 30,            ------------------------------------
                                       -------------------------      1995         1994         1993
                                                        1995       ----------   ----------   ----------
                                                     -----------
                                          1996       (UNAUDITED)
                                       -----------
                                       (UNAUDITED)
                                             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Revenue....................   $ 785,722     $ 709,749    $1,542,340   $1,257,415   $1,039,259
                                         --------      --------    ----------   ----------   ----------
Operating Costs......................     334,682       282,578       753,466      516,895      439,042
Selling and Administrative
  Expenses...........................     244,334       245,099       488,865      394,179      330,120
Depreciation & Amortization..........      65,816        67,165       132,532      111,749       82,339
Restructuring Expense................          --            --        12,800        7,957       46,408
                                         --------      --------    ----------   ----------   ----------
Operating Income.....................     140,890       114,907       154,677      226,635      141,350
                                         --------      --------    ----------   ----------   ----------
Interest Income......................       3,702         4,588        10,325        9,217       14,286
Interest Expense.....................        (411)         (348)         (540)        (715)        (523)
Gains From Dispositions..............          --            --        15,124       21,473           --
Gain on Sale of Gartner Group
  Stock..............................          --            --            --           --       21,022
Other Expense -- Net.................      (8,194)       (3,663)      (17,029)     (11,122)      (8,803)
                                         --------      --------    ----------   ----------   ----------
Non-Operating (Expense)
  Income -- Net......................      (4,903)          577         7,880       18,853       25,982
                                         --------      --------    ----------   ----------   ----------
Income Before Provision for Income
  Taxes and Cumulative Effect of
  Changes in Accounting Principles...     135,987       115,484       162,557      245,488      167,332
Provision for Income Taxes...........     (59,835)      (52,341)      (73,676)     (99,083)     (58,475)
                                         --------      --------    ----------   ----------   ----------
Income Before Cumulative Effect of
  Changes in Accounting Principles...      76,152        63,143        88,881      146,405      108,857
Cumulative Effect to January 1, 1993,
  of Changes in Accounting
  Principles:
  -- SFAS No. 106, "Employers'
     Accounting for Postretirement
     Benefits Other Than Pensions",
     Net of Income Tax Benefits of
     $8,560..........................          --            --            --           --      (12,840)
  -- SFAS No. 112, "Employers'
     Accounting for Postemployment
     Benefits", Net of Income Tax
     Benefits of $16,982.............          --            --            --           --      (28,303)
                                         --------      --------    ----------   ----------   ----------
Net Income...........................   $  76,152     $  63,143    $   88,881   $  146,405   $   67,714
                                         ========      ========    ==========   ==========   ==========
Pro Forma Unaudited Earnings Per
  Share of Common Stock..............       $0.45                       $0.52
                                         ========                  ==========
Pro Forma Unaudited Average Number of
  Shares Outstanding.................     169,808                     169,522
                                         ========                  ==========

     The accompanying notes are an integral part of the combined financial statements.

                             COGNIZANT CORPORATION

                    COMBINED STATEMENT OF FINANCIAL POSITION

                                                                              DECEMBER 31,
                                                                        -------------------------
                                                                           1995           1994
                                                                        ----------     ----------
                                                          JUNE 30,
                                                            1996
                                                         ----------
                                                         (UNAUDITED)
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
                                             ASSETS
Current Assets
  Cash and Cash Equivalents...........................   $  184,052     $  157,105     $  127,984
  Accounts Receivable -- Net..........................      415,478        432,957        338,760
  Other Current Assets................................      143,677        114,177         63,041
                                                         ----------     ----------     ----------
          Total Current Assets........................      743,207        704,239        529,785
                                                         ----------     ----------     ----------
Investments...........................................       51,067         50,566         55,731
                                                         ----------     ----------     ----------
Property, Plant and Equipment -- Net..................      256,729        247,127        274,561
                                                         ----------     ----------     ----------
Other Assets -- Net
  Computer Software...................................      134,129        137,700        124,201
  Goodwill............................................      215,795        230,888        250,127
  Other Assets........................................       74,198         71,570         96,633
                                                         ----------     ----------     ----------
          Total Other Assets -- Net...................      424,122        440,158        470,961
                                                         ----------     ----------     ----------
          Total Assets................................   $1,475,125     $1,442,090     $1,331,038
                                                         ==========     ==========     ==========
                                LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities
  Accounts and Notes Payable..........................   $   43,639     $   60,966     $   43,414
  Accrued and Other Current Liabilities...............      253,924        297,465        234,677
  Accrued Income Taxes................................       39,853         37,747         72,924
  Deferred Revenues...................................      293,387        270,731        215,818
                                                         ----------     ----------     ----------
          Total Current Liabilities...................      630,803        666,909        566,833
                                                         ----------     ----------     ----------
Postretirement and Postemployment Benefits............       59,238         48,602         36,229
Deferred Income Taxes.................................       87,935         68,724         74,820
Other Liabilities and Minority Interests..............       69,462         53,267         46,673
                                                         ----------     ----------     ----------
          Total Liabilities...........................      847,438        837,502        724,555
                                                         ----------     ----------     ----------
Commitments and Contingencies
Divisional Equity.....................................      627,687        604,588        606,483
                                                         ----------     ----------     ----------
          Total Liabilities and Divisional Equity.....   $1,475,125     $1,442,090     $1,331,038
                                                         ==========     ==========     ==========

     The accompanying notes are an integral part of the combined financial statements.

                             COGNIZANT CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS

                                                    SIX MONTHS ENDED            YEARS ENDED DECEMBER 31,
                                                        JUNE 30,            ---------------------------------
                                                -------------------------     1995        1994        1993
                                                                 1995       ---------   ---------   ---------
                                                              -----------
                                                              (UNAUDITED)
                                                   1996
                                                -----------
                                                (UNAUDITED)     (DOLLAR AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income....................................   $  76,152     $  63,143    $  88,881   $ 146,405   $  67,714
Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:
  Cumulative Effect of Change in Accounting
     Principles:
       Postemployment Benefits................          --            --           --          --      28,303
       Postretirement Benefits Other than
          Pensions............................          --            --           --          --      12,840
  Depreciation and Amortization...............      65,816        67,165      132,532     111,749      82,339
  Gain on Sale of Gartner Group Stock.........          --            --           --          --     (21,022)
  Gains from Dispositions.....................          --            --      (15,124)    (21,473)         --
  Restructuring Provisions....................          --            --       12,800       7,957      46,408
  Non-Recurring Charge........................          --            --       90,070          --          --
  Restructuring Payments......................      (2,036)      (10,820)     (15,544)    (24,477)     (6,122)
  Postemployment Benefit Expense..............       3,334         2,424       37,632       1,427         981
  Postemployment Benefit Payments.............      (8,751)       (6,697)     (18,480)    (19,552)     (7,301)
  Payments Related to 1995 Non-recurring
     Charge...................................      (8,073)           --           --          --          --
  Net Decrease (Increase) in Accounts
     Receivable...............................       7,083         3,378      (83,035)    (72,796)    (18,838)
  Deferred Income Taxes.......................      26,255        (1,132)     (13,392)      5,189      (9,277)
  Non-U.S. Income Taxes Paid..................     (24,734)      (18,249)     (26,956)    (29,287)    (20,831)
  Non-U.S. Income Tax Refunds.................          55         2,767        4,322       5,351       3,042
  Net Decrease in Other Working Capital
     Items....................................       5,415        30,493       88,955      88,766      37,463
  Other.......................................       1,577        (1,111)      (8,818)      1,790       4,822
                                                  --------      --------    ---------   ---------   ---------
          Net Cash Provided by Operating
            Activities........................     142,093       131,361      273,843     201,049     200,521
                                                  --------      --------    ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Maturities of Marketable
     Securities...............................      14,129            --       40,338          --       9,171
  Payments for Marketable Securities..........     (44,685)           --      (70,546)         --          --
  Proceeds from Sale of Gartner Group Stock...          --            --           --          --      54,222
  Proceeds from Sale of Businesses............          --            --       11,349      20,700          --
  Payments for Acquisition of Businesses......          --        (1,956)     (10,916)    (63,579)    (22,720)
  Capital Expenditures........................     (27,846)      (32,937)     (77,032)   (104,475)    (70,741)
  Additions to Computer Software..............     (13,543)      (26,133)     (70,565)    (60,241)    (50,045)
  Decrease (Increase) in Investments..........       1,704           891       (8,232)    (20,479)     (4,979)
  Other.......................................       5,592        19,989       57,280      32,598     (26,275)
                                                  --------      --------    ---------   ---------   ---------
          Net Cash Used in Investing
            Activities........................     (64,649)      (40,146)    (128,324)   (195,476)   (111,367)
                                                  --------      --------    ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Amount (Remitted to) Received from The
     Dun & Bradstreet Corporation.............     (44,359)          803     (113,051)   (111,212)     10,982
  Other.......................................      (4,350)       (5,203)      (8,193)      2,859      (2,383)
                                                  --------      --------    ---------   ---------   ---------
          Net Cash (Used in) Provided by
            Financing Activities..............     (48,709)       (4,400)    (121,244)   (108,353)      8,599
                                                  --------      --------    ---------   ---------   ---------
Effect of Exchange Rate Changes on Cash and
  Cash Equivalents............................      (1,788)       13,193        4,846       9,699     (14,745)
                                                  --------      --------    ---------   ---------   ---------
Increase (Decrease) in Cash and Cash
  Equivalents.................................      26,947       100,008       29,121     (93,081)     83,008
Cash and Cash Equivalents, Beginning of
  Period......................................     157,105       127,984      127,984     221,065     138,057
                                                  --------      --------    ---------   ---------   ---------
Cash and Cash Equivalents, End of Period......   $ 184,052     $ 227,992    $ 157,105   $ 127,984   $ 221,065
                                                  ========      ========    =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid during the period for interest......   $     536     $     326    $     425   $     925   $     303

     The accompanying notes are an integral part of the combined financial statements.

                             COGNIZANT CORPORATION

                    COMBINED STATEMENT OF DIVISIONAL EQUITY

                                                                              YEARS ENDED DECEMBER 31,
                                                                          --------------------------------
                                                                            1995        1994        1993
                                                                          ---------   ---------   --------
                                                            SIX MONTHS
                                                               ENDED
                                                             JUNE 30,
                                                               1996
                                                            -----------
                                                            (UNAUDITED)
                                                                    (DOLLAR AMOUNTS IN THOUSANDS)
Balance, Beginning of Period..............................   $ 604,588    $ 606,483   $ 540,833   $483,005
  Net Income..............................................      76,152       88,881     146,405     67,714
  Net Transfers (to) from The Dun & Bradstreet
     Corporation..........................................     (44,359)    (113,051)   (111,212)    10,982
  Foreign Currency Translation............................      (8,694)      22,275      30,457    (20,868)
                                                              --------    ---------   ---------   --------
Balance, End of Period....................................   $ 627,687    $ 604,588   $ 606,483   $540,833
                                                              ========    =========   =========   ========

     The accompanying notes are an integral part of the combined financial statements.

                             COGNIZANT CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE 1.  BASIS OF PRESENTATION

     On January 9, 1996 The Dun & Bradstreet Corporation ("D&B") announced a plan to reorganize into three publicly traded independent companies by spinning off through a tax-free distribution (the "Distribution") two of its businesses to shareholders. The Distribution is subject to final approval by D&B's Board of Directors. The Internal Revenue Service has ruled that the spin-off will be a tax-free transaction for shareholders. Certain separate international tax rulings are pending with respect to the tax-free treatment of the Distribution. Under the plan, Cognizant Corporation (the "Company") will become a publicly traded company that will include the I.M.S. International, Inc. ("IMS"), Gartner Group, Inc. ("Gartner Group"), Nielsen Media Research, Inc. ("Nielsen Media"), Pilot Software, Inc., Erisco, Inc., Dun & Bradstreet Satyam Software Proprietary Limited ("Satyam Software"), Cognizant Enterprises, Inc., Dun & Bradstreet HealthCare Information, Inc. ("DBHC") and D&B Technology Asia KK ("DBTA") businesses of the former D&B. The Company was incorporated on January 2, 1996, with 1,000 shares of Common Stock authorized, par value of $.01 per share, and 100 shares outstanding, all of which are owned by D&B. For purposes of these financial statements, all references to the Company include the assets and liabilities related to the businesses that will be transferred to the Company prior to the Distribution.

     The combined financial statements have been prepared using D&B's historical basis in the assets and liabilities and historical results of operations related to the Company's businesses, except for accounting for income taxes (see Note 2 to the Combined Financial Statements).

     Investments in companies over which the Company has significant influence but not a controlling interest are carried at equity. The effects of all significant intercompany transactions have been eliminated.

     The financial statements of IMS and its affiliates reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's combined financial results.

     The combined financial statements generally reflect the financial position, results of operations, and cash flows of the Company as if it were a separate entity for all periods presented. The combined financial statements include allocations of certain D&B Corporate headquarters assets (including prepaid pension assets) and liabilities (including pension and postretirement benefits), and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to the Company's businesses that will be transferred to the Company from D&B. Management believes these allocations are reasonable. However, the financial information included herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what they would have been had the Company been a separate entity during the periods presented.

     For purposes of governing certain of the ongoing relationships between the Company, D&B and ACNielsen Corporation after the Distribution and to provide for orderly transition, the Company, D&B and ACNielsen Corporation will enter into various agreements including a Distribution Agreement, which includes among other items an allocation to Cognizant of liabilities related to certain prior business transactions if such liabilities exceed certain specified amounts, Tax Allocation Agreement, Employee Benefits Agreement, Indemnity and Joint Defense Agreement, TAM Master Agreement, Intellectual Property Agreement, Shared Transaction Services Agreements, Data Services Agreement and Transition Services Agreement. Summaries of these agreements are set forth elsewhere in this Information Statement.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents and Marketable Securities. Marketable securities that mature within ninety days of purchase date are considered cash equivalents. All marketable securities that mature in more than ninety days are valued at amortized cost (which approximates market value) in accordance with the provisions of

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Debt and Equity Securities." It is management's intent to hold these investments to maturity.

     Property, Plant and Equipment. Buildings and machinery and equipment are depreciated over their estimated useful lives using principally the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

     Other Assets. Certain internal costs incurred in the development of computer software are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". As such, costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized on a product by product basis, over three to five years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product. Other intangibles result from acquisitions and database development and are included in other assets. Other intangibles are being amortized, using principally the straight-line method, over five to fifteen years. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over seven to forty years.

     The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1995. This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. See Note 3 to the Combined Financial Statements.

     At each balance sheet date, the Company reviews the recoverability of the unamortized capitalized costs of computer software products by comparing the carrying value of computer software with its estimated net realizable value.

     At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flows from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level.

     Revenue Recognition. The Company recognizes revenue as earned, which is over the contract period or as the information is delivered or related services are performed. Amounts billed for service and subscriptions are credited to deferred revenues and reflected in operating revenue over the subscription term, which is generally one year. Software license revenue is recognized upon delivery of the software and documentation when there are no significant remaining related obligations. Revenue from post-contract customer support (maintenance) is recognized on a straight-line basis over the term of the contract.

     Foreign Currency Translation. For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of divisional equity, whereas realized transaction gains and losses are recognized in other expense -- net. For operations in countries that are considered to be highly inflationary, where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, nonmonetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other expense -- net.

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's combined financial statements when translated into U.S. dollars.

     Income Taxes. The Company has been included in the Federal and certain state and non-U.S. income tax returns of D&B. The provision for income taxes in the Company's combined financial statements has been calculated on a separate-company basis. Income taxes paid on behalf of the Company by D&B are included in divisional equity. Effective after the Distribution, the Company will file separate income tax returns.

     Divisional Equity. Divisional equity includes historical investments and advances from D&B, including net transfers to/from D&B, third party liabilities paid on behalf of the Company by D&B and amounts due to/from D&B for services and other charges, as well as current period income, and foreign currency translation adjustments.

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     Pro Forma Earnings Per Share (Unaudited). The computation of pro forma earnings per share for the periods ended June 30, 1996 and December 31, 1995 is based on the average number of shares of D&B common stock outstanding during the respective periods, reflecting the one for one distribution ratio.

     Interim Period Financial Statements. The unaudited condensed combined interim financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company at June 30, 1996 and its results of operations and cash flows for the six months ended June 30, 1996 and 1995. Interim results are not necessarily indicative of full year performance.

     Concentrations of Credit Risk. IMS maintains accounts receivable balances ($252,067 and $184,974 at December 31, 1995 and 1994) principally from customers in the pharmaceutical industry.

     Business Segments. The Company operates in two principal business segments, Marketing Information Services and Information Technology Services. Marketing Information Services consists of IMS, Nielsen Media, Pilot Software, Erisco, Satyam Software, Cognizant Enterprises, DBHC and DBTA. Information Technology Services consists of Gartner Group.

NOTE 3.  NON-RECURRING CHARGES


     In the fourth quarter of 1995, the Company recorded within operating costs a charge of $90,070. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ($40,570), the write-off of certain computer software ($20,300), a provision for postemployment benefits ($7,400) under D&B's severance plan and an accrual for contractual obligations that have no future economic benefits ($21,800). No payments relating to the accrued contractual obligations were made in 1995.


     SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In connection with this review, the Company recorded an impairment loss of $40,570 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that will be replaced or will no longer be used. In addition, the Company recognized a charge of $20,300 principally related to the write-off of certain computer software product lines at the Pilot Software business unit that were discontinued.

     The provision for postemployment benefits of $7,400, represents the cost of workforce reductions. The accrual for contractual obligations that have no future economic benefits of $21,800 relates to the acquisition of certain information and other services that are no longer used by the Company.

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)


     This non-recurring charge evolved from D&B's annual budget and strategic planning process, which included a review of D&B's underlying cost structure, products and services and assets used in the business. Based upon such analysis, management having the authority to approve such business decisions committed in December 1995 to a plan to discontinue certain product lines and dispose of certain other assets, resulting in the charge. These decisions were not reversed or modified as a result of D&B's reorganization plan, which was reviewed and, subject to certain conditions, approved by the Board of Directors of D&B on January 9, 1996.


NOTE 4.  RESTRUCTURING

     In 1995, the Company reported a $12,800 restructuring provision primarily to write off software for product lines that were discontinued at Sales Technologies, a division of IMS.

     In the second quarter of 1994, the Company initiated actions totaling $7,957 to restructure certain operations and businesses, and to reduce costs and increase operating efficiencies. These restructuring actions included office consolidations, the closedown of Sales Technologies' European operations, as well as additional steps to complete certain actions initiated in 1993.

     In 1993, the Company recorded $46,408 of restructuring expense to restructure certain operations and businesses. These actions were part of a D&B-wide plan designed to achieve long-term productivity improvements and reduce costs. The costs associated with this plan, and all other restructuring actions, included only specific, direct and incremental costs that could be estimated with reasonable accuracy and were clearly identifiable with the related plans.

     The restructuring charge included $5,490 for the consolidation of data centers in North America and Europe, resulting principally in lease termination costs, asset writeoffs and other costs incident to the consolidation of such data centers. The Company also provided $18,163 to initiate actions to reduce real estate costs by consolidating office facilities in the U.S. and Europe. Costs incurred included lease termination costs and asset writeoffs. The restructuring charge also included $22,755 primarily related to workforce reductions and write-offs of intangible assets at certain divisions.

     In 1995, the Company recognized non-operating gains of $15,124 related to a number of divestitures.

     In 1994, the Company recognized a non-operating gain of $21,473 on the divestiture of the Machinery Information Division of Dataquest.

     In 1993, the Company recognized a $21,022 non-operating gain related to the initial public offering of Gartner Group, in which 2.7 million shares were sold for net proceeds of $54,222. As a result of the offering the Company's interest was reduced from 70% to 52%.

     The table below sets forth the details of all restructuring accrual activity by major category for the years ended December 31, 1994 and 1995.

                                                    1994 ACTIVITY                       1995 ACTIVITY
                                                  ------------------                  ------------------
                                                             CASH &                              CASH &
                                     JANUARY 1,             NONCASH    DECEMBER 31,             NONCASH    DECEMBER 31,
             CATEGORY                   1994      EXPENSE    ITEMS         1994       EXPENSE    ITEMS         1995
-----------------------------------  ----------   -------   --------   ------------   -------   --------   ------------
Real estate cost reductions........   $ 18,163        --    $ (4,487)    $ 13,676          --   $(12,617)    $  1,059
Data center consolidations.........      5,490        --      (5,490)          --          --         --           --
Discontinue production and data
  collection systems and
  products.........................      1,930        --      (1,930)          --     $12,800     (8,400)       4,400
Other..............................     16,396    $7,957     (12,570)      11,783          --     (5,727)       6,056
                                       -------    ------    --------      -------     -------   --------      -------
Total..............................   $ 41,979    $7,957    $(24,477)    $ 25,459     $12,800   $(26,744)    $ 11,515
                                       =======    ======    ========      =======     =======   ========      =======

NOTE 5.  ACQUISITIONS

     In 1995, 1994 and 1993, the Company acquired various companies in separate transactions that were accounted for as purchases.

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     The aggregate purchase price of such acquisitions totaled approximately $10,900 in 1995.

     The aggregate purchase price for acquisitions totaled approximately $63,600 in 1994. The largest acquisition was Pilot Software, a leading provider of on-line analytic processing software solutions that support business decision making needs across many industries.

     In 1993, the Company acquired a seventy percent interest in Gartner Group, a provider of research, analysis and advisory services to users and suppliers of information technology systems and software. The aggregate purchase price for acquisitions totaled approximately $22,700 in 1993.

     The results of operations of all purchases are included in the Combined Statement of Income from dates of acquisition. Had the acquisitions made in 1993, 1994 and 1995 been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Company's combined results of operations for any of the years presented.

NOTE 6.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     Foreign exchange forward contracts are entered into in the normal course of business to hedge against foreign exchange movements on certain assets and liabilities of subsidiaries that are denominated in currencies other than the subsidiary's functional currency. The counter parties to these instruments are major international financial institutions. The forward contracts typically have maturities of three months or less. At December 31, 1995, the Company had approximately $79,839 in foreign exchange forward contracts outstanding with various expiration dates through January 1996. Realized and unrealized gains and losses on these contracts and the offsetting losses and gains on hedged transactions are included in other expense -- net.

NOTE 7.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     At the Distribution, the Company will assume responsibility for pension and postretirement benefits for active employees of the Company; the responsibility for all others, principally retirees, will remain with D&B. An allocation of assets and liabilities for such benefits, which are not material, has been included in the combined financial statements.

     U.S. Benefit Plans. Certain of the Company's businesses participate in D&B's defined benefit pension plan covering substantially all employees in the United States. The benefits to be paid to employees under these plans are based on years of credited service and average final compensation. The Company accounts for the plan as a multi-employer plan. Accordingly, the Company has recorded pension income (costs) as allocated by D&B totaling $(1,241), $890 and $1,253 for the years 1995, 1994 and 1993. During 1994, the Company recognized a pension curtailment gain of $2,653 resulting from a workforce reduction.

     Certain employees of the Company in the United States also are eligible to participate in the D&B-sponsored defined contribution plan. The Company's businesses make a matching contribution of up to 100% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $3,178, $2,627 and $2,777 for the years 1995, 1994 and 1993.

     Non-U.S. Benefit Plans. The Company's non-U.S. subsidiaries provide retirement benefits for employees consistent with local practices, primarily using defined benefit or termination indemnity plans. The projected benefit obligations for these funded and unfunded plans at December 31, 1995 and 1994 were $52,685 and $45,024, respectively. Prepaid (Accrued) pension costs for the funded plans totaled ($1,684) and $703 as of December 31, 1995 and 1994. Accrued pension costs for the unfunded plans totaled $5,059 and $3,021 as of December 31, 1995 and 1994. Pension costs for these plans were $4,078, $3,249 and $3,305 for the years 1995, 1994 and 1993.

     The weighted average expected long-term rate of return on pension plan assets was 9.82%, 9.75% and 10.14% for 1995, 1994 and 1993, respectively. At December 31, 1995 and 1994, the projected benefit obligations were determined using weighted average discount rates of 7.76% and 8.46%, respectively, and

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

weighted average rates of increase in future compensation levels of 5.06% and 5.77%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

     Postretirement Benefits. In addition to providing pension benefits, D&B provides various health-care and life-insurance benefits for retired employees. Employees at certain businesses of the Company in the United States become eligible for these benefits if they reach normal retirement age while working for the Company. Certain of the Company's subsidiaries outside the United States have postretirement benefit plans, although most participants are covered by government-sponsored or-administered plans. The cost of Company-sponsored postretirement benefit plans outside the U.S. is not significant.

     During 1993 the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The initial effect of adopting SFAS No. 106 was a one-time, non-cash after-tax charge of $12,840. The adoption of SFAS No. 106 did not have a significant effect on 1993 expense. The Company accounts for the plan as a multi-employer plan. Accordingly, the Company has recorded postretirement benefits costs as allocated by D&B totaling $3,447, $2,129 and $3,775 for the years 1995, 1994 and 1993. During 1994 the
Company recognized a curtailment gain of $4,199 resulting from a change in eligibility requirements for the postretirement medical plan.

     Postemployment Benefits. During 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers expense the costs of postemployment benefits paid before retirement, principally severance benefits, over the service lives of employees if certain conditions are met. Under the Company's previous accounting policy, the total cost of such benefits was expensed when the event occurred. The initial effect of adopting SFAS No. 112 was a one-time, after-tax charge of $28,303. The adoption of SFAS No. 112 did not have a significant effect on 1993 expense.

NOTE 8.  EMPLOYEE STOCK PLANS

     Under D&B's Key Employees Stock Option Plans, certain employees of the Company are eligible for the grant of stock options, stock appreciation rights and limited stock appreciation rights in tandem with stock options. These awards are granted at the market price on the date of the grant. At December 31, 1995, outstanding options for D&B common stock held by Company employees totaled 1,936,436, of which 943,072 had vested and were exercisable. The option prices range from $33.55 to $63.75 per share.

     Immediately following the Distribution, outstanding awards under the D&B Key Employees Stock Option Plans held by Company employees will be replaced by substitute awards under the Company's plan. The substitute awards will have the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options they replace.

     In 1995, Pilot Software adopted an equity participation plan authorizing Pilot to grant options up to 19.5% of its stock to its employees. The options are exercisable after nine years at fair market value, as determined by independent appraisal; however, vesting may be accelerated based on the occurrence of "trigger events" as defined by the plan. Two-thirds of the authorized options were granted in February 1995 at an exercise price of $1.75 per share, which was fair value at the date of grant.

     The Company's majority-owned subsidiary Gartner Group has several stock option plans to provide a method of retention and motivation of its senior personnel and also to align senior management's objectives with long-term stock price appreciation. The exercise price of options granted under the plans are equal to the fair market value at the date of grant of Gartner Group stock. Options outstanding and exercisable were 10,463,820 and 2,408,050, respectively at December 31, 1995, at prices ranging from $.04 to $37.876 per share.

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company is evaluating the new statement and has not determined whether it will adopt the recognition or disclosure alternative of the statement. Therefore, the impact of adoption on the Company's financial statements has not been determined. The new disclosure requirements are generally effective for financial statements for fiscal years beginning after December 15, 1995.

NOTE 9.  INCOME TAXES

     Income before provision for income taxes consisted of:

                                                       1995         1994         1993
                                                     --------     --------     --------
        U.S........................................  $ 43,495     $111,054     $ 43,318
        Non-U.S....................................   119,062      134,434      124,014
                                                     --------     --------     --------
                                                     $162,557     $245,488     $167,332
                                                     ========     ========     ========

     The provision (benefit) for income taxes consisted of:

                                                       1995         1994         1993
                                                     --------     --------     --------
        U.S. Federal and state:
          Current..................................  $ 57,596     $ 54,161     $ 50,543
          Deferred.................................   (23,871)      (2,377)     (26,930)
                                                     --------     --------     --------
          Total....................................    33,725       51,784       23,613
                                                     --------     --------     --------
        Non-U.S.:
          Current..................................    33,632       40,643       42,271
          Deferred.................................     6,319        6,656       (7,409)
                                                     --------     --------     --------
          Total....................................    39,951       47,299       34,862
                                                     --------     --------     --------
          Total....................................  $ 73,676     $ 99,083     $ 58,475
                                                     ========     ========     ========

     The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for combined financial statement purposes.

                                                       1995         1994         1993
                                                     --------     --------     --------
        Tax expense at statutory rate..............  $ 56,895     $ 85,922     $ 58,565
        State and local income taxes, net of
          Federal effect...........................    13,079        9,536        5,301
        Non-U.S. taxes.............................    (3,684)        (941)      (7,775)
        Goodwill amortization......................     4,457        1,585        1,425
        Other......................................     2,929        2,981          959
                                                      -------     --------      -------
        Total taxes................................  $ 73,676     $ 99,083     $ 58,475
                                                      =======     ========      =======

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                                                   1995         1994
                                                                 --------     --------
        Deferred Tax Assets:
          Operating Losses.....................................  $ 20,817     $ 32,748
          Non-Recurring Charges................................    12,840           --
          Restructuring Costs..................................    12,138        8,482
          Bad Debts............................................     2,754        2,637
          Postretirement Benefits..............................     2,608        2,747
          Postemployment Benefits..............................     1,138        4,996
          Other................................................     2,326        5,445
                                                                 --------     --------
                                                                   54,621       57,055
        Valuation Allowance....................................   (20,817)     (32,748)
                                                                 --------     --------
                                                                   33,804       24,307
                                                                 --------     --------
        Deferred Tax Liabilities:
          Intangibles..........................................   (62,473)     (62,838)
          Deferred Revenue.....................................   (17,385)     (17,931)
          Depreciation.........................................    (2,350)     (11,188)
          Other................................................    (3,494)      (1,800)
                                                                 --------     --------
                                                                  (85,702)     (93,757)
                                                                 --------     --------
        Net Deferred Tax Liability.............................  $(51,898)    $(69,450)
                                                                 ========     ========

     The Company has established a valuation allowance attributable to deferred tax assets in certain U.S. state and foreign tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

     Undistributed earnings of non-U.S. subsidiaries aggregated approximately $485,221 at December 31, 1995. Deferred tax liabilities have not been recognized for these undistributed earnings because it has been D&B's policy to permanently reinvest such undistributed earnings outside the U.S. If such earnings are repatriated in the future, or are no longer deemed to be permanently reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

NOTE 10.  OTHER TRANSACTIONS WITH AFFILIATES

     D&B uses a centralized cash management system to finance its operations. Cash deposits from most of the Company's businesses are transferred to D&B on a daily basis and D&B funds the Company's disbursement bank accounts as required. No interest has been charged on these transactions. Cash and cash equivalents in the accompanying combined financial statements represents balances of certain foreign entities and of the Gartner Group.

     D&B provided certain centralized services (see Note 1 to the Combined Financial Statements) to the Company. Expenses related to these services were allocated to the Company based on utilization of specific services or, where not estimable, based on assets employed by the Company in proportion to D&B's total assets. Management believes these allocation methods are reasonable. These allocations were $116,900 (including data service charges beginning in 1995), $65,100 and $61,900 in 1995, 1994, and 1993, respectively, and are included in operating costs and selling and administrative expenses in the Combined Statement of Income. Amounts due to D&B for these expenses are included in divisional equity.

     The Company provided certain services to D&B and affiliates at negotiated prices. Operating revenue from such services totaled $3,539, $9,345 and $3,654 in 1995, 1994, and 1993, respectively.

     Net transfers to/from D&B, included in Divisional Equity, includes advances and loans from affiliates, net cash transfers to/from D&B, third party liabilities paid on behalf of the Company by D&B, amounts due

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

to/from D&B for services and other charges, and income taxes paid on behalf of the Company by D&B. No interest has been charged on these transactions. The weighted average balance due from D&B was $452,693, $365,120, and $293,635 for 1995, 1994 and 1993, respectively.

     The activity in the net transfers (to) from D&B account, included in Divisional Equity is summarized as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                      -------------------------------------
                                                        1995          1994          1993
                                                      ---------     ---------     ---------
    D&B services and other charges..................  $ 121,673     $  52,801     $ 130,230
    Loans and advances -- Net.......................     44,917      (124,561)        6,293
    U.S. income taxes...............................     57,596        54,161        50,543
    Cash transfers -- Net...........................   (337,237)      (93,613)     (176,084)
                                                      ---------     ---------     ---------
    Net transfers (to) from D&B.....................  $(113,051)    $(111,212)    $  10,982
                                                      =========     =========     =========

NOTE 11.  LEASE COMMITMENTS

     Certain of the Company's operations are conducted from leased facilities, which are under operating leases. Rental expense under real estate operating leases for the years 1995, 1994 and 1993 was $34,997, $30,670, and $25,376, respectively. The totals include $446 and $32 in 1995 and 1994, respectively for facilities usage charged by D&B or an affiliate. The approximate minimum annual rental expense for real estate operating leases that have remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 1995, was: 1996 -- $39,034; 1997 -- $35,826; 1998 -- $31,564;
1999 -- $25,962; 2000 -- $22,095; and an aggregate of $80,957 thereafter.

     The Company also leases or participates with D&B in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $21,864, $18,538 and $16,845 for 1995, 1994 and 1993, respectively. At December 31, 1995, the approximate minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was:
1996 -- $21,540; 1997 -- $18,275; 1998 -- $13,101; 1999 -- $8,484;
2000 -- $3,130; and an aggregate of $1,382 thereafter.

     Prior to the Distribution the Company will enter into certain lease or sublease agreements with D&B, an affiliate or third parties for certain leased facilities, computer and other equipment, which principally are a continuation of existing lease commitments at market rates. These commitments are included in the amounts disclosed above.

NOTE 12.  LITIGATION

     The Company and its subsidiaries are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings and litigation, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's combined financial position.

     In addition, on July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants The Dun & Bradstreet Corporation ("D&B"), A.C. Nielsen Company and I.M.S. International, Inc. ("IMS"), a company that will be owned by the Company after the Distribution (the "IRI Action").

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     In connection with the IRI Action, D&B, ACNielsen Corporation ("ACNielsen") (the parent company of A.C. Nielsen Company) and the Company will enter into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they will agree (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI Action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement will provide that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that the Company and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

Management of Cognizant is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect Cognizant's results of operations, cash flows or financial position.

NOTE 13.  SUPPLEMENTAL FINANCIAL DATA

     Accounts Receivable -- Net:

                                                                 1995          1994
                                                               ---------     ---------
        Trade................................................  $ 386,941     $ 301,649
        Less: allowance for doubtful accounts................    (11,446)      (10,839)
        Unbilled receivables.................................     39,476        34,786
        Other................................................     17,986        13,164
                                                               ---------     ---------
                                                               $ 432,957     $ 338,760
                                                               =========     =========

     Other Current Assets:

                                                                 1995          1994
                                                               ---------     ---------
        Deferred taxes.......................................  $  16,826     $   5,370
        Prepaid expenses.....................................     42,759        36,059
        Inventories..........................................     24,474        21,612
        Marketable securities................................     30,118            --
                                                               ---------     ---------
                                                               $ 114,177     $  63,041
                                                               =========     =========

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     Property, Plant and Equipment -- Net, carried at cost, less accumulated depreciation and amortization:

                                                                 1995          1994
                                                               ---------     ---------
        Buildings............................................  $ 125,536     $ 138,882
        Machinery and Equipment..............................    363,305       342,844
        Less: accumulated depreciation.......................   (281,226)     (240,473)
        Leasehold improvements, less: accumulated
          amortization of $16,117 and $15,528................     26,276        18,276
        Land.................................................     13,236        15,032
                                                               ---------     ---------
                                                               $ 247,127     $ 274,561
                                                               =========     =========

     Computer Software and Goodwill:

                                                               COMPUTER
                                                               SOFTWARE      GOODWILL
                                                               ---------     ---------
        January 1, 1994......................................  $  97,708     $ 183,282
        Additions at cost....................................     60,241        72,630
        Amortization.........................................    (23,548)       (8,793)
        Other deductions and reclassifications...............    (10,200)        3,008
                                                               ---------     ---------
        December 31, 1994....................................  $ 124,201     $ 250,127
        Additions at cost....................................     70,565        11,799
        Amortization.........................................    (39,221)      (16,167)
        Other deductions and reclassifications...............    (17,845)      (14,871)
                                                               ---------     ---------
        December 31, 1995....................................  $ 137,700     $ 230,888
                                                               =========     =========

     Accumulated amortization of computer software and goodwill was $164,829 and $123,258 at December 31, 1995 and 1994, respectively.

     Accounts and Notes Payable:

                                                                 1995          1994
                                                               ---------     ---------
        Trade................................................  $  28,562     $  19,459
        Taxes other than income taxes........................     14,420         7,212
        Notes................................................      7,424         9,760
        Other................................................     10,560         6,983
                                                               ---------     ---------
                                                               $  60,966     $  43,414
                                                               =========     =========

     Accrued and Other Current Liabilities:

                                                                 1995          1994
                                                               ---------     ---------
        Salaries, wages, bonuses and other compensation......  $  63,381     $  64,121
        Restructuring costs..................................     11,515        18,652
        Postemployment benefits..............................     36,582        20,371
        Other................................................    185,987       131,533
                                                               ---------     ---------
                                                               $ 297,465     $ 234,677
                                                               =========     =========

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE 14.  OPERATIONS BY BUSINESS SEGMENTS

     The Company, operating globally, delivers information, software and related services principally through two business segments referenced below.

                                                           MARKETING      INFORMATION
                                                          INFORMATION     TECHNOLOGY
              YEAR ENDED DECEMBER 31, 1995                SERVICES(1)      SERVICES        TOTAL
--------------------------------------------------------  -----------     ----------     ----------
  Operating Revenue.....................................  $ 1,204,701      $337,639      $1,542,340
  Restructuring Expense (2).............................  $    12,800      $     --      $   12,800
  Segment Operating Income (3)..........................  $   158,037      $ 51,180      $  209,217
  General Corporate Expenses (6)........................                                     54,540
  Non-Operating Income -- Net...........................                                      7,880
  Income Before Provision for Income Taxes..............                                 $  162,557
  Segment Depreciation and Amortization(4)..............  $   120,545      $ 11,987      $  132,532
  Segment Capital Expenditures..........................  $    45,975      $ 19,657      $   65,632
Identifiable Assets at December 31, 1995 (5)............  $ 1,025,787      $355,088      $1,380,875
YEAR ENDED DECEMBER 31, 1994
  Operating Revenue.....................................  $ 1,019,160      $238,255      $1,257,415
  Restructuring Expense (2).............................  $     7,957      $     --      $    7,957
  Segment Operating Income..............................  $   228,864      $ 34,185      $  263,049
  General Corporate Expenses............................                                     36,414
  Non-Operating Income -- Net...........................                                     18,853
  Income Before Provision for Income Taxes..............                                 $  245,488
  Segment Depreciation and Amortization (4).............  $   101,826      $  9,923      $  111,749
  Segment Capital Expenditures..........................  $    74,686      $  5,273      $   79,959
Identifiable Assets at December 31, 1994 (5)............  $ 1,008,507      $275,272      $1,283,779
YEAR ENDED DECEMBER 31, 1993
  Operating Revenue.....................................  $   894,053      $145,206      $1,039,259
  Restructuring Expense (2).............................  $    30,413      $  8,179      $   38,592
  Segment Operating Income..............................  $   180,966      $  2,100      $  183,066
  General Corporate Expenses (6)........................                                     41,716
  Non-Operating Income -- Net...........................                                     25,982
  Income Before Provision for Income Taxes and
     Accounting Changes.................................                                 $  167,332
  Segment Depreciation and Amortization (4).............  $    75,236      $  7,103      $   82,339
  Segment Capital Expenditures..........................  $    65,660      $  3,467      $   69,127
Identifiable Assets at December 31, 1993 (5)............  $   908,692      $215,230      $1,123,922

---------------
(1) IMS' operating revenue was $818,537 in 1995, $691,060 in 1994 and $613,915 in 1993.

(2) See Note 4 to the Combined Financial Statements.

(3) Marketing Information Services 1995 Operating Income includes a non-recurring charge of $72,870 in the fourth quarter. See Note 3 to the Combined Financial Statements.

(4) Includes depreciation and amortization of Property, Plant and Equipment, Computer Software, Other Intangibles and Goodwill.

(5) Non-operating assets of $61,215, $47,259 and $34,842 at December 31, 1995,
    1994 and 1993, respectively, included primarily Investments and Property, Plant & Equipment. These assets are not identified with business segments and represent the reconciling item between the identifiable assets shown and the Company's total assets.

(6) General Corporate Expenses include $17,200 of non-recurring charges in 1995 and $7,816 of Restructuring expense in 1993 and are principally related to Corporate owned Property, Plant & Equipment. See Notes 3 and 4 to the Combined Financial Statements.

                             COGNIZANT CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE 15.  OPERATIONS BY GEOGRAPHIC AREA

     Financial information by geographic area is summarized as follows. Inter-area sales were not significant.

                                                                                OTHER
                                                    UNITED STATES    EUROPE    NON-U.S.     TOTAL
                                                    -------------   --------   --------   ----------
1995
Operating Revenue.................................    $ 824,424     $449,610   $268,306   $1,542,340
Restructuring Expense(1)..........................    $  12,800     $     --   $     --   $   12,800
Operating Income(2)...............................    $  32,072     $ 44,051   $ 78,554   $  154,677
Identifiable Assets...............................    $ 834,003     $405,059   $141,813   $1,380,875
1994
Operating Revenue.................................    $ 682,965     $369,590   $204,860   $1,257,415
Restructuring Expense(1)..........................    $   5,047     $  2,910   $     --   $    7,957
Operating Income..................................    $  95,627     $ 71,042   $ 59,966   $  226,635
Identifiable Assets...............................    $ 800,691     $375,666   $107,422   $1,283,779
1993
Operating Revenue.................................    $ 571,815     $312,073   $155,371   $1,039,259
Restructuring Expense(1)..........................    $  36,326     $ 10,082   $     --   $   46,408
Operating Income..................................    $  45,047     $ 41,476   $ 54,827   $  141,350
Identifiable Assets...............................    $ 629,861     $405,598   $ 88,463   $1,123,922

---------------
(1) See Note 4 to the Combined Financial Statements.

(2) 1995 Operating Income includes a non-recurring charge of $90,070 ($60,440 in the U.S., $27,000 in Europe, and $2,630 in Other Non-U.S.) in the fourth quarter. See Note 3 to the Combined Financial Statements.

NOTE 16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                        THREE MONTHS ENDED
                                         ------------------------------------------------
                                         MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31      YEAR
                                         --------   --------   ------------   -----------   ----------
1995
  Operating Revenue....................  $347,519   $362,230     $374,521      $ 458,070    $1,542,340
  Restructuring Expense................  $     --   $     --     $ 12,800      $            $   12,800
  Operating Income(1)..................  $ 47,881   $ 67,026     $ 34,450      $   5,320    $  154,677
  Net Income...........................  $ 25,853   $ 37,290     $ 15,485      $  10,253    $   88,881
1994
  Operating Revenue....................  $272,626   $305,150     $311,433      $ 368,206    $1,257,415
  Restructuring Expense................  $     --   $  7,957     $     --      $      --    $    7,957
  Operating Income.....................  $ 38,929   $ 56,801     $ 58,877      $  72,028    $  226,635
  Net Income...........................  $ 24,139   $ 45,601     $ 32,712      $  43,953    $  146,405

---------------

(1) Includes a non-recurring charge of $90,070 in the fourth quarter. See Note 3 to the Combined Financial Statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Cognizant Corporation:

We have audited the accompanying balance sheet of Cognizant Corporation, a wholly owned subsidiary of The Dun & Bradstreet Corporation, as of June 30, 1996. This financial statement is the responsibility of the management of Cognizant Corporation. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Cognizant Corporation as of June 30, 1996, in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.


Stamford, Connecticut
September 16, 1996

                             COGNIZANT CORPORATION
                        STATEMENT OF FINANCIAL POSITION
                                 JUNE 30, 1996

                                           ASSETS
Cash.................................................................................  $1.00
                                                                                       =====
                             LIABILITIES AND SHAREHOLDER EQUITY
Common Stock, par value $0.01 per share; authorized -- 1,000 shares; issued and outstanding -- 100 shares..........................................................  $1.00
                                                                                       =====

    The accompanying notes are an integral part of the financial statement.

                             COGNIZANT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION

     On January 2, 1996, Cognizant Corporation (the "Company") was incorporated under the General Corporation Law of the State of Delaware. The Company has the authority under its Certificate of Incorporation to issue 1,000 shares of common stock, par value $0.01 per share (the "Common Stock"), one hundred shares of which were issued to The Dun & Bradstreet Corporation ("D&B") on January 3, 1996. The Company has no assets other than cash and has not commenced operations. The Company's activities to date have been solely related to its incorporation.

NOTE 2.  PROPOSED REORGANIZATIONS

     On January 9, 1996, the Board of Directors of D&B approved in principal a plan to distribute the Common Stock and the common stock of ACNielsen Corporation to all holders of outstanding shares of common stock of D&B (the "Distribution"). After the Distribution, Company will operate as an independent company that will provide information systems and services for high-growth emerging markets in healthcare, high-tech and media in approximately 100 countries. The Company's businesses will include those of I.M.S. International, Inc.; Nielsen Media Research, Inc.; Gartner Group, Inc., in which the Company has approximately a 51% interest; Pilot Software, Inc.; Erisco, Inc.; Dun & Bradstreet-Satyam Software Private Limited, in which the Company has a 76% interest; and Cognizant Enterprises, Inc. In connection with the Distribution, application has been made to list the Common Stock on the New York Stock Exchange.

NOTE 3.  AMENDED CERTIFICATE OF INCORPORATION

     Prior to the date of the Distribution, the Company will file a Restated Certificate of Incorporation which will authorize the issuance of 420,000,000 shares of all classes of stock of which 10,000,000 shares will represent shares of preferred stock, par value $.01 per share ("Preferred Stock"), 400,000,000 shares will represent shares of Common Stock, and 10,000,000 shares will represent shares of Series Common Stock, par value $.01 per share ("Series Common Stock").

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of ACNielsen Corporation:

     We have audited the combined financial statements of ACNielsen Corporation (a wholly-owned subsidiary of The Dun & Bradstreet Corporation), as defined in the notes to the combined financial statements, as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, as listed in the accompanying Index to Financial Statements. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ACNielsen Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in the notes to the combined financial statements, in 1995 the Company changed its method of accounting for the impairment of long-lived assets and, in 1993, for postemployment benefits and postretirement benefits other than pensions.


                                          COOPERS & LYBRAND L.L.P.


Stamford, Connecticut
September 16, 1996

                             ACNIELSEN CORPORATION

                        COMBINED STATEMENT OF OPERATIONS

                                           SIX MONTHS ENDED              YEARS ENDED DECEMBER 31,
                                               JUNE 30,            ------------------------------------
                                       -------------------------      1995         1994         1993
                                                        1995       ----------   ----------   ----------
                                                     -----------
                                                     (UNAUDITED)
                                          1996
                                       -----------
                                       (UNAUDITED)
                                             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Revenue..................     $ 644,240     $ 611,169    $1,281,345   $1,092,107   $1,044,676
                                         --------      --------    ----------   ----------   ----------
Operating Costs....................       351,634       325,829       859,132      582,225      536,884
Selling and Administrative
  Expenses.........................       253,039       238,630       486,992      403,469      363,499
Depreciation & Amortization........        47,288        57,739       119,229       98,660       93,893
Restructuring Expense..............            --            --            --        8,922       60,301
                                         --------      --------    ----------   ----------   ----------
Operating Loss.....................        (7,721)      (11,029)     (184,008)      (1,169)      (9,901)
                                         --------      --------    ----------   ----------   ----------
Interest Income....................         3,282         4,714        10,025        9,681       11,918
Interest Expense...................        (2,651)       (7,153)      (14,735)     (13,111)      (1,881)
Other Expense -- Net...............          (446)         (644)       (2,330)      (9,989)      (5,780)
                                         --------      --------    ----------   ----------   ----------
Non-Operating Income (Expense) --
  Net..............................           185        (3,083)       (7,040)     (13,419)       4,257
                                         --------      --------    ----------   ----------   ----------
Loss Before Provision for Income
  Taxes and Cumulative Effect of
  Changes in Accounting
  Principles.......................        (7,536)      (14,112)     (191,048)     (14,588)      (5,644)
Provision for Income Taxes.........        (9,948)      (22,681)      (39,836)     (50,473)     (49,588)
                                         --------      --------    ----------   ----------   ----------
Loss Before Cumulative Effect of
  Changes in Accounting
  Principles.......................       (17,484)      (36,793)     (230,884)     (65,061)     (55,232)
Cumulative Effect to January 1,
  1993, of Changes in Accounting
  Principles:
  -- SFAS No. 106, "Employers'
     Accounting for Postretirement
     Benefits Other Than Pensions,"
     Net of Income Tax Benefits of
     $0............................            --            --            --           --      (14,200)
  -- SFAS No. 112, "Employers'
     Accounting for Postemployment
     Benefits," Net of Income Tax
     Benefits of $19,697...........            --            --            --           --     (105,294)
                                         --------      --------    ----------   ----------   ----------
Net Loss...........................     $ (17,484)    $ (36,793)   $ (230,884)  $  (65,061)  $ (174,726)
                                         ========      ========    ==========   ==========   ==========
Pro Forma Unaudited Net Loss Per
  Share of Common Stock............     $   (0.31)                 $    (4.09)
                                         ========                  ==========
Pro Forma Unaudited Average Number
  of Shares Outstanding............        56,603                      56,507
                                         ========                  ==========

     The accompanying notes are an integral part of the combined financial statements.

                             ACNIELSEN CORPORATION

                    COMBINED STATEMENT OF FINANCIAL POSITION

                                                                                DECEMBER 31,
                                                                            ---------------------
                                                                              1995         1994
                                                                            --------     --------
                                                             JUNE 30,
                                                               1996
                                                            -----------
                                                            (UNAUDITED)
                                                                (DOLLAR AMOUNTS IN THOUSANDS)
ASSETS
Current Assets
  Cash and Cash Equivalents...............................   $  91,962      $ 89,568     $ 85,036
  Accounts Receivable -- Net..............................     249,137       272,976      233,368
  Other Current Assets....................................      46,969        43,808       30,943
                                                              --------      --------     --------
          Total Current Assets............................     388,068       406,352      349,347
                                                              --------      --------     --------
Marketable Securities and Other Investments...............      43,469        41,674       51,760
                                                              --------      --------     --------
Property, Plant and Equipment -- Net......................     187,270       189,485      183,050
                                                              --------      --------     --------
Other Assets -- Net
  Deferred Charges........................................      61,471        68,049       81,318
  Computer Software.......................................      30,595        22,714       55,320
  Other Intangibles.......................................      32,111        33,154       65,489
  Goodwill................................................     203,762       208,454      193,464
                                                              --------      --------     --------
          Total Other Assets -- Net.......................     327,939       332,371      395,591
                                                              --------      --------     --------
          Total Assets....................................   $ 946,746      $969,882     $979,748
                                                              ========      ========     ========
LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities
  Accounts and Notes Payable..............................   $ 119,198      $118,761     $108,676
  Accrued and Other Current Liabilities...................     225,572       239,976      228,992
  Accrued Income Taxes....................................      18,604        33,804       16,653
                                                              --------      --------     --------
          Total Current Liabilities.......................     363,374       392,541      354,321
                                                              --------      --------     --------
Postretirement and Postemployment Benefits................     106,887       110,191       80,768
Deferred Income Taxes.....................................      28,451        27,588       28,029
Other Liabilities.........................................      49,668        62,437       19,483
                                                              --------      --------     --------
          Total Liabilities...............................     548,380       592,757      482,601
                                                              --------      --------     --------
Commitments and Contingencies
Divisional Equity.........................................     398,366       377,125      497,147
                                                              --------      --------     --------
          Total Liabilities and Divisional Equity.........   $ 946,746      $969,882     $979,748
                                                              ========      ========     ========

     The accompanying notes are an integral part of the combined financial statements.

                             ACNIELSEN CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS

                                                        SIX MONTHS ENDED          YEARS ENDED DECEMBER 31,
                                                            JUNE 30,          ---------------------------------
                                                    ------------------------    1995        1994        1993
                                                                    1995      ---------   ---------   ---------
                                                                 -----------
                                                       1996      (UNAUDITED)
                                                    -----------
                                                    (UNAUDITED)
                                                                   (DOLLAR AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss...........................................  $ (17,484)   $ (36,793)  $(230,884)  $ (65,061)  $(174,726)
Reconciliation of Net Loss to Net Cash (Used in)
  Provided by Operating Activities:
  Cumulative Effect of Changes in Accounting
     Principles:
       Postemployment Benefits.....................         --           --          --          --     105,294
       Postretirement Benefits Other than
          Pensions.................................         --           --          --          --      14,200
  Depreciation and Amortization....................     47,288       57,739     119,229      98,660      93,893
  Restructuring Provisions.........................         --           --          --       8,922      60,301
  Non-Recurring Charge.............................         --           --     152,170          --          --
  Restructuring Payments...........................       (342)      (4,964)    (10,065)    (18,951)    (20,134)
  Postemployment Benefit Expense...................      3,333        2,016      36,168       2,565       1,816
  Postemployment Benefit Payments..................    (14,008)     (26,351)    (50,290)    (67,790)     (7,423)
  Payments Related to 1995 Non-recurring Charge....    (15,877)          --          --          --          --
  Net Decrease (Increase) in Accounts
     Receivable....................................     15,353      (20,895)    (32,461)    (21,693)      2,492
  Deferred Income Taxes............................      1,597         (214)    (15,603)     32,347       7,446
  Non-U.S. Income Taxes Paid.......................    (33,189)     (12,088)    (19,882)    (35,654)    (30,131)
  Non-U.S. Income Tax Refunds......................      2,664          396          --         219         589
  Net Decrease  (Increase)in Other Working Capital Items..      7,562     (3,395)    74,371    21,766    22,517
  Other............................................     (4,091)       4,511       1,522       5,365      (1,299)
                                                      --------     --------   ---------   ---------   ---------
Net Cash (Used in) Provided by Operating
  Activities.......................................     (7,194)     (40,038)     24,275     (39,305)     74,835
                                                      --------     --------   ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Marketable Securities................          3           --         257       5,608       8,541
Payments for Marketable Securities.................       (841)      (2,283)     (2,807)     (4,119)     (2,421)
Payments for Acquisition of Businesses.............         --       (2,766)    (11,466)   (112,009)     (7,255)
Capital Expenditures...............................    (29,786)     (49,206)    (86,862)    (51,053)    (48,669)
Additions to Computer Software.....................    (10,868)      (9,610)    (20,535)    (21,726)    (22,389)
Investments in Efficient Market Services and
  Manugistics......................................         --           --          --     (21,932)         --
(Increase) Decrease in Other Investments...........     (1,447)         640       2,199      (2,239)      4,732
Other..............................................     (1,821)     (14,354)      8,045      (1,052)    (13,938)
                                                      --------     --------   ---------   ---------   ---------
Net Cash Used in Investing Activities..............    (44,760)     (77,579)   (111,169)   (208,522)    (81,399)
                                                      --------     --------   ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Amount Received from
  The Dun & Bradstreet Corporation.................     41,876       95,151     101,140     155,260      27,025
Increase (Decrease) in Short-Term Borrowings.......     12,924       23,713     (11,731)     38,630      (5,983)
Other..............................................       (403)       4,911      (1,632)      1,631      (3,788)
                                                      --------     --------   ---------   ---------   ---------
Net Cash Provided by Financing Activities..........     54,397      123,775      87,777     195,521      17,254
                                                      --------     --------   ---------   ---------   ---------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents......................................        (49)       4,775       3,649      12,193     (13,747)
                                                      --------     --------   ---------   ---------   ---------
Increase (Decrease) in Cash and Cash Equivalents...      2,394       10,933       4,532     (40,113)     (3,057)
Cash and Cash Equivalents, Beginning of Period.....     89,568       85,036      85,036     125,149     128,206
                                                      --------     --------   ---------   ---------   ---------
Cash and Cash Equivalents, End of Period...........  $  91,962    $  95,969   $  89,568   $  85,036   $ 125,149
                                                      ========     ========   =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest...........  $   2,584    $   3,150   $  14,713   $  12,586   $   2,601

     The accompanying notes are an integral part of the combined financial statements.

                             ACNIELSEN CORPORATION

                    COMBINED STATEMENT OF DIVISIONAL EQUITY

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1995          1994         1993
                                                              ---------     --------     ---------
                                              SIX MONTHS
                                                 ENDED
                                               JUNE 30,
                                                 1996
                                              -----------
                                              (UNAUDITED)(DOLLAR AMOUNTS IN THOUSANDS)
Balance, Beginning of Period................   $ 377,125      $ 497,147     $385,793     $ 571,519
  Net Loss..................................     (17,484)      (230,884)     (65,061)     (174,726)
  Unrealized Gains (Losses) on Securities...         957           (439)      (2,252)           --
  Net Transfers from The Dun & Bradstreet
     Corporation............................      41,876        101,140      155,260        27,025
  Foreign Currency Translation..............      (4,108)        10,161       23,407       (38,025)
                                                --------       --------     --------      --------
Balance, End of Period......................   $ 398,366      $ 377,125     $497,147     $ 385,793
                                                ========       ========     ========      ========

     The accompanying notes are an integral part of the combined financial statements.

                             ACNIELSEN CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE 1. BASIS OF PRESENTATION

     On January 9, 1996 The Dun & Bradstreet Corporation ("D&B") announced a plan to reorganize into three publicly traded independent companies by spinning off through a tax-free distribution (the "Distribution") two of its businesses to shareholders. The Distribution is subject to final approval by D&B's Board of Directors. The Internal Revenue Service has ruled that the spin-off will be a tax-free transaction for shareholders. Certain separate international tax rulings are pending with respect to the tax-free treatment of the Distribution. Under the plan, ACNielsen Corporation (the "Company") will become a publicly traded company comprised of the D&B businesses and operations that now comprise the Company, and substantially all of the assets and liabilities of such businesses. The Company was incorporated on April 30, 1996, with 100 shares of Common Stock, with a par value of $1.00 per share, authorized and outstanding, all of which are owned by D&B. The articles of incorporation were subsequently restated to amend the par value of Common Stock to $.01 per share. For purposes of these financial statements, all references to the Company include the assets and liabilities related to the businesses that will be transferred to the Company prior to the Distribution.

     The combined financial statements have been prepared using D&B's historical basis of accounting for the assets and liabilities and historical results of operations related to the Company's businesses, except for accounting for income taxes (see Note 2 to the Combined Financial Statements). Investments in companies over which the Company has significant influence but not a controlling interest are carried at equity. The effects of all significant intercompany transactions have been eliminated.

     The financial statements of subsidiaries outside the United States and Canada reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's combined financial results.

     The combined financial statements generally reflect the financial position, results of operations, and cash flows of the Company as if it were a separate entity for all periods presented. The combined financial statements include allocations of certain D&B Corporate assets (including prepaid pension assets) and liabilities (including pension and postretirement benefits), and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B Corporate overhead) relating to the Company's businesses that will be transferred to the Company from D&B. Management believes these allocations are reasonable. However, the financial information included herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what they would have been had the Company been a separate entity during the periods presented.

     For purposes of governing certain of the ongoing relationships between the Company, D&B and Cognizant Corporation after the Distribution and to provide for orderly transition, the Company, D&B and Cognizant Corporation will enter into various agreements including a Distribution Agreement, Employee Benefits Agreement, Tax Allocation Agreement, Indemnity and Joint Defense Agreement, TAM Master Agreement, Shared Transaction Services Agreements, Intellectual Property Agreement, Transition Services Agreement and Data Services Agreement. Summaries of these agreements are set forth elsewhere in this Information Statement.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents and Marketable Securities. Marketable securities that mature within 90 days of purchase date are considered cash equivalents. At December 31, 1995 and 1994, all marketable securities are classified as 'available for sale' and therefore are reported at fair value, with net unrealized gains and losses reported in divisional equity, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Debt and Equity Securities."

     Property, Plant and Equipment. Buildings and machinery and equipment are depreciated over their estimated useful lives using principally the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

     Other Assets. Deferred charges include prepaid pension costs. Certain internal costs incurred in the development of computer software are capitalized in accordance with SFAS 86, "Accounting for the Costs of

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

Computer Software to be Sold, Leased or Otherwise Marketed". As such, costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized on a product by product basis, over three to five years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or
(b) the straight-line method over the remaining estimated economic life of the product. Other intangibles result from acquisitions, customer lists and database development. Other intangibles are being amortized, using principally the straight-line method, over five to fifteen years. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over five to forty years.

     The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1995. This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. See Note 3 to the Combined Financial Statements.

     At each balance sheet date, the Company reviews the recoverability of the unamortized capitalized costs of computer software products by comparing the carrying value of computer software with its estimated net realizable value.

     At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flows from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level.

     Revenue Recognition. Retail Measurement Service Products generally have contract terms of one to three years. The base contract revenue from the first commitment period is recognized ratably over the initial contract term. Revenues from remaining years of multi-year contracts, extensions and renewals are recognized ratably over their extension periods. After the initial commitment, the contract generally continues indefinitely, unless canceled by the client with a minimum of eight months prior written notice.

     Revenue for special analytical services is recognized as services are performed. Consumer Panel products generally have contract terms of one year with revenue recognized over the term of the contract on a straight-line basis.

     International Media Services are generally provided over longer periods with revenues recognized on a straight-line basis over the contract term. The contracts are cancelable only with significant penalties.

     Foreign Currency Translation. For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of divisional equity, whereas realized transaction gains and losses are recognized in other income (expense)-net. For operations in countries that are considered to be highly inflationary, where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, nonmonetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other income (expense)-net.

     The Company has significant operations in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's combined financial statements when translated into U.S. dollars.

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     Income Taxes. The Company has been included in the Federal and certain state and non-U.S. income tax returns of D&B. The provision for income taxes in the Company's combined financial statements has been calculated on a separate-company basis. Income taxes paid on behalf of the Company by D&B are included in divisional equity. Effective after the Distribution, the Company will file separate income tax returns.

     Divisional Equity. Divisional equity includes historical investments and advances from D&B, including net transfers to/from D&B, third party liabilities paid on behalf of the Company by D&B and amounts due to/from D&B for services and other charges, as well as current period loss, unrealized gains (losses) on securities, and foreign currency translation adjustments.

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     Pro Forma Loss Per Share (Unaudited). The computation of pro forma loss per share for the periods ended June 30, 1996 and December 31, 1995 is based on the average number of shares of D&B common stock outstanding during the respective periods, adjusted for the one for three distribution ratio.

     Interim Period Financial Statements. The unaudited condensed combined interim financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the combined financial position of the Company and its affiliates at June 30, 1996 and its results of operations and cash flows for the six months ended June 30, 1996 and 1995. Interim results are not necessarily indicative of full year performance.

NOTE 3.  NON-RECURRING CHARGES


     In the fourth quarter of 1995, the Company recorded within operating costs a charge of $152,170. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ($74,370), a provision for postemployment benefits ($14,300) under D&B's severance plan, an accrual for contractual obligations that have no future economic benefits ($55,800) and other asset revaluations ($7,700). No payments relating to the accrued contractual obligations were made in 1995.


     SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In connection with this review, the Company recorded an impairment loss of $74,370 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that will be replaced or will no longer be used by the Company.

     The provision for postemployment benefits of $14,300, represents the cost of workforce reductions. The accrual for contractual obligations that have no future economic benefits of $55,800 relates to the acquisition of certain information and services that are no longer used by the Company, and the other asset revaluations of $7,700 are necessitated based on an evaluation of the new business initiatives.


     This non-recurring charge evolved from D&B's annual budget and strategic planning process, which included a review of D&B's underlying cost structure, products and services and assets used in the business. Based upon such analysis, management having the authority to approve such business decisions committed in December 1995 to a plan to discontinue certain product lines and dispose of certain other assets, resulting in the charge. These decisions were not reversed or modified as a result of D&B's reorganization plan, which was reviewed and, subject to certain conditions, approved by the Board of Directors of D&B on January 9, 1996.

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE 4.  RESTRUCTURING

     In 1994, the Company recorded $8,922 to restructure certain operations and businesses, and to reduce costs and increase operating efficiencies.

     In 1993, the Company recorded $60,301 to restructure certain operations and businesses. These actions were part of a D&B-wide plan designed to achieve long-term productivity improvements and reduce costs. The costs associated with this plan, and all other restructuring actions, included only specific, direct and incremental costs that could be estimated with reasonable accuracy and were clearly identifiable with the related plans.

     The restructuring charge in 1993 included $11,811 to initiate approximately 16 separate actions to reduce real estate costs by consolidating office facilities in each of five major geographic regions in the U.S. and eleven geographic regions in Europe. Costs incurred included lease termination costs and asset writeoffs. The Company also provided $48,490 to discontinue certain production systems and products. These costs principally related to writeoffs of computer software and other intangible assets.

     The table below sets forth the details of all restructuring accrual activity by major category for the years ended December 31, 1994 and 1995.

                                                                                             1995
                                                         1994 ACTIVITY                     ACTIVITY
                                                       ------------------                  --------
                                          JANUARY 1,               CASH     DECEMBER 31,     CASH     DECEMBER 31,
               CATEGORY                      1994      EXPENSE   PAYMENTS       1994       PAYMENTS       1995
--------------------------------------    ----------   -------   --------   ------------   --------   ------------
Real estate cost reductions...........     $ 11,811    $   --    $ (5,411)    $  6,400     $ (5,702)     $  698
Discontinue production and data
  collection systems and products.....        8,319        --      (7,948)         371         (371)         --
Other.................................        4,289     8,922      (5,592)       7,619       (3,992)      3,627
                                            -------    ------    --------      -------     --------      ------
Total.................................     $ 24,419    $8,922    $(18,951)    $ 14,390     $(10,065)     $4,325
                                            =======    ======    ========      =======     ========      ======

NOTE 5.  ACQUISITIONS

     In 1995, 1994 and 1993, the Company acquired various companies in separate transactions that were accounted for as purchases.

     The aggregate purchase price of such acquisitions totaled $11,466 in 1995, $112,009 in 1994 and $7,255 in 1993. In 1994, the largest acquisition was Survey Research Group, a premier market research firm in Southeast Asia. The purchase price was $85,351.

     The results of operations of all purchases are included in the Combined Statement of Operations from dates of acquisition. With the exception of the acquisition of Survey Research Group in 1994, had all other acquisitions made in 1995, 1994 and 1993 been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Company's combined results of operations for any of the years presented.

     The following unaudited pro forma summary of operations for the years ended December 31, 1994 and 1993, presents information as if the acquisition of Survey Research Group occurred as of the beginning of the respective years:

                                                                      1994          1993
                                                                   ----------    ----------
                                                                         (UNAUDITED)
    Operating Revenue............................................  $1,142,507    $1,114,449
    Loss Before Cumulative Effect of Changes in Accounting
      Principles.................................................  $  (66,947)   $  (54,505)

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     The pro forma information is not necessarily indicative of the results that would have occurred had the acquisition taken place at the beginning of the respective years or what may occur in the future.

NOTE 6.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     At the Distribution, the Company will assume responsibility for pension and postretirement benefits for active employees of the Company; the responsibility for all others, principally retirees, will remain with D&B. An allocation of assets and liabilities for such active employee benefits, which are not material, has been included in the combined financial statements.

     U.S. Benefit Plans. Certain of the Company's businesses participate in D&B's defined benefit pension plan covering substantially all employees in the United States. The benefits to be paid to employees under these plans are based on years of credited service and average final compensation. The Company accounts for the plan as a multi-employer plan. Accordingly, the Company has recorded pension (costs) income as allocated by D&B totaling $(882), $645 and $825 for the years 1995, 1994 and 1993, respectively. During 1994, the Company recognized a pension curtailment gain of $2,303 resulting from a workforce reduction.

     Certain employees of the Company in the United States also are eligible to participate in the D&B-sponsored defined contribution plan. The Company's businesses make a matching contribution of up to 100% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $4,695, $4,105 and $4,473 for the years 1995, 1994 and 1993, respectively.

     Non-U.S. Benefit Plans. The Company's non-U.S. subsidiaries provide retirement benefits for employees consistent with local practices, primarily using defined benefit or termination indemnity plans. The projected benefit obligations for these funded and unfunded plans at December 31, 1995 and 1994 were $196,073 and $182,645, respectively. Prepaid pension costs for the funded plans totaled $31,393 and $26,547 as of December 31, 1995 and 1994. Accrued pension costs for the unfunded plans totaled $57,153 and $55,694 as of December 31, 1995 and 1994. Pension costs for these plans were $9,194, $12,427 and $7,514 for the years 1995, 1994 and 1993, respectively.

     The weighted average expected long-term rate of return on pension plan assets was 9.85%, 9.87% and 9.78% for 1995, 1994 and 1993, respectively. At December 31, 1995 and 1994, the projected benefit obligations were determined using weighted average discount rates of 8.15% and 8.57%, respectively, and weighted average rates of increase in future compensation levels of 4.94% and 5.24%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

     Postretirement Benefits. In addition to providing pension benefits, D&B provides various health-care and life-insurance benefits for retired employees. Employees at certain businesses of the Company in the United States become eligible for these benefits if they reach normal retirement age while working for the Company. Certain of the Company's subsidiaries outside the United States have postretirement benefit plans, although most participants are covered by government-sponsored or-administered plans. The cost of Company-sponsored postretirement benefit plans outside the U.S. is not significant.

     During 1993 the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The initial effect of adopting SFAS No. 106 was a one-time, non-cash, after-tax charge of $14,200. The adoption of SFAS No. 106 did not have a significant effect on 1993 expense. The Company accounts for the plan as a multi-employer plan. Accordingly, the Company has recorded postretirement benefits costs as allocated by D&B totaling $1,356, $2,365 and $3,629 for the years 1995, 1994 and 1993, respectively.
During 1994 the Company recognized a curtailment gain of $4,082 resulting from a change in eligibility requirements for the postretirement medical plan.

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     Postemployment Benefits. During 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers expense the costs of postemployment benefits paid before retirement, principally severance benefits, over the service lives of employees if certain conditions are met. Under the Company's previous accounting policy, the total cost of such benefits was expensed when the event occurred.

     The initial effect of adopting SFAS No. 112 was a one-time, after-tax charge of $105,294. The adoption of SFAS No. 112 did not have a significant effect on 1993 expense.

NOTE 7. EMPLOYEE STOCK PLANS

     Under D&B's Key Employees Stock Option Plans, certain employees of the Company are eligible for the grant of stock options, stock appreciation rights and limited stock appreciation rights in tandem with stock options. These awards are granted at the market price on the date of the grant. At December 31, 1995, outstanding options for D&B common stock held by Company employees totaled 1,347,020 of which 497,842 had vested and were exercisable. The option prices range from $41.50 to $63.75 per share.

     Immediately following the Distribution, outstanding awards under the D&B Key Employees Stock Option Plans held by Company employees will be replaced by substitute awards under the Company's plan. The substitute awards will have the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options they replace.

     In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company is evaluating the new statement and has not determined whether it will adopt the recognition or disclosure alternative of the statement. Therefore, the impact of adoption on the Company's financial statements has not been determined. The new disclosure requirements are generally effective for financial statements for fiscal years beginning after December 15, 1995.

NOTE 8. INCOME TAXES

     Income (loss) before provision for income taxes consisted of:

                                                    1995          1994          1993
                                                  ---------     ---------     ---------
        U.S.....................................  $(244,236)    $(129,484)    $(100,307)
        Non-U.S.................................     53,188       114,896        94,663
                                                  ---------     ---------     ---------
                                                  $(191,048)    $ (14,588)    $  (5,644)
                                                  =========     =========     =========

     The Company has not recognized benefits on the U.S. losses reflected above since the Company does not believe it is more likely than not that such benefits could be recognized on a separate-company basis, however the losses have been included in D&B's consolidated tax return and as such, benefits have been reflected as a capital transaction in divisional equity.

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     The provision (benefit) for income taxes consisted of:

                                                        1995        1994         1993
                                                      --------     -------     --------
        U.S. Federal and state:
          Current...................................  $ 32,237     $(6,186)    $ 22,704
          Deferred..................................   (30,237)      6,860      (21,767)
                                                      --------     -------     --------
          Total.....................................     2,000         674          937
                                                      --------     -------     --------
        Non-U.S.:
          Current...................................    22,846      24,127       40,740
          Deferred..................................    14,990      25,672        7,911
                                                      --------     -------     --------
          Total.....................................    37,836      49,799       48,651
                                                      --------     -------     --------
          Total.....................................  $ 39,836     $50,473     $ 49,588
                                                      ========     =======     ========

     The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for combined financial statement purposes.

                                                             1995        1994        1993
                                                           --------     -------     -------
    Tax benefit at statutory rate........................  $(66,867)    $(5,106)    $(1,975)
    State and local income taxes, net of Federal
      effect.............................................    (8,962)     (3,488)     (3,607)
    U.S. losses for which no tax benefits were
      provided...........................................    94,445      48,807      38,714
    Non-U.S. taxes.......................................    19,220       9,586      15,519
    Other................................................     2,000         674         937
                                                           --------     -------     -------
    Total taxes..........................................  $ 39,836     $50,473     $49,588
                                                           ========     =======     =======

     The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                                                   1995         1994
                                                                 --------     --------
        Deferred Tax Assets:
          Operating Losses.....................................  $ 55,043     $ 38,683
          Non Recurring Charges................................    22,928            0
          Postemployment Benefits..............................     8,766       13,806
          Postretirement Benefits..............................     8,197        8,405
          Bad Debts............................................     1,469          924
          Restructuring Costs..................................       747        6,375
          Other................................................       922          841
                                                                 --------     --------
                                                                   98,072       69,034
        Valuation Allowance....................................   (80,522)     (45,105)
                                                                 --------     --------
                                                                   17,550       23,929
                                                                 --------     --------
        Deferred Tax Liabilities:
          Intangibles..........................................   (10,239)     (27,715)
          Deferred Revenue.....................................    (7,364)      (5,854)
          Depreciation.........................................    (3,847)      (9,171)
          Other................................................    (3,253)      (3,589)
                                                                 --------     --------
                                                                  (24,703)     (46,329)
                                                                 --------     --------
        Net Deferred Tax Liability.............................  $ (7,153)    $(22,400)
                                                                 ========     ========

     Undistributed earnings of non-U.S. subsidiaries aggregated approximately $340,328 at December 31, 1995. Deferred tax liabilities have not been recognized for these undistributed earnings because it has been

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

D&B's policy to permanently reinvest such undistributed earnings outside the U.S. If such earnings are repatriated in the future, or are no longer deemed to be permanently reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

NOTE 9.  OTHER TRANSACTIONS WITH AFFILIATES

     D&B uses a centralized cash management system to finance its operations. Cash deposits from most of the Company's businesses are transferred to D&B on a daily basis and D&B funds the Company's disbursement bank accounts as required. No interest has been charged on these transactions. Cash and cash equivalents in the accompanying combined financial statements represents balances of certain foreign entities.

     D&B historically has provided certain centralized services (see Note 1 to the Combined Financial Statements) to the Company. Expenses related to these services were allocated to the Company based on utilization of specific services or, where not estimable, based on assets employed by the Company in proportion to D&B's total assets. Management believes these allocation methods are reasonable. These allocations were $85,700 (including data service charges beginning in 1995), $45,017 and $44,200 in 1995, 1994, and 1993, respectively, and are included in operating costs and selling and administrative expenses in the Combined Statement of Operations. Amounts due to D&B for these expenses are included in divisional equity.

     The Company provided certain services to D&B and affiliates at negotiated prices. Operating revenue from such services totaled $1,531, $2,970 and $721 in 1995, 1994, and 1993, respectively.

     Net transfers to/from D&B, included in Divisional Equity, includes advances and loans from affiliates, net cash transfers to/from D&B, third party liabilities paid on behalf of the Company by D&B, amounts due to/from D&B for services and other charges, and income taxes paid on behalf of the Company by D&B. No interest has been charged on these transactions. The weighted average balance due to D&B was $713,099, $518,738, and $458,661 for 1995, 1994 and 1993,
respectively.

     The activity in the net transfers (to) from D&B account, included in Divisional Equity is summarized as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                      -------------------------------------
                                                        1995          1994          1993
                                                      ---------     ---------     ---------
     D&B services and other charges.................  $  88,505     $  36,881     $ 182,689
     Loans and advances -- Net......................    132,734       206,835       104,141
     U.S. income taxes..............................     32,237        (6,186)       22,704
     Cash transfers -- Net..........................   (152,336)      (82,270)     (282,509)
                                                      ---------     ---------     ---------
     Net transfers from D&B.........................  $ 101,140     $ 155,260     $  27,025
                                                      =========     =========     =========

NOTE 10.  LEASE COMMITMENTS

     Certain of the Company's operations are conducted from leased facilities, which are under operating leases. Rental expense under real estate operating leases for the years 1995, 1994 and 1993 was $40,109, $31,781 and $34,581, respectively. The totals include $115 and $124 in 1995 and 1994, respectively for facilities usage charged by D&B or an affiliate. The approximate minimum annual rental expense for real estate operating leases that have remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 1995, was: 1996 -- $33,187; 1997 -- $30,047; 1998 -- $29,051;
1999 -- $26,275; 2000 -- $21,908; and an aggregate of $31,607 thereafter.

     The Company also leases or participates with D&B in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $25,076, $17,796 and $36,124 for 1995, 1994 and 1993, respectively. At December 31, 1995,

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

the approximate minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was: 1996 -- $27,079; 1997 -- $22,966; 1998 -- $15,106;
1999 -- $10,538; 2000 -- $4,923; and an aggregate of $2,973 thereafter.

     The Company has an agreement with a third party to purchase certain data processing services, extending beyond one year. At December 31, 1995, the purchases covered by this agreement total approximately: 1996 -- $8,700;
1997 -- $6,500; 1998 -- $3,600; 1999 -- $800; 2000 -- $800; and thereafter
$2,200.

     Prior to the Distribution, the Company will enter into certain lease or sublease agreements with D&B, an affiliate or third parties for certain leased facilities, computer and other equipment, which principally are a continuation of existing lease commitments at market rates. The commitments are included in the amounts disclosed above.

NOTE 11.  LITIGATION

     The Company and its subsidiaries are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings, claims and litigation, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's combined financial position.

     Directorate General IV of the Commission of the European Union (the "Commission") is currently investigating the Company for the possible violation of European Union competition law. In May 1996, the Commission issued a Statement of Objections with respect to certain of the Company's practices in Europe, including discounting and other sales practices. The Company has submitted its response to the Commission's Statement of Objections. Following the review of such submission and a hearing at which representatives of European Union member states will participate, the Commission may uphold the Company's position and dismiss the complaint or adopt a decision prohibiting any of the practices identified in the Statement of Objections and imposing substantial fines.

     In addition, on July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants The Dun & Bradstreet Corporation ("D&B"), A.C. Nielsen Company (which is a subsidiary of the Company) and I.M.S. International, Inc. ("IMS") (the "IRI Action").

     The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     In connection with the IRI Action, D&B, Cognizant Corporation (the parent company of IMS) and the Company will enter into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they will agree (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI Action and
(ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement will provide that the Company will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

Amount will be determined by an investment banking firm as the maximum amount which the Company is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of the Company without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of the Company, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     Management of ACNielsen is unable to predict at this time the final outcome of either the IRI Action or the Commission's investigation or whether the resolution of either matter could materially affect the Company's results of operations, cash flows or financial position.

NOTE 12.  SUPPLEMENTAL FINANCIAL DATA

     Accounts Receivable -- Net:

                                                                       1995         1994
                                                                     --------     --------
         Trade.....................................................  $229,492     $197,603
         Less: allowance for doubtful accounts.....................   (17,289)      (8,077)
         Unbilled receivables......................................    30,579       19,305
         Other.....................................................    30,194       24,537
                                                                     --------     --------
                                                                     $272,976     $233,368
                                                                     ========     ========

     Other Current Assets:

                                                                        1995        1994
                                                                       -------     -------
         Deferred taxes..............................................  $20,435     $ 5,629
         Prepaid expenses............................................   23,373      25,314
                                                                       -------     -------
                                                                       $43,808     $30,943
                                                                       =======     =======

     Property, Plant and Equipment -- Net, carried at cost, less accumulated depreciation and amortization:

                                                                     1995          1994
                                                                   ---------     ---------
         Buildings...............................................  $  53,927     $  52,944
         Machinery and Equipment.................................    371,659       344,852
         Less: accumulated depreciation..........................   (260,090)     (227,221)
         Leasehold improvements, less: accumulated amortization
           of $20,644 and $18,543................................     19,237         9,252
         Land....................................................      4,752         3,223
                                                                   ---------     ---------
                                                                   $ 189,485     $ 183,050
                                                                   =========     =========

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

     Computer Software, Other Intangibles and Goodwill:

                                                         COMPUTER        OTHER
                                                         SOFTWARE     INTANGIBLES     GOODWILL
                                                         --------     -----------     --------
         January 1, 1994...............................  $ 47,363      $  74,882      $106,550
         Additions at cost.............................    21,726          8,439        90,536
         Amortization..................................   (27,290)        (4,815)       (5,834)
         Other deductions and reclassifications........    13,521        (13,017)        2,212
                                                         --------       --------      --------
         December 31, 1994.............................    55,320         65,489       193,464
         Additions at cost.............................    20,535          1,793         3,444
         Amortization..................................   (36,643)        (5,410)       (9,609)
         Other deductions and reclassifications........   (16,498)       (28,718)       21,155
                                                         --------       --------      --------
         December 31, 1995.............................  $ 22,714      $  33,154      $208,454
                                                         ========       ========      ========

     Accumulated amortization of computer software, other intangibles and goodwill was $130,642 and $91,286 at December 31, 1995 and 1994, respectively.

     Accounts and Notes Payable:

                                                                       1995         1994
                                                                     --------     --------
         Trade.....................................................  $ 43,692     $ 32,452
         Customer advances.........................................     2,768        3,268
         Taxes other than income taxes.............................    33,359       25,561
         Notes.....................................................    29,698       42,688
         Other.....................................................     9,244        4,707
                                                                     --------     --------
                                                                     $118,761     $108,676
                                                                     ========     ========

     Accrued and Other Current Liabilities:

                                                                       1995         1994
                                                                     --------     --------
         Salaries, wages, bonuses and other compensation...........  $ 39,633     $ 40,098
         Restructuring costs.......................................     4,325       14,390
         Postemployment benefits...................................    39,232       62,571
         Other.....................................................   156,786      111,933
                                                                     --------     --------
                                                                     $239,976     $228,992
                                                                     ========     ========

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE 13.  OPERATIONS BY GEOGRAPHIC AREA

     The Company, operating globally, provides marketing research, information and analysis services to the worldwide consumer products services industry.

     Financial information by geographic area is summarized as follows. Inter-area sales were not significant.

                                                     OPERATING          OPERATING         IDENTIFIABLE
                                                      REVENUE         INCOME (LOSS)          ASSETS
                                                     ----------       -------------       ------------
1995
United States......................................  $  274,552         $(172,971)          $192,429
Canada/Latin America...............................     169,009            18,967            112,373
                                                     ----------          --------           --------
          Total Americas...........................     443,561          (154,004)           304,802
                                                     ----------          --------           --------
Europe.............................................     583,269            (5,599)           457,681
Asia Pacific.......................................     216,875            11,695            198,310
ACN Japan..........................................      37,640           (36,100)             9,089
                                                     ----------          --------           --------
          Total....................................  $1,281,345         $(184,008)(1)       $969,882
                                                     ==========          ========           ========
1994
United States......................................  $  256,111         $ (90,665)          $249,071
Canada/Latin America...............................     149,124            27,322             94,329
                                                     ----------          --------           --------
          Total Americas...........................     405,235           (63,343)           343,400
                                                     ----------          --------           --------
Europe.............................................     548,647            69,893            434,870
Asia Pacific.......................................     105,565            11,172            178,447
ACN Japan..........................................      32,660           (18,891)            23,031
                                                     ----------          --------           --------
          Total....................................  $1,092,107         $  (1,169) (2)      $979,748
                                                     ==========          ========           ========
1993
United States......................................  $  296,802         $ (87,168)          $256,942
Canada/Latin America...............................     124,732            24,106             61,678
                                                     ----------          --------           --------
          Total Americas...........................     421,534           (63,062)           318,620
                                                     ----------          --------           --------
Europe.............................................     550,334            55,985            454,721
Asia Pacific.......................................      45,052            13,030             51,718
ACN Japan..........................................      27,756           (15,854)            20,027
                                                     ----------          --------           --------
          Total....................................  $1,044,676         $  (9,901)(3)       $845,086
                                                     ==========          ========           ========

---------------
(1) 1995 Operating Loss includes a non-recurring charge of $152,170 ($107,000 in the U.S., $1,870 in Canada/Latin America, $28,400 in Europe, $900 in Asia Pacific and $14,000 in Japan) in the fourth quarter. See Note 3 to the Combined Financial Statements.

(2) 1994 Operating Income includes restructuring expense of $8,922 ($3,396 in the U.S. and $5,526 in Europe). See Note 4 to the Combined Financial Statements.

(3) 1993 Operating Loss includes restructuring expense of $60,301 ($48,120 in the U.S. and $12,181 in Europe). See Note 4 to the Combined Financial Statements.

                             ACNIELSEN CORPORATION

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE 14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                    THREE MONTHS ENDED
                                 ---------------------------------------------------------
                                 MARCH 31      JUNE 30      SEPTEMBER 30      DECEMBER 31         YEAR
                                 ---------     --------     -------------     ------------     ----------
1995
  Operating Revenue............  $ 285,341     $325,828       $ 321,235        $  348,941      $1,281,345
  Operating (Loss) Income(1)...  $ (19,903)    $  8,874       $ (24,425)       $ (148,554)     $ (184,008)
  Net Loss.....................  $ (26,654)    $(10,139)      $ (33,143)       $ (160,948)     $ (230,884)
1994
  Operating Revenue............  $ 233,041     $254,240       $ 274,538        $  330,288      $1,092,107
  Restructuring Expense........  $      --     $  8,922       $      --        $       --      $    8,922
  Operating (Loss) Income......  $ (21,270)    $ (8,645)      $  (6,297)       $   35,043      $   (1,169)
  Net (Loss) Income............  $ (26,429)    $(26,525)      $ (26,257)       $   14,150      $  (65,061)

---------------
(1) Includes a non-recurring charge of $152,170 in the fourth quarter. See Note 3 to the Combined Financial Statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of ACNielsen Corporation:

     We have audited the accompanying balance sheet of ACNielsen Corporation, a wholly owned subsidiary of The Dun & Bradstreet Corporation, as of June 30, 1996. This financial statement is the responsibility of the management of ACNielsen Corporation. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of ACNielsen Corporation as of June 30, 1996, in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.


Stamford, Connecticut
September 16, 1996

                             ACNIELSEN CORPORATION

                        STATEMENT OF FINANCIAL POSITION
                                 JUNE 30, 1996

ASSETS
Cash...............................................................................  $100.00
                                                                                     =======
LIABILITIES AND SHAREHOLDER EQUITY
Common Stock, par value $1.00 per share; authorized, issued and outstanding -- 100 shares...........................................................................  $100.00
                                                                                     =======

    The accompanying notes are an integral part of the financial statement.

                             ACNIELSEN CORPORATION

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION

     On April 13, 1996, ACNielsen Corporation (the "Company") was incorporated under the General Corporation Law of the State of Delaware. The Company has the authority under its Certificate of Incorporation to issue one hundred shares of common stock, par value $1.00 per share ("Common Stock"), of which one hundred shares were issued to The Dun & Bradstreet Corporation ("D&B") on May 1, 1996. The Company has no assets other than cash and has not commenced operations. The Company's activities to date have been solely related to its incorporation.

NOTE 2.  PROPOSED REORGANIZATION

     On January 9, 1996, the Board of Directors of D&B approved in principal a plan to distribute the Common Stock and the common stock of Cognizant Corporation to all holders of outstanding shares of common stock of D&B (the "Distribution"). After the Distribution, the Company will operate as an independent company which will deliver marketing research, information and analysis to the consumer products and service industries. Outside the United States and Canada, the Company will conduct media measurement and related businesses. The Company will offer its services in over 90 countries around the globe and will employ over 17,000 employees worldwide. In connection with the Distribution, application has been made to list the Common Stock on the New York Stock Exchange.

NOTE 3.  AMENDED CERTIFICATE OF INCORPORATION

     Prior to the date of the Distribution, the Company will file a Restated Certificate of Incorporation which will authorize the issuance of 160,000,000 shares of all classes of stock of which 5,000,000 shares will represent shares of preferred stock, par value $.01 per share ("Preferred Stock"), 150,000,000 shares will represent shares of Common Stock, and 5,000,000 shares will represent shares of Series Common Stock, par value $.01 per share ("Series Common Stock").